   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 1998

                                                      REGISTRATION NO. 333-67397
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                AMENDMENT NO. 1

                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            COMPUTER LITERACY, INC.
              (EXACT NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

            DELAWARE                           5995                          77-0389480
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                               1308 ORLEANS DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                 (408) 541-2020
(ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE
                                  OF BUSINESS)
                            ------------------------

                                CHRIS MACASKILL
                            CHIEF EXECUTIVE OFFICER
                            COMPUTER LITERACY, INC.
                               1308 ORLEANS DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                 (408) 541-2020
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

         ROBERT V. GUNDERSON, JR., ESQ.                        NORA L. GIBSON, ESQ.
           RALPH L. ARNHEIM III, ESQ.                       MICHAEL A. ZUERCHER, ESQ.
            SUSAN M. GIORDANO, ESQ.                          PETER S. BUCKLAND, ESQ.
               FRANK GRANT, ESQ.                         BROBECK, PHLEGER & HARRISON LLP
            GUNDERSON DETTMER STOUGH                            SPEAR STREET TOWER
      VILLENEUVE FRANKLIN & HACHIGIAN, LLP                          ONE MARKET
             155 CONSTITUTION DRIVE                          SAN FRANCISCO, CA 94105
          MENLO PARK, CALIFORNIA 94025                            (415) 442-0900
                 (650) 321-2400

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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
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                                                             PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF SECURITIES                     AGGREGATE                 AMOUNT OF
                    TO BE REGISTERED                         OFFERING PRICE(1)         REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value per share................        $31,050,000                $8,631.90
------------------------------------------------------------------------------------------------------------
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

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 19, 1998

                                3,000,000 SHARES

                                      LOGO
                                  COMMON STOCK

     This is the initial public offering of Computer Literacy, Inc. ("Computer
Literacy" or the "Company") and we are offering 3,000,000 shares of our common stock. No public market currently exists for our shares. We anticipate that the initial public offering price will be between $7.00 and $9.00 per share.

     We have applied to list the common stock on the Nasdaq National Market under the symbol "CMPL."

     Of the 3,000,000 shares being sold in the offering, certain affiliates of the Company may purchase an aggregate of up to 250,000 shares for investment purposes and not for resale. See "Certain Transactions" beginning on page 53.

     INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
FACTORS" BEGINNING ON PAGE 5.

                            ------------------------

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
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
                                                                Per Share               Total
-----------------------------------------------------------------------------------------------------

Public Offering Price....................................           $                     $
Underwriting Discounts and Commissions...................           $                     $
Proceeds to Computer Literacy............................           $                     $
-----------------------------------------------------------------------------------------------------
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

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Computer Literacy has granted the Underwriters the right to purchase up to 450,000 additional shares to cover any over-allotments.

                            ------------------------

NationsBanc Montgomery Securities LLC
                               Piper Jaffray Inc.
                                                         Needham & Company, Inc.
                                           , 1998.

                                    ART WORK

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF THE COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and Financial Statements and notes thereto appearing elsewhere in this Prospectus.

     This Prospectus contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks and the actual outcome could differ materially. The sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" as well as those discussed elsewhere in this Prospectus contain a discussion of some of the factors that could contribute to these differences. As used in this Prospectus, the "Company" and "Computer Literacy" refer to Computer Literacy, Inc., a Delaware corporation, and its California predecessor. Unless otherwise indicated, all information in this Prospectus (1) reflects the 4-for-1 reverse stock split of the outstanding shares of Common Stock and Preferred Stock, authorized by the Board of Directors on August 25, 1998; (2) gives effect to the conversion of all outstanding shares of Preferred Stock into shares of Common Stock effective upon the closing of the offering and (3) assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

     We are the leading online retailer of information resources singularly focused on the technical professional. With over 300,000 information resource titles from more than 8,000 publishers, we offer our customers online access to a broad and comprehensive selection of technical books, technology based training solutions, product manuals, research reports and other information resources. In addition to our extensive product offering, our online store features authoritative and compelling content, competitive pricing, an easy-to-use navigational interface and a variety of value-added services. We also operate three physical retail stores that complement our online business by generating increased online traffic, building our brand and creating cross-promotional opportunities, thereby providing a profitable means of customer acquisition.

     Organizations increasingly seek technology solutions for competitive advantages and rely upon such solutions for mission-critical business processes. As a result, the demand for technical professionals (i.e., network managers, systems administrators, hardware engineers, graphics designers and professional software programmers) has grown significantly. The need for such professionals is expected to increase further as technology becomes more sophisticated and organizations continue to adopt and integrate new technologies. In order to remain knowledgeable with respect to the latest technical innovations and to maximize the competitive advantages provided by these new technologies, technical professionals must have access to an extensive selection of immediately available information resources that are highly specific and contain authoritative content. Such information resources, including technical books, technology based training solutions, product manuals, research reports and other information resources, traditionally have not been available from a single or centralized source.

     We have quickly become one of the most widely recognized online retailers of information resources for the technical professional. By offering our customers an extensive product selection, as well as competitive pricing and excellent customer service, we believe we have achieved a leading position among similar retailers. We also believe that the demographics of technical professionals overlap one-to-one with those of Internet users, providing an exceptional target market for our product offerings. To enhance our brand recognition and increase online traffic, we have established a number of strategic alliances with publishers and other suppliers of information resources for technical professionals. For example, we have established an alliance with CBT Group PLC ("CBT") to sell CBT's full library of technology based training materials, containing over 600 titles. In addition, we have established co-branded online stores with a number of technology companies, including Apple Computer ("Apple"), Cisco Systems, Inc. ("Cisco"), Hewlett-Packard Company ("Hewlett-Packard"), Microsoft Corporation ("Microsoft"), SAP America, Inc. ("SAP") and Sun Microsystems, Inc. ("Sun Microsystems"). We believe that these customized corporate online stores, combined with our commitment to customer service and readily available product offerings, create valuable long-term relationships and repeat purchasing patterns.

     Since launching our online store in February 1996, we have experienced rapid online revenue growth. For the two-year period ended July 31, 1998, we have generated total online revenue of over $7.4 million (over $2.4 million of which was generated during the three months ended July 31, 1998), representing a compound average quarterly growth rate of approximately 175%. In addition, the number of our online customers has grown from approximately 1,600 as of January 31, 1997 to over 44,000 as of July 31, 1998, and repeat purchases have accounted for approximately 49% of our online revenue from our inception to July 31, 1998.

                                  THE OFFERING
Common Stock offered..................      3,000,000 shares
Common Stock to be outstanding after
the offering..........................     10,642,788 shares(1)

Use of proceeds.......................     For capital expenditures, working
                                           capital and general corporate
                                           purposes, including expanding direct
                                           sales, telesales and marketing
                                           operations and systems and
                                           infrastructure development
                                           activities. See "Use of Proceeds."
Proposed Nasdaq National Market
symbol................................     CMPL
                      SUMMARY FINANCIAL AND OPERATING DATA
               (IN THOUSANDS EXCEPT FOR SELECTED OPERATING DATA)

                                               YEAR ENDED
                                              JANUARY 31,                              THREE MONTHS ENDED
                                            ----------------    -----------------------------------------------------------------
                                                                APRIL 30,   JULY 31,   OCT. 31,   JAN. 31,   APRIL 30,   JULY 31,
                                            1997      1998        1997        1997       1997       1998       1998        1998
                                            -----   --------    ---------   --------   --------   --------   ---------   --------
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Online................................  $ 180   $  3,021      $ 176      $  444    $ 1,089    $ 1,312     $ 1,761    $ 2,464
    Retail and other......................      -      7,927         71       2,192      3,124      2,540       2,633      2,351
                                            -----   --------      -----      ------    -------    -------     -------    -------
        Total revenues....................    180     10,948        247       2,636      4,213      3,852       4,394      4,815
  Gross profit............................     30      3,543         79         961      1,370      1,133       1,380      1,312
  Loss from operations....................   (622)    (3,183)      (392)       (617)      (619)    (1,555)     (1,703)    (2,033)
  Net loss................................  $(567)  $ (3,190)     $(361)     $ (625)   $  (646)   $(1,558)    $(1,671)   $(1,966)
SELECTED OPERATING DATA:
  Total number of online customers(2).....  1,614     19,979      3,445       6,741     12,796     19,979      29,115     44,302

                                                                                                           AS OF JULY 31, 1998
                                                                                                         ------------------------
                                                                                                         ACTUAL    AS ADJUSTED(3)
                                                                                                         -------   --------------
BALANCE SHEET DATA:
  Cash and equivalents................................................................................   $ 5,132      $ 26,652
  Working capital.....................................................................................     6,881        28,401
  Total assets........................................................................................    15,436        36,956
  Total stockholders' equity..........................................................................    11,901        33,421

---------------
(1) Excludes (i) 1,110,351 shares of Common Stock issuable upon exercise of options outstanding as of July 31, 1998 under the 1996 Stock Plan with a weighted average exercise price of $1.39 per share, (ii) 45,595 shares of Common Stock available for grant under the 1996 Stock Plan as of such date,
    (iii) 3,000,000 additional shares of Common Stock reserved for issuance under the Company's 1998 Omnibus Equity Incentive Plan, (iv) 300,000 additional shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan and (v) 15,624 additional shares of Common Stock issuable upon exercise of an outstanding warrant with an exercise price of $2.40 per share. See "Management -- Stock Plans," "Description of Capital Stock" and Note 6 of Notes to the Computer Literacy, Inc. Consolidated Financial Statements (the "Financial Statements").

(2) Reflects the cumulative total number of customers who have purchased products from the Company's online store as measured by their unique e-mail addresses as of the end of the period indicated.

(3) As adjusted to give effect to the sale of the 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $8.00 per share and after deducting estimated underwriting discount and estimated offering expenses.

RECENT DEVELOPMENTS

     Based on preliminary analysis of our operating results for the three months ended October 31, 1998, we had online revenues of $2.9 million and retail and other revenues of $2.3 million. The number of online customers has increased to 58,576 as of October 31, 1998. On September 28, 1998, we closed our retail store in Cupertino, California. We do not expect that the closing of this store will have a material impact on our future operations. Total revenues for the Cupertino store for each of the three months ended July 31, 1997, October 31, 1997, January 31, 1998, April 30, 1998 and July 31, 1998 were approximately $236,000, $379,000, $332,000, $350,000, and $294,000, respectively. Each of these amounts is less than 10% of the total revenues for the same periods. We incurred less than $10,000 in costs associated with the closing of the store and do not expect to experience any further significant gain or loss from the closing of this store.
                            ------------------------

     We were incorporated in California in November 1994, and reincorporated in the State of Delaware in July 1998. Our principal executive offices are located at 1308 Orleans Drive, Sunnyvale, California 94089 and our telephone number is
(408) 541-2020.

     Our fiscal year ends on January 31. For purposes of the following discussion the fiscal year ended January 31, 1996 is referred to as fiscal 1996, the fiscal year ended January 31, 1997 is referred to as fiscal 1997, and the fiscal year ended January 31, 1998 is referred to as fiscal 1998.

     Computer Literacy, CL, CBooks and CBooks Express are trademarks of the Company. This Prospectus also contains the trademarks of other companies which are the property of their respective owners.

                                  RISK FACTORS

     This offering and an investment in our Common Stock involve a high degree of risk. In addition to the other information contained in this Prospectus, you should carefully consider the following risk factors before investing in the Common Stock. All statements, trend analysis and other information contained in this Prospectus relative to markets for our products and trends in total revenues, gross margin and anticipated expense levels, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect" and "intend" and other similar expressions, constitute forward-looking statements. These forward-looking statements are subject to business and economic risks, and our actual results of operations may differ materially from those contained in the forward-looking statements. The cautionary statements made in this Prospectus should be read as applicable to all forward-looking statements wherever they appear in this Prospectus.

LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT; ANTICIPATED LOSSES

     We were incorporated in November 1994 to develop an online retail strategy and we began selling information resources, initially consisting of technical books, through our online store on the World Wide Web (the "Web") in February 1996. We expanded our product offerings to include training materials in January 1998, product manuals in May 1998 and research reports in June 1998. Accordingly, we have a very limited operating history from which to evaluate our business and prospects.

     Our prospects must be considered in light of the risks, expenses and uncertainties frequently encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets such as electronic commerce. Such risks for us may include:

     - An evolving and unpredictable business model;

     - Management of an expanding business;

     - Fluctuations in sales;

     - Seasonality;

     - Entry into new business areas;

     - Competition;

     - Need for additional personnel and dependence on key personnel;

     - Limitations on our ability to establish and expand our brand;

     - Capacity constraints;

     - Systems failures;

     - Announcements by current or potential competitors;

     - Changes in the needs of technical professionals; and

     - The other Risk Factors discussed herein and elsewhere in this Prospectus.

     To address these risks, we must, among other things:

     - Implement and successfully execute our business and marketing strategy;

     - Maintain and increase our customer base;

     - Continue to develop and upgrade our technology and transaction-processing systems;

     - Improve our online store;

     - Provide superior customer service and order fulfillment;

     - Respond to competitive developments; and

     - Attract, retain and motivate qualified personnel.

     We may not be successful in addressing such risks, and the failure to do so would seriously harm our business, financial condition and results of operations.

     Since inception, we have incurred significant net operating losses and expect to incur additional net operating losses for the foreseeable future. We may not achieve profitability and if achieved profitability may not be sustained. As of July 31, 1998, we had an accumulated deficit of $7.5 million. We believe that our success will depend in large part on our ability to:

     - Enhance our customers' online shopping experience;

     - Expand corporate relationships;

     - Build brand awareness;

     - Encourage customer loyalty;

     - Capitalize on the market for information resources;

     - Establish and utilize supplier relationships; and

     - Maintain our technology focus and expertise.

     Accordingly, we intend to invest heavily in marketing and promotion, our direct sales and telesales organizations, and systems and infrastructure development. Such expenditures may not result in increased revenues or customer growth. Additionally, while in recent periods we have experienced significant growth in revenues, our customer base and repeat customer revenue, such growth rates are not sustainable. Such growth rates will decrease in the future and are not indicative of actual growth rates that we may experience. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNPREDICTABILITY OF FUTURE REVENUES; POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

     We are unable to accurately forecast our future revenues because of our limited operating history and the emerging nature of the markets in which we compete. Revenues and operating results generally depend on the volume of, timing of and ability to fulfill orders received. These factors have historically been, and are likely to continue to be, difficult to forecast. Our current and future expense levels are based largely on our operating plans and estimates of future revenues and are, to a large extent, fixed. We may be unable to adjust spending sufficiently quickly to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to our planned expenditures would seriously harm our business, financial condition and results of operations. Further, we may, from time to time, make certain pricing, product, service or marketing decisions as a strategic response to changes in the competitive environment. Such changes could seriously harm our business, financial condition and results of operations. See "-- Competition."

     Our future quarterly operating results may vary significantly due to a variety of factors, many of which are outside our control. Factors that could affect our quarterly operating results include:

     - Our ability to establish and expand brand awareness;

     - Our ability to retain existing customers, attract new customers and continuously improve customer satisfaction;

     - Announcements of, and market anticipation for, new technology offerings for which information resources may be sought;

     - Our ability to manage inventory and fulfillment operations;

     - Our ability to sustain or improve gross margin levels;

     - The announcement or introduction of new online stores, services and products by us or our competitors;

     - Price competition or higher wholesale prices in the industry;

     - The level of usage of and commerce on the Internet and online services generally;

     - Increasing customer acceptance of the Internet for the purchase of information resources such as those offered by us;

     - Our ability to upgrade and develop our systems and infrastructure in a timely and effective manner;

     - The level of traffic on our online store;

     - The sales mix of our product offerings;

     - Technical difficulties, system downtime or Internet brownouts;

     - The amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;

     - The introduction of books, technology based training solutions, product manuals and research reports;

     - The level of merchandise returns we experienced;

     - Governmental regulation; and

     - General economic conditions and economic conditions specific to the Internet, electronic commerce and the technical resource industries.

     In the past, we have experienced seasonality in our business and we expect that we will continue to experience such seasonality in the future. Internet usage and the amount of purchases from individual and corporate consumers tend to decline during August, November and December. During these times many technical professionals are either absent from the workplace, on vacation or experience a holiday closure at their company. Our results in future quarters may be negatively affected by seasonal trends.

     Due to the foregoing factors, we cannot predict with any significant degree of certainty our quarterly revenue and operating results. Further, we believe that period-to-period comparisons of our operating results are not necessarily a meaningful indication of future performance. It is likely that in one or more future quarters our results may fall below the expectations of securities analysts and investors. In such event, the trading price of the Common Stock would likely be seriously harmed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH ENTRY INTO NEW BUSINESS AREAS

     For the six months ended July 31, 1998 approximately 90% of our online revenues were derived from sales of books. We recently expanded our product offerings to include technology based training materials, product manuals and research reports and future revenues from these new product offerings are difficult to forecast.

     We may choose to further expand our operations by promoting new or complementary products and expanding the breadth and depth of products and services offered. In addition, we may decide to utilize third-party relationships to extend our brand or establish additional co-branded online stores. We may pursue the acquisition of new or complementary businesses, products or technologies. However, we have no present commitments or agreements for any material acquisitions or investments. We may not be able to expand our product offerings and related operations in a cost-effective or timely manner. Such efforts may fail to increase online traffic and purchases from our online or physical retail stores or to increase our overall market acceptance. Furthermore, any new business or online store launched by us that is not favorably received by individuals, corporate customers or their employees or constituents could damage our reputation or the Computer Literacy brand. Expansion of our operations in this manner would also require significant additional expenses and development, operations and editorial resources. Such efforts may strain our management, financial and operational resources. The lack of market acceptance of such efforts (including our recent expansion of product offerings to include technology based training materials, manuals and research reports) or our inability to generate satisfactory revenues from such expanded services or products to offset related increased costs could seriously harm our business, financial condition and results of operations.

COMPETITION

     The electronic commerce market is new, rapidly evolving and intensely competitive. The market for information resources is more mature but also intensely competitive. We expect competition to continue to intensify in the future. We currently or potentially compete with a variety of companies. These competitors include:

     - A significant number of traditional retail and online bookstores, including Amazon.com, Barnes & Noble, Inc., Borders Group, Inc. and other vendors of books, training products and product manuals;

     - Various computer super-stores that carry related information resources at retail locations, in catalogs and over the Internet;

     - A number of indirect competitors that specialize in electronic commerce or derive a substantial portion of their revenue from electronic commerce; and

     - Other companies with substantial customer bases in the computer and other technical fields.

     We may not be able to maintain a competitive position against current or future competitors as they enter the markets in which we compete. This is true particularly with respect to competitors with greater financial, marketing, service, support, technical and other resources than the Company. Our failure to maintain a competitive position within the market could seriously harm our business, financial condition and results of operations.

     We believe that the principal competitive factors on which it competes in its market include:

     - Brand recognition;

     - Selection;

     - Personalized services;

     - Convenience;

     - Price;

     - Accessibility;

     - Customer service;

     - Quality of search tools;

     - Quality of editorial and other site content; and

     - Reliability and speed of fulfillment.

     Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than the Company. In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Certain of our competitors may be able to secure merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to Web site and systems development than the Company.

     Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. We may from time to time make certain pricing, service or marketing decisions or acquisitions as a strategic response to changes in the competitive environment. Such actions could result in reduced margins or otherwise seriously harm our business, financial condition and results of operations.

     New technologies and the expansion of existing technologies may increase the competitive pressures on the Company. For example, applications that select specific titles from a variety of Web sites may channel customers to online booksellers that compete with the Company. Companies that control access to transactions through a network or Web browsers could also promote our competitors or charge us a substantial fee for inclusion. In addition, vendors of information resources such as technology based training materials could provide direct access to training programs online. We may be unable to compete successfully against current and future competitors, and competitive pressures faced by us could seriously harm our business, financial condition and results of operations. See "Business -- Competition."

MANAGEMENT OF EXPANDING BUSINESS; LIMITED SENIOR MANAGEMENT RESOURCES

     We have rapidly expanded our operations, and we anticipate that further expansion will be required to address potential growth in our customer base and market opportunities. Specifically, we expect to significantly increase our direct corporate and telesales organization and marketing initiatives. This expansion has placed, and future expansion is expected to place, a significant strain on our management, operational and financial resources. Our new employees include a number of key managerial, technical and operations personnel who have not yet been fully integrated into the Company, and we expect to add additional key personnel in the near future.

     To manage the expected growth of its operations and personnel, we will need to improve existing and implement new transaction-processing, operational and financial systems, procedures and controls. In addition, we will need to expand, train and manage an increasing employee base. We will also need to expand our finance, administrative and operations staff. Our management will be required to maintain and expand our relationships with:

     - Various suppliers;

     - Freight companies;

     - Other Web sites;

     - Other Web service providers;

     - Internet and other online service providers; and

     - Other third parties necessary to our business.

     Our current and planned personnel, systems, procedures and controls may be inadequate to support our future operations. Further, management may be unable to attract, retain, motivate and manage required personnel or to successfully identify, manage and exploit existing and potential market opportunities. If we are unable to manage growth effectively, our business, financial condition and results of operations could be seriously harmed. See "-- Need For Additional Personnel," "-- Dependence on Key Personnel," "Management's Discussion and Analysis of Financial Condition and Results of Operations,"
"Business -- Technology and Product Development" and "-- Employees."

RISKS ASSOCIATED WITH BRANDING

     The Company believes that establishing, maintaining and enhancing the Computer Literacy brand is critical to attracting online customers. To do so, we expect to expand our marketing initiatives and build upon our brand by providing a high-quality online experience supported by a high level of customer service. To promote and maintain the Computer Literacy brand, we expect to increase substantially our financial expenditures, including marketing initiatives. If we fail to promote and maintain our brand, or if we incur excessive expenses in an attempt to do so, our business, operating results and financial condition would be seriously harmed. See "Business -- Competition" and "-- Competition."

     We are evaluating changing the Computer Literacy brand name. If a name change is effected it will not necessarily enhance our efforts to attract new customers or retain existing customers. Further such a change could result in confusion to current and potential customers, or disrupt our business. Any of these potential effects could seriously harm our business, financial condition and results of operations. In addition, any name change effected after this offering, could result in confusion to investors which could seriously harm the market price of the Common Stock.

RISK OF CAPACITY CONSTRAINTS; RELIANCE ON INTERNALLY DEVELOPED SYSTEMS; SYSTEM DEVELOPMENT RISKS

     A key element of our strategy is to generate a high volume of traffic on, and use of, our online store. Accordingly, the satisfactory performance, reliability and availability of the online store, transaction-processing systems and network infrastructure are critical to our reputation. These factors are similarly critical to our ability to attract and retain customers and maintain adequate service and customer support levels. Our revenues depend on the number of visitors who shop at our online store and the volume of orders we fulfill. Any system interruptions that cause our online store to be unavailable or impair order fulfillment performance would reduce the volume of goods sold and the attractiveness of our product and service offerings. We have experienced periodic system interruptions, which we believe will continue to occur from time to time. If there is a substantial increase in the volume of traffic on our online store or the number of orders placed by customers we will need to expand and further upgrade our technology, transaction-processing systems and network infrastructure. We may be unable to accurately project the rate or timing of increases, if any, in the use of our online store or timely expand and upgrade our systems and infrastructure to accommodate such increases.

     We use an internally developed system, which is supplemented by commercially available licensed technology, for:

     - Our online store;

     - Search engine; and

     - Substantially all aspects of transaction processing, including order management, cash and credit card processing, purchasing, inventory management and shipping.

     We intend to upgrade and expand our transaction-processing systems and to integrate newly developed and purchased modules with our existing systems in order to improve our accounting, control and reporting methods and support increased transaction volume. We may be unable to add additional software and hardware or to develop and further upgrade our existing technology, transaction-processing systems or network infrastructure to accommodate increased traffic through our online store or increased sales volume. Any inability to do so may result in:

     - Unanticipated system disruptions;

     - Slower response times;

     - Degradation in levels of customer service;

     - Impaired quality and speed of order fulfillment; and

     - Delays in reporting accurate financial information.

     We may be unable in a timely manner to effectively upgrade and expand our transaction-processing system or to smoothly integrate any newly developed or purchased modules with our existing systems. Any inability to do so could seriously harm our business, financial condition and results of operations. See "Business -- Technology and Product Development."

NEED FOR ADDITIONAL PERSONNEL

     Our future success depends on our ability to attract, retain and motivate highly skilled technical, managerial, editorial, merchandising, marketing and customer service personnel. Competition for such personnel is intense, particularly in the San Francisco Bay Area, where our headquarters are located. As a result, we may be unable to successfully attract, assimilate or retain qualified personnel. We have encountered difficulties in attracting a sufficient number of qualified software developers for our online store and transaction-processing systems. Further, we may be unable to retain those developers we currently employ or attract additional developers. The failure to retain and attract the necessary personnel could seriously harm our business, financial condition and results of operations. See "Business -- Employees" and "Management."

FULFILLMENT CENTER RELOCATION

     We currently maintain a temporary warehouse and distribution center in Fremont, California. We are considering outsourcing the warehousing and fulfillment of orders to a service provider located in closer proximity to certain publishers, wholesalers, distributors and delivery services. Outsourcing such services may not result in operating efficiencies or may cause a significant disruption in the fulfillment of orders, the distraction of management and other key personnel and the expenditure of significant financial and other resources. Any such disruption, distraction or expenditure could seriously harm our business, results of operations and financial condition. See "Business -- Warehousing and Fulfillment."

SALES AND OTHER TAX COLLECTION

     We do not currently collect sales or other similar taxes in respect of shipments of goods into states other than California and Virginia. However, one or more states or foreign countries may seek to impose sales tax collection obligations on out-of-state or foreign companies, such as the Company, which engage in electronic commerce. In addition, any new operations established by the Company in states outside California and Virginia could subject shipments into such states to state sales taxes. A successful assertion by one or more states or any foreign country that we should collect sales or other similar taxes on the sale of merchandise could seriously harm our business, financial condition and results of operations.

RISK OF SYSTEM FAILURE; SINGLE SITE AND ORDER INTERFACE

     Our success, in particular our ability to successfully receive and fulfill online orders and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of its computer and communications hardware systems. Substantially all of our computer and communications hardware is located at a single leased facility in Sunnyvale, California. Our systems and operations are vulnerable to damage or interruption from a number of sources, including:

     - Fire;

     - Flood;

     - Power loss;

     - Telecommunications failure;

     - Break-ins; and

     - Earthquake and similar events.

     We have experienced minor and infrequent system interruptions in the past. We do not presently have a formal disaster recovery plan and do not carry sufficient business interruption insurance to compensate us for losses that may occur. Despite the implementation of network security measures by the Company, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. Such disruptions could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. The occurrence of any of the foregoing risks could seriously harm our business, financial condition and results of operations. See "Business -- Technology and Product Development" and " -- Facilities."

RELIANCE ON CERTAIN SUPPLIERS

     For fiscal 1998 and the six months ended July 31, 1998, we purchased approximately 30% and 36%, respectively, of our books from Ingram Book Company ("Ingram"). We rely to a large extent on rapid fulfillment from Ingram and other vendors. Barnes and Noble, Inc., one of our competitors, has agreed to purchase Ingram Book Group, which owns Ingram. We generally have no commitments to or arrangements with any of our vendors that guarantee the availability of merchandise, the continuation of particular payment terms or the extension of credit limits. Our current vendors may not continue to sell merchandise to us on current terms. In addition, we may be unable to establish new or extend current vendor relationships to ensure acquisition of merchandise in a timely and efficient manner and on acceptable commercial terms. If we were unable to develop and maintain relationships with vendors that would allow us to obtain sufficient quantities of merchandise on acceptable commercial terms, our business, financial condition and results of operations would be seriously harmed.

DEPENDENCE ON KEY PERSONNEL

     Our performance is substantially dependent on the continued services and on the performance of our senior management and other key personnel. Our performance also depends on our ability to retain and motivate our senior management and other key employees. The loss of the services of any of our executive officers or other key employees could seriously harm our business, financial condition and results of operations. See "Business -- Employees" and "Management."

     The Company has entered into employment agreements with several members of its senior management, including:

     - Mr. MacAskill, its President and Chief Executive Officer;

     - Mr. Orumchian, its Vice President of Engineering;

     - Mr. Alvarez, its Vice President of Finance and Chief Financial Officer;
       and

     - Mr. Cudd, its Vice President of Marketing.

     Each employment agreement sets forth the officer's base salary and general employee benefits, including acceleration of a portion of such employee's Common Stock option vesting. We maintain $2.0 million of key person life insurance on Chris MacAskill, our President and Chief Executive Officer. See "Management -- Employment Agreements and Change in Control Arrangements."

DEPENDENCE ON CONTINUED GROWTH OF ELECTRONIC COMMERCE

     Our future revenues and profits, if any, substantially depend upon the acceptance and use of the Internet and other online services as an effective medium of commerce by our target customers. Rapid growth in the use of and interest in the Internet, the Web and online services is a recent phenomenon. As a result, acceptance and use may not continue to develop at historical rates and a sufficiently broad base of consumers may not adopt, and continue to use, the Internet and other online services as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and there exist few proven services and products. Our target customer has historically used traditional means of commerce to purchase information resources. For us to be successful, these customers must accept and utilize our online store to satisfy their information resource needs.

     In addition, the Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet continues to experience significant expansion in the number of users, frequency of use or bandwidth requirements, the infrastructure for the Internet may be unable to support the demands placed upon it. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally and the Company in particular. Our business, financial condition and results of operations would be seriously harmed if:

     - Use of the Internet and other online services does not continue to increase or increases more slowly than expected;

     - The infrastructure for the Internet and other online services does not effectively support expansion that may occur; or

     - The Internet and other online services do not become a viable commercial marketplace.

RAPID TECHNOLOGICAL CHANGE

     To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our online operations. The Internet and the electronic commerce industry are characterized by:

     - Rapid technological change;

     - Changes in user and customer requirements and preferences;

     - Frequent new product and service introductions embodying new technologies; and

     - The emergence of new industry standards and practices.

     The evolving nature of the Internet could render our existing online store and proprietary technology and systems obsolete. Our success will depend, in part, on our ability to:

     - License leading technologies useful in its business;

     - Enhance its existing services;

     - Develop new services and technology that address the increasingly sophisticated and varied needs of its current and prospective customers; and

     - Respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

     The development of our Web site and other proprietary technology entails significant technical and business risks. We may not successfully use new technologies effectively or adapt our online store, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner, in response to changing market conditions or customer requirements, our business, financial condition and results of operations could be seriously harmed. See "Business -- Technology and Product Development."

ELECTRONIC COMMERCE SECURITY RISKS

     A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary for secure transmission of confidential information, such as customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the algorithms used by us to protect customer transaction data. If any such compromise of our security were to occur, it could seriously harm our reputation, business, financial condition and results of operations. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations.

     We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of the Internet and other online transactions and the privacy of users may also inhibit the growth of the Internet and other online services generally, and the Web in particular, especially as a means of conducting commercial transactions. To the extent that activities of the Company or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches and failure to prevent such security breaches may seriously harm our business, financial condition and results of operations. See
"Business -- Technology and Product Development."

RISKS ASSOCIATED WITH INTERNATIONAL SALES

     For fiscal 1998 and the six months ended July 31, 1998, international sales accounted for approximately 21% and 22%, respectively, of our online revenue. We expect that our percentage of online revenue from international markets will continue to represent a significant portion of our total revenue. Our international business activities are subject to a variety of potential risks, including the adoption of laws, political and economic conditions and actions by third parties that would restrict or eliminate our ability to do business in certain jurisdictions. See "-- Government Regulation and Legal Uncertainties." Although we currently transact business in U.S. dollars, to the extent that we determine to transact business in foreign currencies, we will become subject to the risks attendant to transacting in foreign currencies, including potential adverse effects of exchange rate fluctuations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. These date code fields will need to distinguish 21st century dates from 20th century dates. This could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. Although we believe that our products and internal systems are Year 2000 compliant, we utilize third-party equipment and software that may not be Year 2000 compliant. Failure of such third-party equipment or software to operate properly with regard to the Year 2000 and thereafter could require us to incur unanticipated expenses to remedy any problems, which could seriously harm our business, operating results and financial condition.

     Any failure by the Company to make its products Year 2000 compliant could result in:

     - A decrease in sales of our products;

     - An increase in the allocation of resources to address Year 2000 problems of our customers without additional revenue commensurate with such dedication of resources; and

     - An increase in litigation costs relating to losses suffered by our customers due to such Year 2000 problems.

     Furthermore, the purchasing patterns of customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase products and services such as those offered by us, which could seriously harm our business, operating results and financial condition. We have conducted a preliminary review of our internal computer systems to identify the systems that could be affected by the Year 2000 issue and to develop a plan to resolve the issue. Based on this preliminary review, we currently have no reason to believe that our internal software systems are not Year 2000 compliant. However, we will continue to evaluate our systems and in the event we conclude that our systems are not Year 2000 compliant, we will develop a contingency plan to address these issues.

TRADEMARKS AND PROPRIETARY RIGHTS; UNLICENSED ARRANGEMENTS AND MATERIALS

     We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to our success. Further, we rely on trademark and copyright law, trade secret protection and confidentiality and license agreements with our employees, customers, partners and others to protect our proprietary rights. We pursue the registration of our trademarks and service marks in the U.S. and internationally, and have applied for the registration of certain of our trademarks and service marks. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online. While we attempt to ensure that the quality of our brand is maintained by such licensees, such licensees may take actions that could seriously harm the value of our proprietary rights or reputation and in turn our business, financial condition and results of operations. The steps taken by the Company to protect our proprietary rights may not be adequate and third parties may infringe or misappropriate our copyrights, trademarks, trade dress and similar proprietary rights. In addition, other parties may assert infringement claims against us. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. We are not currently aware of any legal proceedings pending or threatened against it.

     In addition, we display reviews and articles on technical subjects in our online store. Some reviews and articles may be copyrighted and we may not have explicit permission from the author for use of such intellectual property. The authors may assert infringement claims against the Company. If a claim is asserted alleging that we have infringed the proprietary rights of a third party, we may be required to seek licenses to continue to use such intellectual property. The failure to obtain the necessary licenses or other rights at a reasonable cost could seriously harm our business, financial condition and results of operations. See "Business - Intellectual Property and Other Proprietary Rights."

GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES

     We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to electronic commerce. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, relating to:

     - User privacy;

     - Pricing;

     - Content;

     - Copyrights;

     - Distribution; and

     - Characteristics and quality of products and services.

     Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may decrease the expansion of the Internet. A decline in the growth of the Internet could decrease demand for our products and services and increase our cost of doing business, or otherwise seriously harm our business, financial condition and results of operations. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales tax, libel and personal privacy is uncertain and may take years to resolve. Our business, financial condition and results of operations could be seriously harmed by:

     - Any such new legislation or regulation;

     - The application of laws and regulations from jurisdictions whose laws do not currently apply to our business; or

     - The application of existing laws and regulations to the Internet and other online services.

     As our service is offered over the Internet in multiple states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state and foreign country. The failure by the Company to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties for the failure to qualify. It is possible that the governments of other states and foreign countries also might attempt to regulate the content of our online store or prosecute us for violations of their laws. Violations of local laws may be alleged or charged by state or foreign governments. Further, we might unintentionally violate such laws and such laws may be modified and new laws may be enacted in the future.

     In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission (the "FCC") in the same manner as other telecommunications services. The growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet use have begun to experience interruptions in phone service. As a result, local exchange carriers have petitioned the FCC to regulate Internet Service Providers ("ISPs") in a manner similar to long distance telephone carriers and to impose access fees on the ISPs. If any effort to increase regulation of ISPs is successful, the expense of communicating on the Internet could increase substantially, potentially slowing the growth in the use of the Internet. Any such new legislation or regulation or application or interpretation of existing laws could seriously harm our business, financial condition and results of operations.

CONTROL OF THE COMPANY BY CURRENT STOCKHOLDERS AND VENTURE CAPITAL FIRMS

     Upon completion of this offering, but not including shares, if any, purchased in this offering, our executive officers, directors and greater than 5% stockholders (and their affiliates) will, in the aggregate, beneficially own approximately 59.9% of our outstanding Common Stock (57.6% if the Underwriters' over-allotment option is exercised in full). Of the greater than 5% stockholders, four venture capital firms ("Venture Stockholders,") will, in the aggregate, beneficially own approximately 46.6% of our outstanding Common Stock (44.6% if the Underwriter's over-allotment option is exercised in full). As a result, such persons, acting together, will have the ability to control all matters submitted to stockholders of the Company for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of the Company's assets. In addition, such persons, acting together, will have the ability to control the management and affairs of the Company. Accordingly, such concentration of ownership may seriously harm the market price of the Company's Common Stock by:

     - Delaying, deferring or preventing a change in control of the Company;

     - Impeding a merger, consolidation, takeover or other business combination involving the Company; or

     - Discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company.

     Upon completion of this offering there will be a public trading market for our Common Stock, and, subject to restrictions under applicable securities laws and market stand-off agreements, the Venture Stockholders may seek to sell some, if not all, of their Common Stock when liquidity is available. Sales of substantial amounts of our Common Stock in the public market after this offering could seriously harm the prevailing market prices for the Common Stock. See "Risk Factors -- Shares Eligible for Future Sale," "Management," "Certain Transactions" and "Principal Stockholders and Shares Eligible for Future Sale."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Common Stock of the Company and an active trading market may not develop or be sustained upon completion of this offering. The initial public offering price, which will be established by negotiations between us and the representatives of the Underwriters based upon a number of factors, may not be indicative of prices that will prevail in the trading market. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

     The trading price of the Common Stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to such factors as:

     - Actual or anticipated variations in quarterly operating results;

     - Announcements of technological innovations;

     - New sales formats or new products or services by us or our competitors;

     - Changes in financial estimates by securities analysts;

     - Conditions or trends in the Internet and electronic commerce industries;

     - Changes in the market valuations of other Internet, online service or retail companies;

     - Announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     - Additions or departures of key personnel;

     - Sales of Common Stock; and

     - Other events or factors, many of which are beyond the Company's control.

     In addition, the stock market in general, and the Nasdaq National Market and the market for Internet-related and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and reflect price earnings ratios substantially above historical levels. These trading prices and price earnings ratios may not be sustained. These broad market and industry factors may seriously harm the market price of the Common Stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such company. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would seriously harm our business, financial condition and results of operations.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of our Common Stock in the public market after this offering could seriously harm prevailing market prices for the Common Stock. The 3,000,000 shares of Common Stock offered hereby will be freely tradable without restriction in the public market. The number of additional shares available for sale in the public market will be effected by restrictions imposed by:

     - The Securities Act of 1933, as amended (the "Securities Act");

     - Rules promulgated by the Securities and Exchange Commission (the "Commission") thereunder;

     - Lock-up agreements between certain stockholders and the Company or NationsBanc Montgomery Securities LLC; and

     - In some cases subject to the volume and other restrictions of Rule 144 under the Securities Act.

     Approximately 6,785,164 additional shares will be eligible for sale beginning 181 days after the date of this Prospectus and approximately 857,624 remaining shares will be eligible for sale pursuant to Rule 144 upon the expiration of one-year holding periods expiring on May 22, 1999. NationsBanc Montgomery Securities LLC may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such lock-up agreements. Upon the closing of this offering, holders of 6,079,186 shares of Common Stock are entitled to certain rights with respect to the registration of such shares under the Securities Act. In addition, the Company intends to file a registration statement on Form S-8 under the Securities Act approximately 180 days after the date of this Prospectus to register approximately 3,345,595 shares of Common Stock reserved for issuance under the 1996 Stock Plan, the 1998 Omnibus Equity Incentive Plan and the 1998 Employee Stock Purchase Plan. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS AND DELAWARE LAW

     Upon the closing of this offering, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be seriously harmed by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may seriously harm the voting and other rights of the holders of Common Stock. We have no present plans to issue shares of Preferred Stock. Further, certain provisions of our Second Amended and Restated Certificate of Incorporation and Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. See "Description of Capital Stock."

BROAD DISCRETION OF USE OF PROCEEDS

     We expect to use the net proceeds to expand our:

     - Capital expenditures;

     - Direct sales;

     - Telesales;

     - Marketing operations; and

     - Systems and infrastructure development activities.

     The balance of the net proceeds will be used for working capital and general corporate purposes. A portion of net proceeds may also be used to acquire or invest in complementary businesses, products and technologies. From time to time, in the ordinary course of business, we expect to evaluate potential acquisitions of such businesses, products or technologies. However, we have no present understandings, commitments or agreements with respect to any material acquisition or investment. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. The failure of management to apply such funds effectively could seriously harm our business, financial condition and results of operations. Pending such uses, the net proceeds of this offering will be invested in short-term, interest-bearing, investment grade securities. See "Use of Proceeds."

IMMEDIATE AND SUBSTANTIAL DILUTION

     The initial public offering price is substantially higher than the book value per outstanding share of Common Stock. Accordingly, purchasers in this offering will suffer immediate and substantial dilution of $5.14 in the net tangible book value per share based upon an assumed public offering price of $8.00 per share. Additional dilution will occur upon exercise of outstanding options and a warrant granted by the Company. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 3,000,000 shares of Common Stock offered hereby are estimated to be approximately $21.5 million (approximately $25.1 million if the Underwriters' over-allotment option is exercised in full), at an assumed initial public offering price of $8.00 per share and after deducting estimated underwriting discount and estimated offering expenses payable by the Company.

     The primary purposes of this offering are to obtain additional working capital, create a public market for the Company's Common Stock and facilitate future access by the Company to public equity markets. The Company expects to use approximately $6.1 million of the net proceeds for capital expenditures, with the remaining approximately $15.4 million (approximately $19.0 million if the Underwriters' over-allotment option is exercised in full) to be used for working capital and general corporate purposes, including expanding its direct sales, telesales and marketing operations and systems and infrastructure development activities.

     The foregoing amounts represent estimates and the amounts actually expended by the Company for such purposes may vary significantly and will depend on a number of factors, including the amount of the Company's future revenues and cash generated by operations and the other factors described under "Risk Factors." Accordingly, the Company's management will retain broad discretion in the allocation of the net proceeds of this offering. A portion of the net proceeds may also be used to acquire or invest in complementary businesses. The Company has no current agreements or commitments with respect to any such acquisition or investment, and the Company is not currently engaged in any negotiations with respect to any such transaction. Pending such uses, the net proceeds of this offering will be invested in short-term, interest bearing, investment grade securities. See "Risk Factors -- Broad Discretion of Use of Proceeds."

     The Company estimates the net proceeds of this offering, together with existing capital resources, will be sufficient to fund the Company's requirements for at least twelve months from the date of this Prospectus.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock and does not expect to do so in the foreseeable future. The Company's line of credit arrangement prohibits the payment of dividends by the Company without the lender's prior consent. The Company anticipates that all future earnings, if any, generated from operations will be retained by the Company to develop and expand its business.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of July 31, 1998 (i) on an actual basis and (ii) on an as adjusted basis to give effect to the conversion of each outstanding share of Preferred Stock into one share of Common Stock upon the closing of this offering, and the sale of the 3,000,000 shares of Common Stock offered hereby, at an assumed initial public offering price of $8.00 per share and after deducting estimated underwriting discount and estimated offering expenses payable by the Company.

                                                               AS OF JULY 31, 1998
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                                  (IN THOUSANDS)
Stockholders' equity:
  Preferred Stock, $0.001 par value, 6,275,000 shares
     authorized, 6,079,186 shares issued and outstanding,
     actual; $0.001 par value, 5,000,000 shares authorized,
     no shares issued and outstanding, as adjusted..........  $     6     $     --
  Common Stock, $0.001 par value, 10,000,000 shares
     authorized, 1,563,602 shares issued and outstanding,
     actual; $0.001 par value, 50,000,000 shares authorized,
     10,642,788 shares issued and outstanding, as
     adjusted(1)............................................        2           11
  Additional paid-in capital................................   19,376       40,893
  Warrants(2)...............................................       12           12
  Accumulated deficit.......................................   (7,495)      (7,495)
                                                              -------     --------
     Total stockholders' equity.............................   11,901       33,421
                                                              -------     --------
          Total capitalization..............................  $11,901     $ 33,421
                                                              =======     ========

---------------

(1) Excludes (i) 1,110,351 shares of Common Stock issuable upon exercise of options outstanding as of July 31, 1998 under the 1996 Stock Plan with a weighted average exercise price of $1.39 per share, (ii) 45,595 shares of Common Stock available for grant under the 1996 Stock Plan as of such date,
    (iii) 3,000,000 additional shares of Common Stock reserved for issuance under the Company's 1998 Omnibus Equity Incentive Plan, (iv) 300,000 additional shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan and (v) 15,624 additional shares of Common Stock issuable upon exercise of an outstanding warrant with an exercise price of $2.40 per share. See "Management -- Stock Plans," "Description of Capital Stock" and Note 6 of Notes to Financial Statements.

(2) Represents an expense relating to the issuance of a warrant to a lender of the Company. See Note 5 of Notes to Financial Statements.

                                    DILUTION

     The pro forma net tangible book value of the Company as of July 31, 1998 was approximately $8.9 million or $1.16 per share of Common Stock. Pro forma net tangible book value per share represents the amount of total tangible assets of the Company less its total liabilities, divided by the total number of shares of Common Stock outstanding as of July 31, 1998, after giving effect to the conversion of the outstanding shares of Preferred Stock into Common Stock. After giving effect to the sale of 3,000,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $8.00 per share and after deducting estimated underwriting discount and estimated offering expenses payable by the Company), the pro forma net tangible book value of the Company as of July 31, 1998 would have been $30.4 million or $2.86 per share. This represents an immediate increase in net tangible book value of $1.70 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $5.14 per share to purchasers of Common Stock in the offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............             $   8.00
  Pro forma net tangible book value per share as of July 31,
     1998...................................................  $   1.16
  Increase in pro forma net tangible book value per share
     attributable to new investors..........................      1.70
                                                              --------
Pro forma net tangible book value per share after the
  offering..................................................                 2.86
                                                                         --------
Dilution per share to new investors.........................             $   5.14
                                                                         ========

     The following table summarizes, on a pro forma basis as of July 31, 1998, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by new investors purchasing shares in this offering (at an assumed initial public offering price of $8.00 per share and before deducting estimated underwriting discount and estimated offering expenses payable by the Company):

                              SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                            ---------------------    -------------------------    PRICE PER
                              NUMBER      PERCENT      AMOUNT        PERCENT        SHARE
                            -----------   -------    -----------   -----------    ---------
Existing stockholders.....    7,642,788      71.8%   $19,478,892          44.8%   $   2.55
New investors.............    3,000,000      28.2     24,000,000          55.2    $   8.00
                            -----------   -------    -----------   -----------
          Total...........   10,642,788     100.0%   $43,478,892         100.0%
                            ===========   =======    ===========   ===========

     The foregoing discussion and table excludes (i) 1,110,351 shares of Common Stock issuable upon exercise of options outstanding as of July 31, 1998 under the 1996 Stock Plan with a weighted average exercise price of $1.39 per share,
(ii) 45,595 shares of Common Stock available for grant under the 1996 Stock Plan as of such date, (iii) 3,000,000 additional shares of Common Stock reserved for issuance under the Company's 1998 Omnibus Equity Incentive Plan, (iv) 300,000 additional shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan and (v) 15,624 additional shares of Common Stock issuable upon exercise of an outstanding warrant with an exercise price of $2.40 per share. See "Management -- Stock Plans," "Description of Capital Stock" and
Note 5 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected financial data is qualified by reference to and should be read in conjunction with the Financial Statements and related Notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected statement of operations data for the years ended January 31, 1997 and 1998 and the balance sheet data as of January 31, 1998 are derived from the Financial Statements of the Company which have been audited by Deloitte & Touche LLP, independent auditors, and included herein. The balance sheet data as of January 31, 1997 is derived from the audited financial statements of the Company and are not included herein. The selected statement of operations data for the year ended January 31, 1996 and the balance sheet data as of January 31, 1996 are derived from unaudited consolidated financial statements not included herein. The selected statement of operations data for the six months ended July 31, 1997 and 1998 and the selected balance sheet data as of July 31, 1998 are derived from unaudited financial statements of the Company included elsewhere in this Prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the Company's financial position and results of operations for these periods. The financial data for the six months ended July 31, 1998 are not necessarily indicative of the results that may be expected for the year ending January 31, 1999 or any other future period.

                                                                                       SIX MONTHS ENDED
                                                        YEAR ENDED JANUARY 31,             JULY 31,
                                                     -----------------------------    ------------------
                                                      1996       1997       1998       1997       1998
                                                     -------    -------    -------    -------    -------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Online...........................................  $    --    $   180    $ 3,021    $   620    $ 4,225
  Retail and other.................................       --         --      7,927      2,263      4,984
                                                     -------    -------    -------    -------    -------
         Total revenues............................       --        180     10,948      2,883      9,209
Cost of revenues:
  Online...........................................       --        150      2,189        418      3,291
  Retail and other.................................       --         --      5,216      1,425      3,226
                                                     -------    -------    -------    -------    -------
         Total cost of revenues....................       --        150      7,405      1,843      6,517
                                                     -------    -------    -------    -------    -------
Gross profit.......................................       --         30      3,543      1,040      2,692
Operating expenses:
  Sales and marketing..............................        3        130      4,192      1,240      4,056
  Development and engineering......................       65        110        860        213      1,148
  General and administrative.......................       26        412      1,674        596      1,224
                                                     -------    -------    -------    -------    -------
         Total operating expenses..................       94        652      6,726      2,049      6,428
                                                     -------    -------    -------    -------    -------
Loss from operations...............................      (94)      (622)    (3,183)    (1,009)    (3,736)
Interest, net......................................       --         55         (7)        23         99
                                                     -------    -------    -------    -------    -------
Net loss...........................................  $   (94)   $  (567)   $(3,190)   $  (986)   $(3,637)
                                                     =======    =======    =======    =======    =======
Basic and diluted net loss per share(1)............  $ (0.10)   $ (0.38)   $ (2.11)   $ (0.66)   $ (2.37)
                                                     =======    =======    =======    =======    =======
Shares used in computing net loss per share(1).....      960      1,504      1,509      1,504      1,533

                                                           AS OF JANUARY 31,
                                                    --------------------------------     AS OF JULY 31,
                                                       1996         1997      1998            1998
                                                    -----------    ------    -------     --------------
BALANCE SHEET DATA:
Cash and equivalents..............................    $   29       $3,228    $ 4,974         $ 5,132
Working capital...................................        29        3,242      5,630          6,881
Total assets......................................       101        3,583     13,598         15,436
Total liabilities.................................        49          182      3,673          3,535
Total stockholders' equity........................        52        3,401      9,925         11,901

---------------
(1) See Note 1 of Notes to Financial Statements for an explanation of shares used in computing basic and diluted net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of financial condition and results of operations of the Company should be read in conjunction with "Selected Financial Data" and the Company's Financial Statements and the related Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from those discussed in the forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     Computer Literacy is the leading online retailer of information resources singularly focused on the technical professional. With over 300,000 information resource titles from more than 8,000 publishers, Computer Literacy offers its customers online access to a broad and comprehensive selection of technical books, technology based training solutions, product manuals, research reports and other information resources. In addition to the Company's extensive product offering, Computer Literacy's online store features authoritative and compelling content, competitive pricing, an easy-to-use navigational interface and a variety of value-added services. The Company also operates four physical retail stores that complement its online business by generating increased online traffic, building the Company's brand and creating cross-promotional opportunities, thereby providing a profitable means of customer acquisition.

     Incorporated in November 1994, the Company (formerly CBooks Express, Inc.) began selling technical books through its online store in February 1996, technology based training solutions in January 1998, product manuals in May 1998 and research reports in June 1998. From inception through January 1996, the Company's operating activities consisted primarily of developing the infrastructure necessary to conduct online sales of information resources, establishing vendor relationships, recruiting personnel, and purchasing and leasing operating assets, including warehousing, fulfillment and customer service capabilities. The Company's four physical retail stores were acquired in May 1997 in connection with its $5.1 million acquisition of Computer Literacy Bookshops, Inc. ("CLBI"), which was accounted for as a purchase. Accordingly, the Company's results of operations include those of CLBI for all periods subsequent to the acquisition date.

     Computer Literacy generates revenues from sales of books, technology based training materials, product manuals and research reports through its online store, certain co-branded corporate online stores and in its four retail locations. The Company recognizes revenue from its online store upon shipment and, from its physical retail stores, at the time of sale.

     Cost of revenues includes costs of products and inbound and outbound freight. These costs may vary as a percentage of total revenues in any given period due to a number of factors, including increased price competition, varied levels of cooperative advertising dollars received from certain publishers of books and changes in the size and timing of discounts and other promotional activities. In addition, as sales of higher gross margin products, such as technology based training materials, manuals and research reports increase as a percentage of total revenues, gross margins may increase accordingly. For fiscal 1998 and for the six months ended July 31, 1998, the Company purchased approximately 30% and 36%, respectively, of its books from Ingram, an indirect reseller. Although the primary advantage associated with purchasing from Ingram is just in time inventory management, the Company believes it will make a larger number of its purchases directly from publishers as its sales volume increases, thereby enabling the Company to take advantage of favorable volume discounts.

     Since inception, the Company has incurred significant net operating losses and expects to incur additional net operating losses for the foreseeable future. There can be no assurance that the Company will achieve profitability or that, if profitability is achieved, it will be sustained. As of July 31, 1998, the Company had an accumulated deficit of $7.5 million. The Company believes that its success will depend in large part on its ability to enhance its customers' online shopping experience, expand corporate relationships, build brand awareness, encourage customer loyalty, capitalize on the market for information resources, establish and leverage supplier relationships and maintain its technology focus and expertise. Accordingly, the Company intends to invest heavily in marketing and promotion, its direct sales and telesales organizations, and systems and infrastructure development. There can be no assurance that such expenditures will result in increased revenues or customer growth and, although in recent periods the Company has experienced significant growth in revenues, its customer base and repeat customer revenue, such growth rates are not sustainable, will decrease in the future and are not indicative of actual growth rates that the Company may experience. In view of the rapidly evolving nature of the Company's business and its limited operating history, the Company believes that period-to-period comparisons of its operating results, including the Company's operating expenses as a percentage of total revenues, are not necessarily meaningful and should not be relied upon as an indication of future performance. See "Risk Factors -- Limited Operating History; Accumulated Deficit; Anticipated Losses."

     The Company currently maintains a warehouse and distribution center in Sunnyvale, California. The Company is considering outsourcing the warehousing and fulfillment of orders to a service provider located in closer proximity to certain publishers, wholesalers, distributors and delivery services. There can be no assurance that outsourcing such services will result in operating efficiencies or will not cause a significant disruption in the fulfillment of orders, the distraction of management and other key personnel and the expenditure of significant financial and other resources. Any such disruption, distraction or expenditure could materially adversely affect the Company's business, results of operations and financial condition. See "Risk
Factors -- Fulfillment Center Relocation."

RESULTS OF OPERATIONS

     The following table presents the Company's results of operations as a percentage of total revenues for the periods indicated. This table does not include data for fiscal 1996 as such data is not considered to be meaningful.

                                                     YEAR ENDED       SIX MONTHS ENDED
                                                    JANUARY 31,           JULY 31,
                                                  ----------------    ----------------
                                                   1997      1998      1997      1998
                                                  ------    ------    ------    ------
                                                                        (UNAUDITED)
Revenues:
  Online........................................   100.0%     27.6%     21.5%     45.9%
  Retail and other..............................      --      72.4      78.5      54.1
                                                  ------    ------    ------    ------
          Total revenues........................   100.0     100.0     100.0     100.0
Cost of revenues(1):
  Online........................................    83.3      72.5      67.4      77.9
  Retail and other..............................      --      65.8      63.0      64.7
                                                  ------    ------    ------    ------
          Total cost of revenues................    83.3      67.6      63.9      70.8
                                                  ------    ------    ------    ------
Gross margin....................................    16.7      32.4      36.1      29.2
Operating expenses:
  Sales and marketing...........................    72.2      38.3      43.0      44.0
  Development and engineering...................    61.1       7.8       7.4      12.5
  General and administrative....................   228.9      15.3      20.7      13.3
                                                  ------    ------    ------    ------
          Total operating expenses..............   362.2      61.4      71.1      69.8
                                                  ------    ------    ------    ------
Loss from operations............................  (345.6)    (29.1)    (35.0)    (40.6)
Interest, net...................................    30.6      (0.1)      0.8       1.1
                                                  ------    ------    ------    ------
Net loss........................................  (315.0)%   (29.1)%   (34.2)%   (39.5)%
                                                  ======    ======    ======    ======

---------------
(1) Cost of online revenue and cost of retail and other revenue are shown as a percentage of related online revenue and retail and other revenue, respectively.

   SIX MONTHS ENDED JULY 31, 1997 COMPARED TO SIX MONTHS ENDED JULY 31, 1998

     Online Revenue. Online revenue is comprised of revenue from online sales of information resources and associated outbound shipping charges, net of returns. Online revenue increased from $620,000, or 21.5% of total revenues, to $4.2 million, or 45.9% of total revenues, for the six months ended July 31, 1997 and the six months ended July 31, 1998, respectively, as a result of significant increases in the customer base (from 6,741 to 44,302) and repeat purchases from the Company's existing customers. The Company expects online revenue to increase both in absolute dollars and as a percentage of total revenues as the Company continues to invest significantly in its online store, related operating infrastructure, corporate and telesales organization, and marketing programs. There can be no assurance, however, that online revenue will increase as a result of these investments and any such failure would materially adversely affect the Company's business, operating results and financial condition. See "Risk Factors -- Limited Operating History; Accumulated Deficit; Anticipated Losses" and "-- Unpredictability of Future Revenues; Potential Fluctuations in Quarterly Operating Results; Seasonality."

     International sales represented approximately 26.9% and 22.3% of online revenue for the six months ended July 31, 1997 and the six months ended July 31, 1998, respectively. The Company believes that the international market for its products is large and expanding, and that the Internet offers a unique opportunity for it to expand its international presence quickly and cost-effectively. The Company expects international sales to increase as the Company begins to direct corporate sales, telesales and marketing resources towards international markets.

     Retail and Other Revenue. Retail and other revenue is comprised primarily of revenue generated by the Company's physical retail stores and, to a lesser extent, by trade shows and book fairs. Retail and other revenue increased from $2.3 million, or 78.5% of total revenues, to $5.0 million, or 54.1% of total revenues, for the six months ended July 31, 1997 and the six months ended July 31, 1998, respectively, primarily as a result of the acquisition of CLBI in May 1997. The Company expects retail and other revenue to remain relatively flat in absolute dollars and decrease as a percentage of total revenues in the foreseeable future as the Company continues to invest in its online store, related operating infrastructure, corporate and telesales organization and marketing programs. In addition, the Company periodically evaluates the location and productivity of its retail stores and may close, consolidate or relocate stores as conditions warrant. Any closure, consolidation or relocation of a retail store is likely to decrease retail and other revenue.

     Cost of Online Revenue. Cost of online revenue is comprised primarily of the cost of merchandise sold through the Company's online store and associated inbound and outbound shipping costs. Cost of online revenue increased from $418,000, or 67.4% of online revenue, to $3.3 million, or 77.9% of online revenue, for the six months ended July 31, 1997 and the six months ended July 31, 1998, respectively. The increase in absolute dollars was attributable to increased online sales volume.

     Cost of Retail and Other Revenue. Cost of retail and other revenue is comprised of the cost of merchandise sold through the Company's retail stores and at trade shows and book fairs and includes associated inbound and outbound shipping costs. Cost of retail and other revenue increased from $1.4 million, or 63.0% of retail and other revenue, to $3.2 million, or 64.7% of retail and other revenue, in the six months ended July 31, 1997 and the six months ended July 31, 1998, respectively, primarily as a result of sales from the retail stores acquired.

     Gross Margin. Gross margin as a percentage of total revenues decreased from 36.1% to 29.2% for the six months ended July 31, 1997 and the six months ended July 31, 1998, respectively. The percentage decrease was a result of the implementation by the Company of an online competitive pricing policy and was partially offset by the inclusion of higher margin retail sales as a result of the acquisition of CLBI in May 1997. The Company has offered, and expects to continue to offer in the foreseeable future, discounts on various product offerings to encourage new customers and online traffic. Such pricing pressure is likely to reduce gross margins in the future but may be partially offset by the change in mix of products sold towards higher margin technology based training materials, product manuals and research reports.

     Sales and Marketing Expenses. Sales and marketing expenses consist primarily of direct expenses associated with the Company's retail stores and also include advertising, promotional and public relations expenditures, payroll and related expenses for personnel engaged in corporate sales, marketing and fulfillment. Sales and marketing expense increased from $1.2 million, or 43.0% of total revenues, to $4.1 million, or 44.0% of total revenues, for the six months ended July 31, 1997 and the six months ended July 31, 1998, respectively. The increase in absolute dollars was primarily attributable to sales and marketing expenses related to operating the Company's four retail stores following the acquisition of CLBI in May 1997, the expansion of the Company's online store and its direct sales force, the increase in advertising, public relations and other promotional expenditures, and the increased personnel and related expenses required to implement the Company's marketing strategy and fulfill customer demand. The Company intends to pursue aggressive branding, marketing and telesales campaigns to generate increased online traffic and acquire customers. Accordingly, the Company expects sales and marketing expenses to increase in absolute dollars for the foreseeable future, but decrease as a percentage of total revenues as total revenues increase.

     Development and Engineering Expenses. Development and engineering expenses primarily consist of costs associated with systems and telecommunications infrastructure, editorial operations and content acquisition. Development and engineering expenses increased from $213,000, or 7.4% of total revenues, to $1.1 million, or 12.5% of total revenues, for the six months ended July 31, 1997 and the six months ended July 31, 1998, respectively. The increase in absolute dollars was primarily attributable to increased staffing and associated costs related to enhancing the features, content and functionality of the Company's online store and transaction-processing systems, as well as increased investments in systems and telecommunications infrastructure. To date, all development and engineering costs have been expensed as incurred. The Company believes that continued investment in systems and infrastructure development is critical to attaining its strategic objectives and, as a result, expects development and engineering expenses to increase significantly in absolute dollars for the foreseeable future, but decrease as a percentage of total revenues as total revenues increase.

     General and Administrative Expenses. General and administrative expenses consist of payroll and related costs associated with executive, accounting and administrative personnel, recruiting, professional service fees and other general corporate expenses. General and administrative expenses increased from $596,000, or 20.7% of total revenues, to $1.2 million, or 13.3% of total revenues, for the six months ended July 31, 1997 and the six months ended July 31, 1998, respectively. This increase in absolute dollars was primarily due to increased salaries and related expenses associated with the hiring of additional personnel and increases in professional fees. The decrease in general and administrative expenses as a percentage of total revenues was primarily the result of an increased revenue base. The Company expects general and administrative expenses to increase in absolute dollars as the Company expands its staff and incurs additional costs related to the expansion of its business and the costs resulting from being a public company, but decrease as a percentage of total revenues as total revenues increase.

     Interest, Net. Interest, net is comprised primarily of interest income from the investment of cash proceeds from financing activities, less interest expense on short-term borrowings. Net interest income was $23,000 as compared with $99,000 for the six months ended July 31, 1997 and the six months ended July 31, 1998, respectively.

FISCAL 1997 COMPARED TO FISCAL 1998

     Online Revenue. Online revenue increased from $180,000 in fiscal 1997 to $3.0 million in fiscal 1998. This increase was primarily attributable to increased awareness of the Company's online product offerings and the resulting increase in new customers (from 1,614 to 19,979), and repeat purchases. The decrease in online revenue as a percentage of total revenues from 100% in fiscal 1997 to 27.6% in fiscal 1998 was primarily attributable to the Company's acquisition of CLBI in May 1997. Online revenue derived from international sales accounted for approximately 33.4% and 21.4% of online revenue in fiscal 1997 and fiscal 1998, respectively.

     Retail and Other Revenue. Although the Company had no significant retail and other revenue in fiscal 1997, it generated $7.9 million in retail and other revenue during fiscal 1998 representing 72.4% of total revenues. Substantially all of fiscal 1998 retail and other revenue was attributable to the inclusion of CLBI results of operations after the acquisition of CLBI in May 1997.

     Cost of Online Revenue. Cost of online revenue increased from $150,000, or 83.3% of online revenue, in fiscal 1997, to $2.2 million, or 72.5% of online revenue, in fiscal 1998, primarily as a result of increased online sales.

     Cost of Retail and Other Revenue. In fiscal 1997, there was no cost of retail and other revenue. Cost of retail and other revenue was $5.2 million, or 65.8% of retail and other revenue, in fiscal 1998.

     Gross Margin. Gross margin as a percentage of total revenues increased from 16.7% in fiscal 1997 to 32.4% in fiscal 1998 as the Company began to achieve economies of scale from the operation of its online store and inclusion of higher margin retail and other revenue resulting from the acquisition of CLBI in May 1997.

     Sales and Marketing Expenses. Sales and marketing expenses increased from $130,000, or 72.2% of total revenues, in fiscal 1997 to $4.2 million, or 38.3% of total revenues, in fiscal 1998. The increase in absolute dollars was primarily attributable to sales and marketing expenses related to operating the Company's four retail stores following the acquisition of CLBI in May 1997, the expansion of the Company's online store and its direct sales force, the increase in advertising, public relations and other promotional expenditures, and the increased personnel and related expenses required to implement the Company's marketing strategy and fulfill customer demand. The decrease as a percentage of total revenues was primarily attributable to an increased revenue base.

     Development and Engineering Expenses. Development and engineering expenses increased from $110,000, or 61.1% of total revenues, in fiscal 1997 to $860,000, or 7.8% of total revenues, in fiscal 1998. This increase in absolute dollars was primarily attributable to increased staffing and costs related to enhancing the features, content and functionality of the Company's online store and transaction-processing systems, as well as increased investments in systems and telecommunications infrastructure. Such expenses decreased significantly as a percentage of total revenues in fiscal 1998 due to the substantial increase in fiscal 1998 total revenues.

     General and Administrative Expenses. General and administrative expenses increased from $412,000 in fiscal 1997 to $1.7 million, or 15.3% of total revenues, in fiscal 1998. This increase in absolute dollars was primarily attributable to increased salaries and related expenses associated with the hiring of additional personnel, increases in professional fees and travel. Such expenses decreased as a percentage of total revenues in fiscal 1998 due to the increase in fiscal 1998 total revenues.

     Interest, Net. Net interest income in fiscal 1997 was $55,000 compared to net interest expense of $7,000 in fiscal 1998. Net interest income in fiscal 1997 resulted from the investment of cash proceeds from financing activities. Interest expense during fiscal 1998 was primarily attributable to borrowings on the Company's bank line of credit.

     Provision for Income Taxes. The Company recorded no provision for income taxes in fiscal 1997 and fiscal 1998, as it incurred losses during such periods. As of September 30, 1997, the Company's year end for tax reporting purposes, the Company had net operating loss carryforwards of approximately $3.0 million for federal and state income tax purposes. If not utilized, the net operating loss carryforwards will expire through 2004 and 2013 for state and federal income tax purposes, respectively. Under the Tax Reform Act of 1986 and the California Conformity Act of 1987, the amount of and the benefit from net operating losses that can be carried forward may be impaired in certain circumstances, including, for example, a cumulative ownership change of more than 50% over a three-year period.

RECENT DEVELOPMENTS

     Based on preliminary analysis of its operating results for the three months ended October 31, 1998, the Company had online revenues of $2.9 million and retail and other revenue of $2.3 million. The number of online customers was increased to 58,576 as of October 31, 1998. On September 28, 1998, the Company closed its retail store in Cupertino, California. The Company does not expect that the closing of this store will have a material impact on future operations. Total revenues for the Cupertino store for each of the three months ended July 31, 1997, October 31, 1997, January 31, 1998, April 30, 1998 and July 31, 1998
were approximately $236,000, $379,000, $332,000, $350,000, and $294,000,
respectively. Each of these amounts is less than 10% of the total revenues for the same periods. The Company incurred less than $10,000 in costs associated with the closing of the store and does not expect to experience any further significant gain or loss.

SELECTED QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited selected quarterly results of operations data for the six quarters ended July 31, 1998 as well as such data expressed as a percentage of total revenue. In the opinion of management, this information has been prepared substantially on the same basis as the audited Financial Statements appearing elsewhere in this Prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the Financial Statements of the Company and related Notes thereto appearing elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                 THREE MONTHS ENDED
                                       ----------------------------------------------------------------------
                                       APRIL 30,    JULY 31,    OCT. 31,    JAN. 31,    APRIL 30,    JULY 31,
                                         1997         1997        1997        1998        1998         1998
                                       ---------    --------    --------    --------    ---------    --------
                                                             (IN THOUSANDS)
Revenues:
  Online.............................    $ 176       $  444      $1,089     $ 1,312      $ 1,761     $ 2,464
  Retail and other...................       71        2,192       3,124       2,540        2,633       2,351
                                         -----       ------      ------     -------      -------     -------
         Total revenues..............      247        2,636       4,213       3,852        4,394       4,815
Cost of revenues:
  Online.............................      115          303         802         969        1,326       1,965
  Retail and other...................       53        1,372       2,041       1,750        1,688       1,538
                                         -----       ------      ------     -------      -------     -------
         Total cost of revenues......      168        1,675       2,843       2,719        3,014       3,503
                                         -----       ------      ------     -------      -------     -------
Gross profit.........................       79          961       1,370       1,133        1,380       1,312
Operating expenses:
  Sales and marketing................      272          968       1,126       1,826        1,986       2,070
  Development and engineering........       76          137         311         336          554         594
  General and administrative.........      123          473         552         526          543         681
                                         -----       ------      ------     -------      -------     -------
         Total operating expenses....      471        1,578       1,989       2,688        3,083       3,345
                                         -----       ------      ------     -------      -------     -------
Loss from operations.................     (392)        (617)       (619)     (1,555)      (1,703)     (2,033)
Interest, net........................       31           (8)        (27)         (3)          32          67
                                         -----       ------      ------     -------      -------     -------
Net loss.............................    $(361)      $ (625)     $ (646)    $(1,558)     $(1,671)    $(1,966)
                                         =====       ======      ======     =======      =======     =======

                                                                   THREE MONTHS ENDED
                                         ----------------------------------------------------------------------
                                         APRIL 30,    JULY 31,    OCT. 31,    JAN. 31,    APRIL 30,    JULY 31,
                                           1997         1997        1997        1998        1998         1998
                                         ---------    --------    --------    --------    ---------    --------
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues:
  Online...............................     71.3%       16.8%       25.8%       34.1%        40.1%       51.2%
  Retail and other.....................     28.7        83.2        74.2        65.9         59.9        48.8
                                          ------       -----       -----       -----        -----       -----
         Total revenues................    100.0       100.0       100.0       100.0        100.0       100.0
Cost of revenues(1):
  Online...............................     65.3        68.2        73.6        73.9         75.3        79.7
  Retail and other.....................     74.6        62.6        65.3        68.9         64.1        65.4
                                          ------       -----       -----       -----        -----       -----
         Total cost of revenues........     68.0        63.5        67.5        70.6         68.6        72.8
                                          ------       -----       -----       -----        -----       -----
Gross profit...........................     32.0        36.5        32.5        29.4         31.4        27.2
Operating expenses:
  Sales and marketing..................    110.1        36.7        26.7        47.4         45.2        43.0
  Development and engineering..........     30.8         5.2         7.4         8.7         12.6        12.3
  General and administrative...........     49.8        17.9        13.1        13.7         12.4        14.1
                                          ------       -----       -----       -----        -----       -----
         Total operating expenses......    190.7        59.9        47.2        69.8         70.2        69.4
                                          ------       -----       -----       -----        -----       -----
Loss from operations...................   (158.7)      (23.4)      (14.7)      (40.4)       (38.8)      (42.2)
Interest, net..........................     12.6        (0.3)       (0.6)       (0.1)         0.7         1.4
                                          ------       -----       -----       -----        -----       -----
Net loss...............................   (146.2)%     (23.7)%     (15.3)%     (40.4)%      (38.0)%     (40.8)%
                                          ======       =====       =====       =====        =====       =====

---------------
(1) Cost of online revenue and cost of retail and other revenue are shown as a percentage of related online revenue and retail and other revenue, respectively.

     The Company expects to experience significant fluctuations in its future quarterly operating results due to a variety of factors, many of which are outside the Company's control. Factors that could affect the Company's quarterly operating results include: (i) the Company's ability to establish and expand brand recognition, (ii) the Company's ability to retain existing customers, attract new customers and continuously improve customer satisfaction, (iii) announcements of, and market anticipation for, new technology offerings for which information resources may be sought, (iv) the Company's ability to manage inventory and fulfillment operations, (v) the Company's ability to sustain or improve gross margins, (vi) the announcement or introduction of new online stores, services and products by the Company or competitors, (vii) price competition or higher wholesale prices in the industry, (viii) the level of usage of and commerce on the Internet and online services generally, (ix) increasing customer acceptance of the Internet for the purchase of information resources such as those offered by the Company, (x) the Company's ability to upgrade and develop its systems and infrastructure in a timely and effective manner, (xi) the level of traffic on the Company's online store, (xii) the sales mix of the Company's product offerings, (xiii) technical difficulties, system downtime or Internet brownouts, (xiv) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure, (xv) the introduction of books, technology based training solutions, product manuals and research reports, (xvi) the level of merchandise returns experienced by the Company, (xvii) governmental regulation and (xviii) general economic conditions and economic conditions specific to the Internet, electronic commerce and the technical resource industries.

     In the past, the Company has experienced seasonality in its business and the Company expects that it will continue to experience such seasonality in the future. Internet usage and the amount of purchases from individual and corporate consumers tend to decline during August, November and December, times when many technical professionals are either absent from the workplace, on vacation or experience a holiday closure at their company. There can be no assurance that the Company's results in any future quarter will not be negatively affected by seasonal trends.

     Due to the foregoing factors, the Company's quarterly revenue and operating results are difficult to forecast, and the Company believes that period-to-period comparisons of its operating results will not necessarily be meaningful and should not be relied upon as an indication of future performance. It is likely that in one or more future quarters the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the Common Stock would likely be materially adversely affected. See "Risk Factors -- Unpredictability of Future Revenues; Potential Fluctuations in Quarterly Operating Results; Seasonality."

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has financed its operations primarily through private sales of Preferred Stock which totaled approximately $19.3 million (net of issuance costs) through July 1998.

     Net cash used in operating activities was $574,000 in fiscal 1997 and $2.7 million in fiscal 1998. Cash used in operating activities in fiscal 1997 was primarily attributable to a net loss of $567,000 and increases in inventories, prepaid expenses and other assets, partially offset by an increase in accounts payable and accrued expenses, as well as depreciation and amortization. For fiscal 1998, cash used in operating activities primarily resulted from a net loss of $3.2 million plus increases of $1.1 million in inventories, $173,000 in prepaid expenses and other assets, offset by net increases of $1.6 million in accounts payable and accrued expenses and $297,000 in depreciation and amortization.

     Net cash used in operating activities was $343,000 and $4.8 million in the six months ended July 31, 1997 and the six months ended July 31, 1998, respectively. Cash used in operating activities in the six months ended July 31, 1997 was primarily attributable to a net loss of $986,000, an increase in prepaid expenses and other assets of $118,000 and a decrease in accrued expenses of $132,000 partially offset by an increase in accounts payable of $845,000. For the six months ended July 31, 1998, cash used in operating activities primarily resulted from a net loss of $3.6 million, an increase in accounts receivable, inventories and prepaid and other assets of $358,000, $296,000 and $613,000, respectively, and net decreases in accounts payable and accrued expenses of $129,000, partially offset by depreciation and amortization.

     Net cash used in investing activities was $140,000 and $5.3 million in fiscal 1997 and fiscal 1998, respectively. Investing activities in fiscal 1998 are related primarily to the acquisition of CLBI in May 1997 for $4.3 million (net of cash acquired) and purchases of property and equipment of $941,000. Net cash used in investing activities was $4.5 million and $645,000 for the six months ended July 31, 1997 and the six months ended July 31, 1998, respectively. Investing activities in the six months ended July 31, 1997 are related to the acquisition of CLBI in May 1997 for $4.3 million (net of cash acquired) and purchases of property and equipment of $176,000. Investing activities in the six months ended July 31, 1998 are primarily attributable to purchases of property and equipment.

     Cash provided by financing activities was $3.9 million and $9.7 million in fiscal 1997 and fiscal 1998, respectively, consisted primarily of proceeds from the issuance of Preferred Stock. Cash provided by financing activities of $3.5 million in the six months ended July 31, 1997 consisted of $2.5 million in proceeds from the issuance of preferred stock and $1.0 million in borrowings on a line of credit. Cash provided by financing activities of $5.6 million in the six months ended July 31, 1998 consisted primarily of proceeds from the issuance of preferred stock. The Company has a $3.0 million line of credit which expires on November 30, 1998. As of July 31, 1998, the Company has no borrowings outstanding under its line of credit.

     As of July 31, 1998, the Company had $5.1 million of cash and equivalents. As of that date, the Company's principal commitments consisted of obligations outstanding under an agreement with CBT Systems, Ltd. and operating and capital leases. Although the Company has no material long-term commitments for capital expenditures, it anticipates a substantial increase in its capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel.

     The Company believes that the net proceeds from this offering, combined with its current cash and equivalents and its available bank line of credit, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least twelve months from the date of this Prospectus. The Company's future liquidity and capital requirements will depend upon numerous factors discussed under the section entitled "Risk Factors." The Company's forecast of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary. The factors described in "Risk Factors" will impact the Company's future capital requirements and the adequacy of its available funds. If cash generated from operations is insufficient to satisfy the Company's liquidity requirements, the Company may seek to sell additional equity or debt securities or to increase its bank line of credit. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. There can be no assurance that financing will be available in amounts or on terms acceptable to the Company, if at all.

     The Company has entered into employment agreements with Mr. MacAskill, its President and Chief Executive Officer; Mr. Orumchian, its Vice President of Engineering; Mr. Alvarez, its Vice President of Finance and Chief Financial Officer; and Mr. Cudd, its Vice President of Marketing. Each employment agreement sets forth each officer's base salary and general employee benefits, including acceleration of a portion of such employees Common Stock option vesting. The employment agreements with Messrs. MacAskill and Orumchian also provide that in the event that either is terminated without cause or due to disability, he will receive a severance payment equal to six months of salary, payable in equal monthly installments over a six-month period. See
"Management -- Employment Agreements and Change in Control Agreements."

     The Company has purchase obligations to CBT Systems, Ltd. under the agreement with such company dated March 7, 1998, as amended from time to time. See Note 10 of Notes to Financial Statements.

     The Company leases office and warehouse space, retail store space and equipment under noncancellable operating leases. See Note 8 of Notes to Financial Statements.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. These date code fields will need to distinguish 21st century dates from 20th century dates. This could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. Although the Company believes that its products and internal systems are Year 2000 compliant, the Company utilizes third-party equipment and software that may not be Year 2000 compliant. Failure of such third-party equipment or software to operate properly with regard to the Year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, operating results and financial condition. Furthermore, the purchasing patterns of customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. Any failure by the Company to make its products Year 2000 compliant could result in a decrease in sales of the Company's products, an increase in the allocation of resources to address Year 2000 problems of the Company's customers without additional revenue commensurate with such dedication of resources, or an increase in litigation costs relating to losses suffered by the Company's customers due to such Year 2000 problems. These expenditures may result in reduced funds available to purchase products and services such as those offered by the Company, which could have a material adverse effect on the Company's business, operating results and financial condition. The Company has conducted a preliminary review of its internal computer systems to identify the systems that could be affected by the Year 2000 issue and to develop a plan to resolve the issue. Based on this preliminary review, the Company currently has no reason to believe that its internal software systems are not Year 2000 compliant, however, the Company will continue to evaluate its systems and in the event the Company concludes that its systems are not Year 2000 compliant, it will develop a contingency plan to address these issues. See "Risk Factors -- Year 2000 Compliance."

RECENT ACCOUNTING PRONOUNCEMENT

     In June 1997, the FASB issued SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information ("Statement 131"). Statement 131 establishes standards for the way that public business enterprises report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Statement 131 is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years must be restated. The Company has not determined the manner in which it will present the information required by Statement 131.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedging accounting when certain conditions are met. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Although the Company has not fully assessed the implications of this new statement, the Company does not believe adoption of this statement will have a material impact on the Company's financial statements.

                                    BUSINESS

OVERVIEW

     Computer Literacy is the leading online retailer of information resources singularly focused on the technical professional. With over 300,000 information resource titles from more than 8,000 publishers, Computer Literacy offers its customers online access to a broad and comprehensive selection of technical books, technology based training solutions, product manuals, research reports and other information resources. In addition to the Company's extensive product offering, Computer Literacy's online store features authoritative and compelling content, competitive pricing, an easy-to-use navigational interface and a variety of value-added services. The Company also operates four physical retail stores that complement its online business by generating increased online traffic, building the Company's brand and creating cross-promotional opportunities, thereby providing a profitable means of customer acquisition.

     Computer Literacy has quickly become one of the most widely recognized online retailers of information resources for the technical professional. To enhance brand recognition and increase online traffic, the Company has established a number of strategic alliances with publishers and other suppliers of information resources for technical professionals. For example, the Company has established an alliance with CBT to sell CBT's full library of technology based training materials, containing over 600 titles. In addition, the Company has established co-branded online stores with a number of technology companies, including Apple, Cisco, Hewlett-Packard, Microsoft, SAP and Sun Microsystems. The Company believes that these customized corporate online stores, combined with its commitment to customer service and readily available product offerings, create valuable long-term relationships and repeat purchasing patterns.

     Since launching its online store in February 1996, the Company has experienced rapid online revenue growth. On May 31, 1997, the Company completed the acquisition of all of the outstanding capital stock of Computer Literacy Bookshops, Inc., a retailer of computer books, with four stores located in California and Virginia for a purchase price of approximately $5.1 million. For the two-year period ended July 31, 1998, Computer Literacy generated total online revenues of over $7.4 million (over $2.4 million of which was generated during the three months ended July 31, 1998), representing a compound average quarterly growth rate of approximately 175%. In addition, the number of online customers has grown from approximately 1,600 as of January 31, 1997 to over 44,000 as of July 31, 1998, and repeat purchases have accounted for approximately 49% of the Company's online revenue from inception to July 31, 1998. See "Risk Factors -- Limited Operating History; Accumulated Deficit; Anticipated Losses."

INDUSTRY BACKGROUND

  The Growth of the Internet and Electronic Commerce

     The Internet is an increasingly significant global medium for communications, content and commerce. According to International Data Corporation ("IDC"), there were an estimated 69 million domestic and international Web users at the end of 1997, and it is anticipated that there will be approximately 320 million Web users by the end of 2002. Growth in Internet usage has been fueled by a number of factors, including: (i) a large and increasing installed base of personal computers at home and in the workplace, (ii) advances in the performance of personal computers and modems,
(iii) improvements in network systems and infrastructure, (iv) more readily available access to the Internet, (v) increased awareness of the Internet among businesses and consumers, (vi) growing availability of information and services on the Web and (vii) reduced security risks in conducting transactions online.

     The increasing functionality, availability and overall usage of the Internet enables online retailers to access customers in a manner unprecedented by traditional retailers or mail-order catalogs. The reduced cost of selling and marketing on the Web, the ability to serve a large and global group of customers electronically from a central location and the potential for personalized low-cost customer interaction provide significant economic benefits for online retailers. Unlike traditional retailers, online retailers do not have the costs of managing and maintaining a significant retail store infrastructure or the printing and mailing costs of catalog marketing. Because of these advantages, online retailers have the potential to build large, global customer bases quickly and to achieve economies of scale over the long term. IDC estimates that the amount of commerce conducted over the Web will grow from over $12 billion at the end of 1997 to more than $425 billion by the end of 2002.

  Technical Professionals and Their Information Resource Requirements

     Organizations increasingly seek technology solutions for competitive advantages and rely upon such solutions for mission-critical business processes. As a result, the demand for technical professionals has grown significantly. According to Dataquest, there were 6.1 million professional programmers worldwide as of 1995, and based on information derived from the U.S. Bureau of Labor Statistics, the Company believes that there were over 2 million other technical professionals in the U.S. as of 1996. In addition, according to the U.S. Bureau of Labor Statistics, computer scientists, computer engineers, and systems analysts are expected to be the three fastest growing occupations in the U.S. through the year 2006. In order to remain knowledgeable with respect to the latest technical innovations and to maximize the competitive advantages provided by these new technologies, technical professionals must have access to immediately available information resources that are highly specific and contain authoritative content. These information resources, including technical books, technology based training solutions, product manuals and research reports, traditionally have been available only from disparate sources.

     Technical Books. The market for technical books is large and relatively fragmented. Based on industry data the Company believes that the wholesale market for technical books was approximately $1 billion in 1996. Traditionally, technical books have been sold through small, local and independent technical bookstores and, to a lesser extent, through computer or book superstores. These traditional retail channels typically require customers to travel to physical retail locations and are further limited by their product selection, inconvenient hours of operation and degree of authoritative content.

     Technology Based Training Solutions. To address training requirements for an increasing number of products and technologies, technical professionals and their managers are increasingly seeking current technical training covering a broad range of topics and skill levels that can be delivered on multiple formats. According to IDC, revenue from all technology based training solutions in the United States is expected to grow from $1.5 billion in 1997 to $7.7 billion in 2002. Courseware from vendors, including interactive CD-ROMs, network resident programs and video tapes, allows employees to tailor training to their work schedules, to begin training at a level that is suitable to their needs, to integrate training with on-the-job practice, to train in only those topics that are relevant to their needs and to access training materials on an ongoing basis as reference tools. Much of the technology based training is interactive, allowing users to practice and test skills as they learn. To date, the market for technology based training solutions has been highly fragmented with many publishers primarily selling directly to end users. As a result, technology based training solutions are typically difficult to locate and undeliverable within tight time constraints.

     Product Manuals, Research Reports and Other Technical Information. In addition to technical books and technology based training, the Company believes there is a sizeable and growing market for product manuals, research reports and other information resources that technical professionals rely on for maintaining existing technology or evaluating new technology. Although the market for product manuals is driven by the increasing sales of hardware and software, vendors are seeking alternatives to the production of such materials, including outsourcing, printing and distribution in an effort to focus employee resources on the core competencies of the organization. Very few product manuals and research reports are distributed through third party resellers and, when available from such sources, may be undeliverable within tight time constraints or in sufficient quantity.

     Technical professionals must stay abreast of technology developments and respond quickly to changes or updates to such technology. Delays or unanswered questions often result in missed deadlines, lost customer communications, inaccessibility to mission-critical information and lost business opportunities. Technical professionals therefore demand an extensive selection of information resources, authoritative and compelling content to assist purchasing decisions, customer convenience and value-added service, none of which have traditionally been available from a single or centralized source.

THE COMPUTER LITERACY SOLUTION

     Since opening its online store in February 1996, Computer Literacy has become one of the most widely recognized online retailers of information resources for technical professionals. By offering customers a selection of more than 300,000 titles, as well as competitive pricing and a strong commitment to customer service, the Company believes it has achieved a leading position among retailers in its category. Computer Literacy further believes that the demographics of technical professionals overlap one-to-one with those of Internet users, providing an exceptional target market for the Company's product offerings. The Company's solution consists of the following key attributes:

     Extensive Product Selection. Computer Literacy offers the most extensive selection of information resources for the technical professional, including technical books, technology based training solutions, product manuals and research reports from more than 8,000 publishers. The Company believes that its online platform is particularly suited to offer a comprehensive selection of information resources that would be impractical for physical retail stores to provide. This extensive selection enables technical professionals to obtain the information resources they need in a timely and efficient manner. In March 1998, the Company entered into an agreement with CBT to sell CBT's full library of technology based training materials, containing over 600 titles. The agreement is for an initial term of three years and three months and shall automatically renew for additional one-year terms unless terminated by either party pursuant to the terms of the agreement.

     Corporate Programs. Computer Literacy has corporate sales personnel whose focus is to fulfill the information resource needs of organizations and their employees and constituents. The Company sells primarily to purchasing agents and corporate librarians as well as to individual employees within these organizations and to their customers or constituents. The Company has also established customized co-branded online stores focused on specific product offerings for certain corporate customers, including Apple, Cisco, Hewlett-Packard, Microsoft, SAP and Sun Microsystems. These co-branded online stores minimize time and travel expenditures, simplify payment and reimbursement processes and improve access to relevant information resources.

     Highly Authoritative and Compelling Content. Computer Literacy offers technical professionals authoritative and compelling content to facilitate informed purchasing decisions. Computer Literacy's knowledgeable editorial staff delivers relevant, informative and insightful commentary through synopses, reviews and recommendations. In addition, reviews and recommendations by authors, other technical professionals, publishers and recognized industry experts provide diverse and stimulating points of view. The availability of this content at the Company's online store allows technical professionals to quickly identify the resources that specifically address their needs.

     Customer Convenience. Purchasing from Computer Literacy's online store is easy, quick and convenient. Computer Literacy's online store is available 24 hours a day, seven days a week, and customer service may be accessed via e-mail or through the Company's toll-free helpline. Because the Computer Literacy online store has a global reach, it can deliver a broad selection of technical resources to customers in rural, international or other locations who would not otherwise have access to such resources. Computer Literacy accepts credit cards, checks, money orders and, for approved corporate customers, extends trade credit through purchase orders. To maximize the availability of information resources, Computer Literacy strives to ship 90% of all orders received weekdays by 4:00 p.m. Pacific Time on the same day.

     Value-added Services. Computer Literacy has designed its online store to incorporate certain value-added services that enhance the customer experience and promote repeat purchasing. Computer Literacy's online store offers several notification services allowing customers to subscribe to preference lists that notify them with e-mails of weekly specials, new books and upcoming events. For books not yet in print, customers can order in advance of the release date ensuring access to the most current information as soon as it becomes available. Orders are confirmed by e-mail notifications and customers are able to check the status of their orders online. In addition to notification services, the Company obtains certain preference and behavioral information, enabling it to offer other value-added customized services to its customers. The Company has also established several special interest group reading rooms covering specific technical topics. These reading rooms provide customized, in-depth technical resources, recommendations and content to facilitate purchasing decisions.

     Substantial Benefits to Publishers. Computer Literacy offers a sales and marketing channel not previously available for certain publishers and suppliers. The Company believes that by focusing on technical professionals, it is able to increase sales of specialized and unique titles not typically available in physical stores or on other Web sites, while helping publishers target customers for particular product offerings. With its centralized distribution and online store, Computer Literacy is able to order more accurately based upon aggregated customer demand, which the Company believes results in reduced return rates to publishers and more efficient inventory management.

STRATEGY

     Computer Literacy's objective is to maintain and extend its leadership position as an online retailer of information resources singularly focused on the technical professional. Key elements of the Company's strategy to achieve this objective include:

     Enhance the Customer Experience. Computer Literacy seeks to provide its customers with a superior online shopping experience by offering an extensive selection, authoritative and compelling content, convenience, value-added service, a strong commitment to customer service, competitive pricing and an easy-to-use interface. The Company believes that enhancements to its online product offering will enable it to capture an increasing share of the worldwide market for information resources. The Company expects to continue investing in its technology and product development to maintain a state-of-the-art, simple to use and content-rich online store, while broadening and expanding its product offerings.

     Expand Corporate Relationships. Computer Literacy believes that there is a significant opportunity to increase its sales by expanding its corporate sales force and adding telesales capacity to focus on small and midsized businesses, educational institutions and government agencies. Such corporate relationships provide a cost-effective means of acquiring a large number of loyal customers quickly and efficiently. In addition, by building customized co-branded online stores for many of these corporate customers, the Company is able to secure and leverage its position with the customer as the preferred provider of information resources for technical professionals.

     Build Brand Awareness. Computer Literacy believes it is the first online retailer to singularly focus on providing information resources to the technical professional. To leverage its first-mover advantage, the Company seeks to expand awareness of its brand with targeted online marketing campaigns, a direct sales force and other marketing initiatives, thereby reducing customer acquisition costs. The Company's strategy is to promote, advertise and increase brand equity through excellent customer service, effective marketing and promotion, and with strategic alliances and partnerships.

     Encourage Customer Loyalty. Computer Literacy believes that its customized corporate online stores, its commitment to customer service and readily available product offerings create valuable long-term relationships and repeat purchasing behavior. The Company intends to further pursue customized online retail opportunities and devote significant resources to encourage overall customer loyalty.

     Capitalize on Expanding Market. Computer Literacy intends to capitalize on the growing market for information resources by leveraging its online platform and brand, and by providing an extensive selection of products and services previously unavailable through a single or centralized source. In addition, the Company will consider developing incremental revenue opportunities by promoting its products through affiliated sites and expanding into related product areas. The Company believes that the international market for its product offering is large and expanding and that the Internet offers a unique opportunity for it to expand its international presence quickly and cost-effectively. Further, the Company's customer demographics and substantial site traffic creates a meaningful opportunity for potential ancillary revenues such as banner advertising, links to related sites and cross promotions.

     Establish and Leverage Supplier Relationships. Computer Literacy intends to capitalize upon the advantages associated with its online platform to create and sustain strong relationships with publishers and other suppliers. The Company also intends to leverage its market leadership position to expand cooperative marketing campaigns with publishers, pursue direct supply relationships and improve volume discounts. Computer Literacy plans to hire additional personnel primarily dedicated to establishing and maintaining supplier relationships in order to improve availability, delivery, pricing terms and, in certain circumstances, exclusivity.

     Maintain Technology Focus and Expertise. Because speed, scalability and ease of use are essential to effectively operating online stores, Computer Literacy's internal engineering group will continue to devote substantial resources to develop, acquire and implement technological enhancements to its Web site and transaction-processing systems. Among other technology objectives, the Company intends to provide increasingly value-added services and make the user interface as intuitive, engaging and effective as possible, while continuously improving the efficiency of its transaction-processing and fulfillment activities.

COMPUTER LITERACY'S ONLINE STORE

     Customers enter the Computer Literacy online store through the Company's Web site and, in addition to ordering technical books, technology based training solutions, research reports and product manuals, customers can conduct targeted searches, browse highlighted selections, bestsellers and other features, read and post reviews, register for value-added services, check order status and participate in promotions.

     Browsing. The Computer Literacy online store offers visitors a variety of highlighted subject areas and special features. Popular features include "bestsellers," "whatshot" and "clrecommends," which enable individuals to view the most popular and best selling items. The "techcenters" area directs customers to information resources for particular subject categories such as Java or C++, and "partnershelves" provides the user with titles and selections specific to products from technology leaders such as Cisco, Hewlett-Packard, Microsoft and Sun Microsystems. In addition, the Computer Literacy home page presents a variety of other features of topical or current-event interest, such as "whatsnew" which allows customers to be notified of recent releases of new versions and "eventscalendar" which provides the user information on store events and tradeshows. Further, customers can click on the "suggestions" button, located at the bottom of each page, and make a suggestion to the Company.

     Searching. A primary feature of the Computer Literacy online store is its interactive, searchable catalog of more than 300,000 titles. The Company provides a selection of search tools enabling users to quickly find technical resources based on title, subject, author, publisher or ISBN. Within a particular search, a customer can choose to sort the selections in various orders of importance. The Company believes that its focus on technical materials allows for an efficient search mechanism by delivering search results of relevant technical materials. After a selection has been located, Computer Literacy informs customers of related products which provides unique up-selling and marketing opportunities.

     Ordering. To purchase products, customers simply click on an icon to add books to their online shopping basket and can remove products from their shopping baskets as they browse. To execute orders, customers click on the "checkout" icon and are prompted to supply shipping and credit card details, either online, by e-mail or by telephone. Customer account information is stored on the Company's secure servers and is automatically recalled for subsequent purchases. Personal passwords allow repeat customers to automatically access previously provided information, as well as book notification profiles. The Company's system automatically confirms each order by e-mail within minutes after placing the order and advises customers by e-mail shortly after orders are shipped.

     Reviews and Content. The Computer Literacy online store offers numerous forms of content to entertain, engage and inform readers, and enhance the customer's shopping experience. For many of its selections, customers are able to access reviews by Computer Literacy's in-house editorial staff and other industry leaders. In addition, customers are encouraged to write and post their own reviews which are also available under "more information available" icons. Within the "special items" area of the online store, customers can access other interviews and articles by industry leaders. Due to the customer's need for credible advice, specific background information about reviewers is posted, such as the reviewer's profession and level of expertise. In addition, the Company's practice of displaying the table of contents for many of its selections, and often sample chapters, enables the purchaser to evaluate the content of the item being purchased.

     Availability and Fulfillment. Computer Literacy strives to ship 90% of all orders received weekdays by 4:00 p.m. Pacific Time on the same day. Below each product offering is a symbol that indicates whether such item is in stock. Customers select from a variety of delivery options, including overnight and various international shipping alternatives. The Company seeks to provide rapid and reliable fulfillment of customer orders, and intends to continue to improve its record of availability and fulfillment. See "-- Warehousing and Fulfillment."

     Customized Online Stores. The Company's co-branded online stores are accessible through the Company's home page or from the intranet sites of corporate customers, and provide the Company with opportunities to be the preferred provider of information resources to organizations and their employees and constituents.

     The following table depicts the Company's best selling titles in terms of dollar volume from February 1, 1998 through July 31, 1998:
--------------------------------------------------------------------------------

               PRODUCT TYPE
  (APPROXIMATE NO. OF TITLES AVAILABLE)     PRICE RANGE                  BEST SELLING TITLES
------------------------------------------
 Technical Books (300,000)                   $7.25 -      - Samba: Integrating UNIX and Windows
                                             $790.00      - MCSE Core Requirements, Second Edition
                                                          - The Cisco CCIE Exam Guide
                                                          - Cisco IOS Configuration
                                                          - Computer Networks, Third Edition
------------------------------------------
 Technology Based Training Solutions         $21.95 -     - Complete Cisco Curriculum
 (1,600)                                     $3,700.00    - Complete Microsoft MCSE Curriculum
                                                          - Microsoft TechNet
------------------------------------------
 Product Manuals and Research Reports (72)   $23.50 -     - Microsoft Visual C+ Run-Time Library Reference
                                             $250.00      - About the AS/400 and Internet
                                                          - Getting Started with the SAP R/3 System

--------------------------------------------------------------------------------

     In addition to its online stores, Computer Literacy maintains three retail stores, located in San Jose and Sunnyvale, California and Vienna, Virginia. For the period beginning on the date of the CLBI acquisition through January 31, 1998, revenues attributable to these physical stores were $7.1 million. These stores supplement the Company's operating results and provide a profitable means of customer acquisition and branding. Additionally, the existence of the stores enables the Company to engage in unique cross-promotional efforts and offer in-store events such as guest lectures. The Company periodically evaluates the location and productivity of its stores, and may close, consolidate or relocate stores as conditions warrant. See "Risk Factors -- Unpredictability of Future Revenues; Potential Fluctuations in Quarterly Operating Results; Seasonality."

CUSTOMERS

     The Company's customers consist of both individual technical professionals, who primarily purchase for business purposes, and corporate customers. Through its relationships with corporate customers, the Company sells to purchasing agents, corporate librarians and training departments as well as to individual employees within these organizations. The Company has also leveraged these corporate customer relationships into sales to constituents of the corporate customers. The number of customer accounts has grown from approximately 1,600 as of January 31, 1997 to over 44,000 as of July 31, 1998 and repeat purchases have accounted for approximately 49% of online revenue from inception to July 31, 1998. No single customer accounted for more than 10% of total revenues in the fiscal years ended January 31, 1997 or January 31, 1998 or the six months ended July 31, 1998. The following table sets forth a representative list of the Company's corporate accounts who have purchased at least $20,000 of the Company's technical books, technology based training solutions, product manuals and research reports for the six month period ended July 31, 1998:

Cisco Systems, Inc.               Microsoft Corporation             Software Quality Engineering
Hewlett-Packard Company           Motorola, Inc.                    Sun Microsystems, Inc.
Intel Corporation                 Prism Solutions, Inc.             University of California, Santa
Lawrence Livermore National       Rockwell International Corp.      Cruz
    Laboratory                                                      Extension

     Set forth below are two case studies of a representative corporate customer relationships.

     Microsoft Corporation. Computer Literacy's relationship with Microsoft began in January 1997 when the Microsoft Corporate Library ("MS Library") began using Computer Literacy as one of its sources to acquire materials for its collection. In this manner, the library staff acts as central purchasing agents to acquire resources on behalf of the entire corporate staff, who turn to the MS Library as an internal one-stop resource for their own information needs. Recognizing the importance of this strategic account, the Company assigned a member of its sales team to actively manage the account, deliver personal service, and further develop the relationship. The assigned account manager is in weekly contact to personally resolve issues, expedite important orders, and suggest products and services. The Company believes that the MS Library chooses to buy from Computer Literacy because it delivers higher levels of service by lending personal attention, accepting orders via its corporate credit card, and offering faster shipping, all at competitive prices. In January 1998, Computer Literacy extended its relationship with Microsoft to reach external constituents, specifically with members of the Microsoft development community, by collaborating with the Microsoft Site Builder Network ("SBN"). Microsoft chose Computer Literacy as its partner to develop a co-branded store for SBN members and visitors. This selection was based on Computer Literacy's focus on the technology professional, its unique ability to provide value-added content, and its commitment to partnering as demonstrated by previous relationships and resource commitments to partnership projects. Once the selection was made, Computer Literacy developed the SBN store site which features books of particular interest to SBN's audience of Web developers. Together, Microsoft and Computer Literacy promote the SBN store via vehicles such as e-mailings to over 500,000 registered SBN members, Web site links and other mechanisms.

     Sun Microsystems, Inc. Sun Microsystems has a centralized library resource that serves its entire corporate staff's information needs. Sun Microsystems was looking for a partner who could provide a secure mechanism to enable employees to browse and order important technical documents quickly. Sun Microsystems chose Computer Literacy because of its unique focus on the technical professional, immediate inventory of over 30,000 technical titles, departmental billing, centralized purchasing control, and specialized content including recommended reading lists. The Sun Microsystems library acts as a central purchasing agent, and Sun Microsystem's employees are able to browse and order at the co-branded site developed and hosted by Computer Literacy. The Sun Microsystems library and Computer Literacy work together to help serve the information needs of the entire employee base, by promoting this new online channel for information resources that is co-branded with Sun Microsystems Library and Computer Literacy logos.

SALES AND MARKETING

     The Company's sales and marketing strategy is focused on both individual consumers and organizations, which represent distinct yet complementary customer segments. This approach is designed to cost-effectively strengthen the Company's brand name, increase customer traffic to the Computer Literacy online store, build customer loyalty and develop revenue opportunities through the Company's distribution channels.

     Corporate Sales. The Company has sales personnel primarily focused on fulfilling the information resource requirements of corporate organizations and their employees and constituents. The Company's direct sales force is headquartered in Sunnyvale, California and each member is assigned to specific strategic accounts. Each member of the direct sales organization, including telesales personnel, is compensated with base salary and commissions. The Company intends to expand its corporate sales force and add telesales capacity to focus on small and midsized businesses, educational institutions and governmental agencies. See

"Risk Factors -- Need for Additional Personnel," "-- Dependence on Key Personnel" and "-- Management of Expanding Business; Limited Senior Management Resources."

     Marketing and Consumer Sales. Computer Literacy utilizes a variety of programs and promotional activities to increase traffic and purchases on its Web site and in retail locations. The Company maintains a proprietary customer database of e-mail addresses that allows for cost-effective personal notification and other targeted marketing. Computer Literacy continues to build customer loyalty by delivering customized services, promotions and products to its customers. The Company targets the individual customer through a mix of promotional activities and strategic advertising. Over 2,000 Web sites have links to the Company's online store. These links are located primarily on Web sites concerning computers or other technical topics, which are considered complementary to the Company's online store. The Company also places a limited number of advertisements on strategic Web sites.

     The Company advertises in a number of trade journals, newspapers and magazines targeted to the information technology professionals and information systems consultants. The Company may also pursue advertisements in other media, such as radio and television. In addition, the Company has served as the official bookseller of certain trade shows and conventions, such as the Microsoft's TechEd and Software Development West. See "Risk Factors -- Risks Associated with Branding."

     International Sales. For fiscal 1998 and the six months ended July 31, 1998, approximately 21% and 22%, respectively, of online revenue was derived from international sales. The Company believes that the Internet offers a unique opportunity for it to rapidly expand its international presence on a cost-effective basis and it intends to pursue this opportunity aggressively.

CUSTOMER SERVICE AND SUPPORT

     The Company is committed to providing superior customer service and support. The Company's customer service and support personnel are trained to assist customers in purchasing decisions, recommend complementary products and handle general customer inquiries. The Company answers service and support questions through e-mail 24 hours a day, seven days a week, and through its toll-free phone line from 6:00 a.m. to 8:00 p.m., Pacific time on weekdays and 9:00 a.m. to 5:00 p.m., Pacific Time on weekends. The Company has automated certain portions of its customer service and support operations and intends to enhance and provide further automation of such service and operations.

WAREHOUSING AND FULFILLMENT

     For fiscal 1998 and the six months ended July 31, 1998 the Company purchased approximately 30% and 36%, respectively, of its books from Ingram. The Company relies to a large extent on rapid fulfillment from Ingram and other vendors. The Company generally has no commitments to or arrangements with any of its vendors that guarantee the availability of merchandise, the continuation of particular payment terms or the extension of credit limits. There can be no assurance that the Company's current vendors will continue to sell merchandise to the Company on current terms or that the Company will be able to establish new or extend current vendor relationships to ensure acquisition of merchandise in a timely and efficient manner and on acceptable commercial terms. If the Company were unable to develop and maintain relationships with vendors that would allow it to obtain sufficient quantities of merchandise on acceptable commercial terms, its business, financial condition and results of operations would be materially adversely affected. See "Risk Factors -- Reliance on Certain Suppliers."

     The Company currently maintains a warehouse and distribution center in Fremont, California. The Company is considering outsourcing the warehousing and fulfillment of orders to a service provider located in closer proximity to certain publishers, wholesalers, distributors and delivery services. There can be no assurance that outsourcing such services will result in operating efficiencies or will not cause a significant disruption in the fulfillment of orders, the distraction of management and other key personnel and the expenditure of significant financial and other resources. Any such disruption, distraction or expenditure could materially adversely affect the Company's business, results of operations and financial condition. See "Risk
Factors -- Fulfillment Center Relocation."

TECHNOLOGY AND PRODUCT DEVELOPMENT

     Using a combination of its internally developed proprietary technology and commercially available licensed technology, the Company has implemented an integrated system of site management, search engine, customer support, inventory management, network monitoring, quality assurance, transaction processing and fulfillment services. The Company's technology architecture is based on a distributed model that is extremely scalable, flexible and modular. See "Risk Factors -- Trademarks and Proprietary Rights; Unlicensed Arrangements and Materials."

     The Company's current strategy is to focus its development efforts on creating and enhancing the proprietary software unique to its business, especially as it relates to interaction with customers. Computer Literacy licenses commercially available technology in areas where the Company cannot create unique value. See "Risk Factors -- Dependence on Continued Growth of Electronic Commerce; and "-- Rapid Technological Change."

     The Company's integrated system consists of a dynamic Web site and transaction processing components. The Company's dynamic Web site allows customers to search, browse and view product information, monitor product status and availability, compare different product options, and make purchase decisions specific to their particular needs. The Company has implemented a transaction processing system that supports corporate ordering, multiple account profiles for individual and corporate users, custom integration and co-branding with partner sites, the application of selective discounting and promotion codes, and referral tracking and reporting. The system can accommodate large numbers of products, across different product categories and millions of individual items, offer users multiple shipping and delivery options, and provides secure credit card transactions. The Company has implemented a customer service system that manages order adjustments, credits, returns, refunds, cancellations, and customer account information. The Company's back-end system is fully integrated and includes inventory management, accounts payable, accounts receivable, general ledger, and retail point of sale.

     Computer Literacy's engineering staff consisted of 17 individuals as of July 31, 1998. The Company's engineering strategy includes enhancing the functionality of its existing features, developing new features, and integrating off-the-shelf components into its environment. Computer Literacy is currently investing significant resources in its system development and expects to continue to do so in the future. The Company believes its future success depends on its ability to continue developing and enhancing this system.

     As of July 31, 1998, the Company's online store operations staff consisted of four systems administrators and one database administrator who are responsible for managing, monitoring, and operating the Company's online store and related systems. The uninterrupted operation of the Company's online store and related system is essential to its business, and the site operations staff is responsible for ensuring its reliability. The Company uses three Internet service providers. The Company anticipates upgrading capacity to allow for faster telecommunication services in the future. See "Risk Factors -- Management of Expanding Business; Limited Senior Management Resources," "-- Risk of Capacity Constraints; Reliance on Internally Developed Systems; System Development Risks;" and "-- Risk of System Failure; Single Site and Order Interface."

COMPETITION

     The electronic commerce market is new, rapidly evolving and intensely competitive. The market for information resources is more mature but also intensely competitive. The Company expects competition to continue to intensify in the future. The Company currently or potentially competes with a variety of companies. These competitors include (i) a significant number of retail and online bookstores, including Amazon.com, Barnes & Noble, Inc., Borders Group, Inc. and other vendors of books, training products and product manuals, (ii) various computer super-stores that carry related information resources at retail locations, in catalogs and over the Internet, (iii) a number of indirect competitors that specialize in electronic commerce or derive a substantial portion of their revenue from electronic commerce and (iv) other companies with substantial customer bases in the computer and other technical fields. There can be no assurance that the Company can maintain a competitive position against current or future competitors as they enter the markets in which the Company competes, particularly those with greater financial, marketing, service, support, technical and other resources than the Company. The failure by the Company to maintain a competitive position within the market could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company believes that the principal competitive factors on which it competes in its market are brand recognition, selection, personalized services, convenience, price, accessibility, customer service, quality of search tools, quality of editorial and other site content and reliability and speed of fulfillment. Many of the Company's current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than the Company. In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Certain of the Company's competitors may be able to secure merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to Web site and systems development than the Company. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. As a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions or acquisitions that could result in reduced margins or otherwise have a material adverse effect on its business, financial condition and results of operations. New technologies and the expansion of existing technologies may increase the competitive pressures on the Company. For example, applications that select specific titles from a variety of Web sites may channel customers to online booksellers that compete with the Company. Companies that control access to transactions through a network or Web browsers could also promote the Company's competitors or charge the Company a substantial fee for inclusion. In addition, vendors of information resources such as technology based training could provide direct access to training programs online. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and competitive pressures faced by the Company may have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Competition."

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     The Company regards its copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. The Company pursues the registration of its trademarks and service marks in the U.S. and internationally, and has applied for the registration of certain of its trademarks and service marks. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which the Company's products and services are made available online. While the Company attempts to ensure that the quality of its brand is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of the Company's proprietary rights or reputation, which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's copyrights, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against the Company. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. The Company is not currently aware of any legal proceedings pending or threatened against it.

     In addition, the Company displays reviews and articles on technical subjects in its online store. Some reviews and articles may be copyrighted and the Company may not have explicit permission from the author for use of such intellectual property. There can be no assurance that the authors will not assert infringement claims against the Company. If a claim is asserted alleging that the Company has infringed the proprietary rights of a third party, the Company may be required to seek licenses to continue to use such intellectual property. The failure to obtain the necessary licenses or other rights at a reasonable cost could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Trademarks and Proprietary Rights; Unlicensed Arrangements and Materials."

EMPLOYEES

     As of July 31, 1998, the Company employed 149 full-time employees. In addition, the Company employed 16 part-time employees, primarily for its physical retail stores. The Company also employs independent contractors and other temporary employees in its editorial, operations and finance and administration departments. None of the Company's employees are represented by a labor union, and the Company considers its employee relations to be good. Competition for qualified personnel in the Company's industry is intense, particularly among software development and other technical staff. The Company believes that its future success will depend in part on its continued ability to attract, hire and retain a sufficient number of highly skilled personnel. See "Risk Factors -- Dependence on Key Personnel;" and "-- Need for Additional Personnel."

FACILITIES

     The Company's principal administrative, engineering, marketing, customer service and merchandising facility totals approximately 13,635 square feet and is located in Sunnyvale, California under a master lease that expires on July 31, 1999. In addition, the Company leases a temporary warehousing facility in Fremont, California. The Company also leases three physical stores located in San Jose and Sunnyvale, California, and Vienna, Virginia. The Company does not own any real property. The Company expects that its current facilities will be sufficient for the foreseeable future. The Company periodically evaluates the location and productivity of its stores, and may close, consolidate or relocate stores as conditions warrant.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the executive officers and directors of the Company as of October 31, 1998:

                   NAME                     AGE                   POSITION
                   ----                     ---                   --------
Chris MacAskill...........................  44     Chief Executive Officer, President and
                                                   Chairman of the Board
Kim Orumchian.............................  33     Vice President of Engineering,
                                                   Secretary and Director
Donald P. Alvarez.........................  34     Vice President of Finance and Chief
                                                   Financial Officer
Dennis F. Capovilla.......................  38     Vice President of Sales and Business
                                                   Development
Robert M. Cudd............................  44     Vice President of Marketing
Sean M. Cumbie............................  38     Vice President of Logistics
Peter G. Bodine(1)........................  36     Director
Alan S. Fisher(2).........................  37     Director
Tod H. Francis(1).........................  39     Director
David C. Schwab...........................  41     Director
Peter C. Wendell(2).......................  48     Director

---------------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     Chris MacAskill has been Chief Executive Officer, President and a director of the Company since co-founding the Company in June 1995. From June 1991 to June 1993, Mr. MacAskill served as Director of Developer Relations at NeXT Inc., a software development company. From June 1993 to June 1995, Mr. MacAskill served as Director of Developer Relations at General Magic, a software development company. From September 1983 to May 1991, Mr. MacAskill served as Vice President of Engineering at Western Atlas International, a geophysics company. In September 1981, Mr. MacAskill founded PSI, a petroleum engineering company, which was acquired by Western Atlas International in October 1983. Mr. MacAskill received his B.S. in Geophysics from the University of Utah and received his M.S. in Geophysics from Stanford University.

     Kim Orumchian has been Vice President of Engineering, Secretary and a director of the Company since co-founding the Company in June 1995. From May 1994 to June 1996, Mr. Orumchian served as a third party Product Manager for General Magic, a software development company. From September 1990 to April 1994, Mr. Orumchian served as Manager of Developer Relations for NeXT Inc., a software development company. Mr. Orumchian received his B.A. in Physics from Reed College and received his B.S. in Applied Physics from Columbia University School of Engineering.

     Donald P. Alvarez joined the Company as Vice President of Finance and Chief Financial Officer in September 1997. From January 1994 to August 1997, Mr. Alvarez served as Controller for West Marine Inc., a retailer of recreational boating supplies and apparel. From January 1987 to December 1993, Mr. Alvarez served as an audit manager for Deloitte & Touche LLP, an international public accounting firm. Mr. Alvarez received his B.S. in Business Administration from California State University, Hayward.

     Dennis F. Capovilla joined the Company as Vice President of Sales and Business Development in June 1997. From August 1995 to July 1997, Mr. Capovilla served as Director of the Imaging Division and Worldwide Printer Supplies for Apple Computer, a computer company. From December 1992 to December 1994, Mr. Capovilla directed Apple Computer's worldwide marketing efforts for the Imaging Division. From January 1989 to December 1992, Mr. Capovilla served as a channel marketing manager for Versatec Inc., an affiliate of Xerox Engineering Systems, a technology company, where he directed North American distributor and VAR channel activities. Mr. Capovilla received his B.S. in Marketing from Santa Clara University and did graduate work in business at the Leavey School of Business at Santa Clara University.

     Robert M. Cudd joined the Company as Vice President of Marketing in March 1998. From September 1996 to March 1998, Mr. Cudd served as Vice President of Marketing for West Marine Inc., a retailer of recreational boating supplies and apparel. From March 1994 to May 1996, Mr. Cudd served as the Director of Marketing for the Computer City Division of Tandy Corporation, a computer company. From November 1989 to January 1994 he served as Vice President of Marketing at Computerland, a retail company. Mr. Cudd received his B.S. in Business from Ferris State University.

     Sean M. Cumbie joined the Company as Vice President of Logistics in September 1998. From October 1996 to September 1998, Mr. Cumbie was the owner of and a consultant for Cumbie & Associates, Inc., a logistics management consulting firm. From January 1993 to November 1996, Mr. Cumbie served as Vice President of Logistics at West Marine Inc., a retailer of recreational boating supplies and apparel. From February 1991 to January 1993, Mr. Cumbie served as Director of Planning and Inventory Management at National Vision Associates, a vision service company. Mr. Cumbie received his M.S. in Management and his B.S. in Mechanical Engineering from the Georgia Institute of Technology.

     Peter G. Bodine has been a director of the Company since May 1998. Since December 1992, Mr. Bodine has served as a partner of APV Technology Partners ("APV"), a venture capital investment firm, and as an Executive Vice President of Asia Pacific Ventures, a consulting firm affiliated with APV. Before joining APV in 1992, Mr. Bodine was co-founder of International Business Catalysts, a consulting firm focused on international trade and investment counsel. Mr. Bodine received his B.S. in Finance from Brigham Young University and his M.B.A. from the University of Utah.

     Alan S. Fisher has been a director of the Company since July 1998. Mr. Fisher has been Vice President of Development and Operations, Chief Technical Officer and a director of ONSALE, Inc. ("ONSALE"), an online retailer, since co-founding ONSALE in July 1994. He also served as Chief Financial Officer of ONSALE from July 1994 to July 1996. Mr. Fisher is also President and Chairman of Software Partners, Inc., a developer and publisher of software products, which he co-founded in August 1988. From April 1984 to August 1988, Mr. Fisher served as Technical Marketing Manager and Product Development Manager for Teknowledge, Inc., a developer of artificial intelligence software products. Mr. Fisher serves as a director of Infodata Systems, Inc., an internet document publishing software company. Mr. Fisher received his B.S. in Electrical Engineering from the University of Missouri and received his M.S. in Electrical Engineering from Stanford University.

     Tod H. Francis has been a director of the Company since September 1996. Mr. Francis has been general partner of Trinity Ventures since March 1996. Prior to being named a general partner, Mr. Francis worked at Trinity Ventures as an associate from March 1993 to March 1995 and as a principal from March 1995 to March 1996. Prior to joining Trinity Ventures, Mr. Francis was a partner at RAM Group, a marketing management firm and worked at Johnson & Johnson, in brand management. Mr. Francis received his B.A. in Economics and his M.B.A from Northwestern University.

     David C. Schwab has been a director of the Company since September 1996. Mr. Schwab has been a general partner of Sierra Ventures since June 1996. Prior to joining Sierra Ventures, Mr. Schwab co-founded Scopus Technology, Inc., a client-server software systems company, and served in various capacities from August 1991 to June 1996, most recently as Vice President of Sales. Mr. Schwab also serves as a director of Micromuse, Inc. Mr. Schwab received his B.A. in Systems Engineering from University of California San Diego, his M.S. and ENG. in Aerospace Engineering from Stanford University, and his M.B.A from Harvard Business School.

     Peter C. Wendell has been a director of the Company since September 1996. Mr. Wendell has been a General Partner of Sierra Ventures since 1982, the year in which he founded that firm. Prior to that time he served in various executive capacities with IBM Corp. Since 1991 he has also held a faculty appointment at Stanford University's Graduate School of Business where he teaches "Entrepreneurship and Venture

Capital." Mr. Wendell holds an A.B. degree from Princeton University and an M.B.A. from Harvard Business School.

     All directors hold office until the next annual meeting of the stockholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the direction of the Board of Directors. There are no family relationships among the directors or officers of the Company.

BOARD COMMITTEES

     The Board has established an Audit Committee to meet with and consider suggestions from members of management and the Company's internal audit staff, as well as the Company's independent accountants, concerning the financial operations of the Company. The Audit Committee also has the responsibility to review audited financial statements of the Company and consider and recommend the employment of, and approve the fee arrangements with, independent accountants for both audit functions and for advisory and other consulting services. The Audit Committee is currently comprised of Mssrs. Bodine and Francis. The Board has also established a Compensation Committee to review and approve the compensation and benefits for the Company's key executive officers, administer the Company's stock purchase, equity incentive and stock option plans and make recommendations to the Board regarding such matters. The Compensation Committee is currently comprised of Messrs. Wendell and Fisher.

COMPENSATION OF DIRECTORS

     Directors receive no cash remuneration for serving on the Board of Directors or any Board Committee. Non-employee Board members are eligible for option grants pursuant to the provisions of the Automatic Option Grant Program under the Company's 1998 Omnibus Equity Incentive Plan. Under the Automatic Option Grant Program, each individual who first becomes a non-employee Board member after the date of the Company's initial public offering will be granted an option to purchase 7,500 shares of the Company's Common Stock on the date such individual joins the Board ("Initial Grant"). In addition, at each Annual Meeting of Stockholders, each individual who will continue to serve as a member of the Board after such meeting will receive an additional option to purchase 1,500 shares of Common Stock ("Annual Grant"). However, a director will not receive an Annual Grant in the same calendar year that he received an Initial Grant. The exercise price for each option granted under the Automatic Option Grant Program will be equal to the fair market value per share of the Common Stock on the automatic grant date. Each Initial Grant will become vested and exercisable with respect to 25% of the option shares on the first anniversary of the date of grant and with respect to an additional 1/48th of the option shares upon the completion of each month of service thereafter. Each Annual Grant will become fully vested and exercisable on the first anniversary of the date of grant. See "-- Stock Plans." In addition, directors are reimbursed for all reasonable expenses incurred by them in attending Board and Committee meetings.

     Directors who are also employees of the Company are eligible to receive options and be issued shares of Common Stock directly under the 1998 Omnibus Equity Incentive Plan and are also eligible to participate in the Company's 1998 Employee Stock Purchase Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Wendell and Fisher. None of these individuals was at any time since the formation of the Company, an employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth information concerning cash and non-cash compensation earned during the fiscal year ended January 31, 1998 by the Company's Chief Executive Officer and each of the Company's other four highest paid executive officers whose total compensation for services in all capacities to the Company exceeded or would have exceeded $100,000 during such year had such officers provided services for the Company for the entire fiscal year (the "Named Executive Officers").

                SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 1998

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                            ------------
                                                                               AWARDS
                                                                            ------------
                                 ANNUAL COMPENSATION                         SECURITIES
                               -----------------------     OTHER ANNUAL      UNDERLYING         ALL OTHER
 NAME AND PRINCIPAL POSITION   SALARY ($)    BONUS ($)   COMPENSATION ($)   OPTIONS (#)    COMPENSATION ($)(1)
 ---------------------------   ----------    ---------   ----------------   ------------   -------------------
Chris MacAskill..............   $81,539            --             --                --            $308
  Chief Executive Officer and
     President
Kim Orumchian................    81,539            --             --                --             308
  Vice President of
     Engineering and
     Secretary
Donald P. Alvarez............    50,000(2)         --             --            75,000              --
  Vice President of Finance
     and Chief Financial
     Officer
Riki M. Tokuno(3)............    34,904(4)    $25,000        $57,987(5)         75,000              --
  Chief Operating Officer
Dennis F. Capovilla..........    76,962(6)                        --            52,500(7)           --
  Vice President of Sales and
     Business Development

---------------
(1) Represents matching contributions to each Named Executive Officer's 401(k) plan account.

(2) Mr. Alvarez commenced employment on September 2, 1997.

(3) Mr. Tokuno resigned from employment to pursue other interests effective as of July 17, 1998.

(4) Mr. Tokuno commenced employment on November 10, 1997.

(5) Represents moving and related expenses.

(6) Mr. Capovilla commenced employment on July 7, 1997.

(7) Mr. Capovilla received an option grant for 22,500 shares of the Company's Common Stock on February 27, 1998.

                      STOCK OPTIONS GRANTED IN FISCAL 1998

     The following table provides information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended January 31, 1998 to the Named Executive Officers. No stock appreciation rights were granted to these individuals during such year.

                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                                 INDIVIDUAL GRANTS                                    ANNUAL
                       ---------------------------------------------------------------------   RATES OF STOCK PRICE
                         NUMBER OF                                                               APPRECIATION FOR
                        SECURITIES      % OF TOTAL OPTIONS                                            OPTION
                        UNDERLYING          GRANTED TO                                               TERM (1)
                          OPTIONS          EMPLOYEES IN      EXERCISE PRICE PER   EXPIRATION   ---------------------
        NAME           GRANTED(#)(2)      FISCAL 1998(3)        SHARE ($)(4)         DATE        5%($)      10%($)
        ----           -------------    ------------------   ------------------   ----------   ---------   ---------
Chris MacAskill......          --               --                    --                --           --          --
Kim Orumchian........          --               --                    --                --           --          --
Donald P. Alvarez....      75,000              9.4%                $0.24            9/1/07      $11,320     $28,687
Riki M. Tokuno.......      75,000              9.4                  1.20           11/9/07       56,601     143,437
Dennis F.
  Capovilla..........      52,500(5)           6.6                  0.24           8/25/07        7,924      20,081

---------------
(1) The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the date of this Prospectus. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

(2) Each of the options listed in the table was granted under the Company's 1996 Stock Plan and is immediately exercisable. The shares purchasable thereunder are subject to repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. Except for Mr. Tokuno's option, the repurchase right lapses as to 25% of the option shares upon the completion of 12 months of service and as to the balance in equal monthly installments upon the completion of each of the next 36 months of service. For Mr. Tokuno's option, the repurchase right lapses as to 7,500 option shares on the option grant date, as to an additional 25% of the option shares upon the completion of 12 months of service and as to the balance in equal monthly installments upon the completion of each of the next 36 months of service thereafter. Mr. Tokuno resigned from employment to pursue other interests effective as of July 17, 1998. The option shares will fully vest upon an acquisition of the Company by merger or asset sale, unless the Company's repurchase right with respect to the unvested option shares is assigned to the acquiring entity. The plan administrator has the discretionary authority to reprice the options through the cancellation of those options and the grant of replacement options with an exercise price based on the fair market value of the option shares on the regrant date. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee's cessation of employment with the Company.

(3) The Company granted options to purchase an aggregate of 794,934 shares of Common Stock during the fiscal year ended January 31, 1998.

(4) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock as determined by the Board of Directors of the Company on the date of grant. The exercise price may be paid in cash, check, promissory note, shares of the Company's Common Stock valued at fair market value on the exercise date or a cashless exercise procedure involving a same-day sale of the purchased shares.

(5) Mr. Capovilla received an option grant for 22,500 shares of the Company's Common Stock on February 27, 1998.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL 1998 YEAR-END OPTION
                                     VALUES

     No options were exercised by the Named Executive Officers during the fiscal year ended January 31, 1998. The following table provides the specified information concerning unexercised options held as of January 31, 1998 by the Named Executive Officers. No stock appreciation rights were granted or exercised by the Named Executive Officers during the fiscal year ended January 31, 1998.

                                            NUMBER OF SECURITIES
                                           UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                 OPTIONS AT             IN-THE-MONEY OPTIONS
                                              JANUARY 31, 1998           AT JANUARY 31, 1998
                                                   (#)(1)                      ($)(2)
                                           -----------------------      ---------------------
                  NAME                      VESTED       UNVESTED        VESTED     UNVESTED
                  ----                     ---------    ----------      --------    ---------
Chris MacAskill..........................    29,105       58,210        $58,792     $117,584
Kim Orumchian............................    10,894       21,788         22,006       44,012
Donald P. Alvarez........................         0       75,000              0      147,000
Riki M. Tokuno(3)........................     7,500       67,500          7,500       67,500
Dennis F. Capovilla......................         0       52,500              0      102,900

---------------
(1) Each of the options listed in the table is immediately exercisable. The shares purchasable thereunder are subject to repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. Except for Mr. Tokuno's option, the repurchase right lapses as to 25% of the option shares upon the completion of 12 months of service and as to the balance in equal monthly installments upon the completion of each of the next 36 months of service. For Mr. Tokuno's option, the repurchase right lapses as to 7,500 option shares on the option grant date, as to 25% of the option shares upon the completion of 12 months of service and as to the balance in equal monthly installments upon the completion of each of the next 36 months of service.

(2) Calculated by subtracting the exercise price from the fair market value of the underlying securities, as determined by the Board of Directors as of January 31, 1998, of $2.20 per share.

(3) Mr. Tokuno resigned from employment to pursue other interests effective as of July 17, 1998.

     EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     Messrs. MacAskill and Orumchian have each entered into employment agreements with the Company. The employment agreements set forth the base salary and general employee benefits offered to Messrs. MacAskill and Orumchian. The annual base salary for each of Mssrs. MacAskill and Orumchian is currently $110,000. The employment agreements also provide that in the event Mr. MacAskill or Mr. Orumchian is terminated without cause or due to disability, the terminated employee will receive a severance payment equal to six months of salary, payable in equal monthly installments over a six-month period. Each severance payment is payable in full for the initial three-month period following the termination and may be offset by any compensation received by the terminated employee from another employer during the remaining three-month period. Severance payments will cease in the event of death. In addition, the employment agreements amended each of Mr. MacAskill's and Mr. Orumchian's stock purchase agreement with the Company, dated June 12, 1995, such that in the event of a change in control, an additional number of shares subject to each stock purchase agreement will become vested, and such additional shares will be equal to the greater of (i) 50% of the shares then remaining vested or (ii) the number of shares that would have become vested during the 12-month period following the change in control.

     Mr. Alvarez has entered into an employment agreement with the Company. The employment agreement sets forth the base salary, bonus potential, stock option grant and general employee benefits offered to Mr. Alvarez. Mr. Alvarez's annual base salary will be $125,000. Mr. Alvarez is guaranteed a bonus of $15,000 in his first year of employment with the Company. Mr. Alvarez was granted an option to purchase 75,000 shares of the Company's Common Stock.

     Mr. Cudd has entered into an employment agreement with the Company. The employment agreement sets forth the base salary, bonus potential, stock option grant and general employee benefits offered to

Mr. Cudd. Mr. Cudd's annual base salary will be $135,000. Mr. Cudd received a signing bonus of $10,000 and is guaranteed a bonus of $25,000 in his first year of employment with the Company. Mr. Cudd was granted an option to purchase 65,000 shares of the Company's Common Stock.

     In the event of a change in control, the vesting of the options granted to Messrs. Alvarez, Capovilla and Cudd will accelerate and an additional number of option shares will become vested that is equal to the greater of: (i) 50% of any unvested option shares; or (ii) a number of shares equal to the number each officer would become vested in had he provided 12 months of additional service following the change in control.

     Mr. Tokuno has entered into an employment agreement with the Company. The employment agreement sets forth the base salary, bonus potential and general employee benefits offered to Mr. Tokuno. Mr. Tokuno's annual base salary will be $165,000. In addition, the employment agreement provides for the Company's payment of various relocation expenses, including expenses related to moving and storage, costs associated with the sale of Mr. Tokuno's home and the purchase of a new home and a tax gross-up payment for the Company's payment of these relocation expenses. Mr. Tokuno resigned from employment to pursue other interests effective as of July 17, 1998.

     The Board of Directors has the authority under the 1998 Omnibus Equity Incentive Plan to accelerate the exercisability of outstanding options, or to accelerate the vesting of the shares of Common Stock subject to outstanding options, held by all optionees, including the Chief Executive Officer and the other Named Officers, in the event of a change in control.

STOCK PLANS

  1998 Omnibus Equity Incentive Plan

     The Company's 1998 Omnibus Equity Incentive Plan (the "Plan") was adopted by the Board on July 13, 1998, subject to stockholder approval. The Company has reserved (a) 3,000,000 shares plus (b) the aggregate number of shares remaining available for issuance under the 1996 Stock Plan (as of July 31, 1998 1,155,946 shares, of which 1,110,351 shares are subject to outstanding options) for issuance under the Plan. As of July 31, 1998, no options had been granted under the Plan and 3,045,595 shares are available for option grant. As of February 1 of each year, commencing with the year 2000, the number of shares reserved for issuance under the Plan will be increased automatically by the lesser of 2% of the total number of the then outstanding shares of Common Stock or 1,000,000 shares.

     Under the Plan, employees, non-employee members of the Board ("Outside Directors") and consultants may be awarded options to purchase shares of Common Stock, stock appreciation rights ("SARs"), restricted shares and stock units (the "Awards").

     If restricted shares or shares of Common Stock issued upon the exercise of options are forfeited, these shares will become available for future issuance under the Plan. If stock units, options or SARs are forfeited or terminate for any other reason prior to exercise, the corresponding shares will again become available for issuance under the Plan. However, if stock units are settled or SARs are exercised, then the number of shares of Common Stock actually issued in the settlement will reduce the number of shares reserved for issuance under the Plan and any balance will again become available for issuance under the Plan.

     The Plan will be administered by the Company's Compensation Committee (the "Committee"). The Committee has the complete discretion to determine which eligible individuals are to receive any award, determine the type, number, vesting requirements and other features and conditions of such award, interpret the Plan and make all other decisions relating to the operation of the Plan. The Committee has the authority to modify, extend or assume outstanding options and SARs or may accept the cancellation of outstanding options and SARs in return for the grant of new options or SARs for the same or a different number of shares and at the same or a different exercise price.

     Options may be incentive stock options designed to satisfy section 422 of the Internal Revenue Code or nonstatutory stock options not designed to meet such requirements. Only employees may be granted incentive stock options, and employees and non-employees may receive the remaining types of available Awards. The term of an incentive stock option cannot exceed 10 years (except that the term of an incentive stock option granted to a holder of more than 10% of the Company's stock cannot exceed 5 years). No optionee may receive in a single fiscal year options to purchase more than 100,000 shares of Common Stock. However, a new employee may receive, in the fiscal year in which he or she commences employment, options to purchase up to 300,000 shares of Common Stock.

     The exercise price for incentive stock options granted under the Plan will in no event be less than 100% of the fair market value of the Common Stock on the grant date (except that incentive stock options granted to a holder of more than 10% of the Company's stock will have an exercise price of no less than 110% of fair market value on the grant date), and the exercise price for non-statutory stock options will be no less than 85% of the fair market value of the Common Stock on the grant date. The exercise price for options granted under the Plan may be paid in cash or in outstanding shares of Common Stock. Options may also be exercised by using a cashless exercise method, a pledge of shares to a broker or promissory note. The payment for the award of newly issued restricted shares will be made in cash, by promissory note or the rendering of past or future services.

     Each Outside Director who first becomes a member of the Board after the date of this offering will receive a one-time option grant for 7,500 shares of Common Stock upon taking office. Upon the conclusion of each regular annual meeting of the Company's stockholders held in the year 1999 and thereafter, each Outside Director who will continue to serve as a Board member will receive an option covering 1,500 shares of Common Stock. However, an Outside Director will not receive the annual 1,500-share option grant in the same calendar year that he received the initial 7,500-share option grant. The initial 7,500-share option grant will become exercisable for 25% of the shares upon completion of 12 months of service and the balance will become exercisable in equal monthly installments over the next 36 months of service. The annual 1,500-share option grant will become exercisable in full on the first anniversary of the date of grant. All automatic option grants to Outside Directors will be non-statutory stock options with an exercise price equal to 100% of the fair market value of Common Stock on the date of grant. In the event of an Outside Director's termination as a result of death, total and permanent disability or retirement at or after age 65, the options will become fully vested. The Board may decide to implement a program that allows an Outside Director to elect to receive his or her annual retainer payments and meeting fees, if any, from the Company in the form of cash, options, restricted shares, stock units or a combination thereof. The number and terms of such options, restricted shares or stock units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash will be calculated in a manner determined by the Board. The Committee may also provide that the non-statutory stock options that otherwise would be granted to an Outside Director will instead be granted to an affiliate of such Outside Director, provided that the service-related vesting and termination provisions pertaining to non-statutory stock options will be applied with regard to the service of the Outside Director.

     SARs may be awarded in combination with options and may provide that the SARs will not be exercisable unless the related options are forfeited. No individual may, in a single calendar year, be granted SARs that pertain to more than 100,000 shares of Common Stock. However, SARs granted to a new employee in the fiscal year in which his or her service as an employee with the Company commences may not pertain to more than 300,000 shares of Common Stock.

     The Committee may award restricted shares under the Plan. The payment for the award of restricted shares will be made in cash, cash equivalents, promissory note or the rendering of past or future services. To the extent that an award consists of newly issued restricted shares, the recipient must furnish consideration with a value not less than the par value of those restricted shares, in the form as the Committee may determine. An award of restricted shares may be subject to vesting.

     The Committee may grant stock units. No cash consideration by the recipients will be required. A stock unit award may carry with it a right to dividend equivalents which entitles the holder to be credited with an amount equal to all cash dividends paid on one share of Common Stock while the stock unit is outstanding. Stock units may be settled in cash, shares of Common stock or a combination of both.

     The Committee may determine that, upon an optionee's or participant's death, disability or retirement or a change in control, an award of an option, SAR, stock units or restricted shares will become fully exercisable as to all shares subject to such award. A change in control includes a merger or consolidation of the Company, sale of assets, certain changes in the composition of the Board and acquisition of 50% or more of the combined voting power of the Company's outstanding stock. In the event of a merger or other reorganization, outstanding options, SARs, restricted shares and stock units will be subject to the agreement of merger or reorganization, which may provide for the assumption of outstanding awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting and accelerated expiration or for settlement in cash.

     The Board may amend or terminate the Plan at any time, and the Plan will continue unless otherwise terminated by the Board. Amendments may be subject to stockholder approval to the extent required by applicable laws.

  1998 Employee Stock Purchase Plan

     The Board adopted the Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") on July 13, 1998, subject to the approval of the Company's stockholders. A total of 300,000 shares of Common Stock will be reserved for issuance under the Purchase Plan. On February 1 of each year, beginning with the year 2000, the total number of shares of Common Stock reserved for issuance will automatically increase by the number of shares necessary to cause the number of shares available for issuance to be restored to 300,000.

     The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, will be implemented by 24-month offering periods, each offering period containing four six-month accumulation periods, with purchases occurring at the end of each six-month accumulation period. A new offering period begins every six months. The first accumulation and offering periods are expected to begin on the effective date of this offering and will end on May 31, 1999 and November 30, 2000, respectively.

     The Purchase Plan will be administered by the Committee. Employees will be eligible to participate if their customary employment with the Company is for more than 20 hours per week and for more than 5 months per year. The Purchase Plan permits each eligible employee to purchase Common Stock through payroll deductions, which may not exceed 15% of an employee's compensation, nor more than 500 shares on any purchase date. In addition, the value of the Common Stock (determined at the beginning of the offering period) that may be purchased by any participant in a calendar year is limited to $25,000.

     The price of the Common Stock purchased under the Purchase Plan will be 85% of the lower of the fair market value of the Common Stock on the date immediately prior to the first date of the period or the date at the end of the applicable accumulation period. For the initial offering period, the price of the Common Stock purchased under the Purchase Plan will be 85% of the lower of the initial public offering price or the fair market value on the date at the end of the applicable accumulation period. An offering period continues to apply to a participant for the full 24 months, unless the market price of the Common Stock is lower when a subsequent offering period begins. In that event, the subsequent offering period automatically becomes the applicable period for purposes of determining the purchase price.

     Employees may end their participation in the Purchase Plan at any time during the accumulation period, and participation ends automatically upon termination of employment with the Company. In the event of a merger or consolidation, each offering period and accumulation period will terminate and each outstanding purchase right will be exercised. The Board may amend or terminate the Purchase Plan at any time. However, the Board may not, without stockholder approval, materially increase the number of shares of Common Stock available for issuance.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

     As permitted by the Delaware General Corporation Law (the "Delaware Law"), the Company's Second Amended and Restated Certificate of Incorporation which, which will become effective upon the closing of this offering, includes a provision that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of (i) a breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of the Delaware Law; and (iv) transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Upon the closing of this offering, the Company's Second Amended and Restated Certificate of Incorporation will authorize the Company to indemnify its officers, directors and other agents, by bylaws, agreements or otherwise, to the fullest extent permitted under the Delaware Law. Prior to the closing of this offering, the Company will enter into separate indemnification agreements with its directors and officers which are, in some cases, broader than the specific indemnification provisions contained in the Delaware Law. The indemnification agreements will require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding to which they are a party to or participant in and as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

     As permitted by the Delaware law, the Company's Amended and Restated Bylaws, which will become effective upon the closing of this offering, provide for mandatory indemnification of its directors and permissible indemnification of officers and employees to the maximum extent allowed by the Delaware Law.

     At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

     Since January 1, 1996, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of more than 5% of the Common Stock of the Company or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (i) compensation agreements and other arrangements, which are described where required in "Management," and (ii) the transactions described below.

     In June 1995, the Company sold 828,897 shares of Common Stock to Chris MacAskill, the Chief Executive Officer, President and a director of the Company, for an aggregate purchase price of $11,051.96. As payment of the purchase price, Mr. MacAskill transferred the title to certain equipment to the Company and canceled the obligation of the Company to reimburse him for certain expenses. In June 1995, the Company also sold 675,000 shares of Common Stock to Kim Orumchian, the Vice President of Engineering, Secretary and a director of the Company, for an aggregate purchase price of $9,000. As payment of the purchase price, Mr. Orumchian transferred the title to certain equipment to the Company and canceled the obligation of the Company to reimburse him for certain expenses.

     The Company has issued, in private placement transactions (collectively, the "Private Placement Transactions"), shares of Preferred Stock as follows: an aggregate of 2,453,701 shares of Series B Preferred Stock at $1.67 per share (including the conversion of shares of Series A Preferred Stock into an aggregate of 154,950 shares of Series B Preferred Stock) in September and December 1996; an aggregate of 1,041,667 shares of Series C Preferred Stock at $2.40 per share in May 1997; an aggregate of 1,726,194 shares of Series D Preferred Stock at $4.20 per share in January 1998; and an aggregate of 857,624 shares of Series E Preferred Stock at $6.44 per share in May 1998. Each share of Preferred Stock is convertible into one share of Common Stock and all such shares of Preferred Stock shall be converted into shares of Common Stock upon the closing of this offering.

     The following table summarizes the shares of Preferred Stock purchased by Named Executive Officers, directors and 5% stockholders of the Company and persons and entities associated with them in the Private Placement Transactions.

                                             SERIES B          SERIES C          SERIES D          SERIES E
              INVESTOR(1)                 PREFERRED STOCK   PREFERRED STOCK   PREFERRED STOCK   PREFERRED STOCK
              -----------                 ---------------   ---------------   ---------------   ---------------
APV Technology Partners, L.P. (Peter
  Bodine) (2)...........................       150,000            64,206            59,524            69,877
Needham Capital Partners II, L.P. (3)...            --                --           535,715            69,876
Sierra Ventures V, L.P. (Peter Wendell
  and David Schwab).....................     1,500,000           642,078           476,191            69,876
Trinity Ventures V, LP (Tod
  Francis)(4)...........................       600,000           256,831           238,096            23,292
Vulcan Ventures Incorporated............            --                --                --           543,478
Chris MacAskill.........................         5,144             2,201                --               219

---------------
(1) Shares held by affiliated persons and entities have been aggregated. See "Principal Stockholders."

(2) Includes shares held by APV Technology Partners, L.P., APV Technology Partners II, L.P. and APV Technology Partners U.S., L.P.

(3) Includes shares held by Needham Capital Partners II, L.P., Needham Capital SBIC, L.P. and Needham Capital Partners II (Bermuda), L.P.

(4) Includes shares held by Trinity Ventures, V, LP and Trinity Ventures, Side-By-Side Fund V, LP.

     In addition, Sierra Ventures V, L.P. may purchase up to 150,000 shares in this offering; Trinity Ventures V, LP may purchase up to 59,375 shares in this offering; Trinity Ventures, Side-by-Side Fund V, LP may purchase up to 3,125 shares in this offering; Vulcan Ventures Incorporated may purchase up to 32,500 shares in this offering; APV Technology Partners, L.P. may purchase up to 60,000 shares in this offering; APV Technology Partners U.S., L.P. may purchase up to 22,500 shares in this offering; and APV Technology Partners II, L.P. may purchase up to 10,000 shares in this offering.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of July 31, 1998, and as adjusted to reflect the sale of the Shares offered hereby, (i) by each person or entity who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) by each of the Named Executive Officers and by each of the Company's directors and (iii) by all executive officers and directors of the Company as a group.

                                                                               PERCENT OF TOTAL (1)(2)
                                                                               -----------------------
                                                          NUMBER OF SHARES     BEFORE THE    AFTER THE
         NAME AND ADDRESS OF BENEFICIAL OWNERS           BENEFICIALLY OWNED     OFFERING     OFFERING
         -------------------------------------           ------------------    ----------    ---------
Sierra Ventures V, L.P. (3)............................       2,688,145          35.17%        25.26%
  3000 Sand Hill Road, Building 4, Suite 210
  Menlo Park, CA 94025
Entities affiliated with Trinity Ventures V, L.P.             1,118,219          14.63%        10.51%
  (4)..................................................
  3000 Sand Hill Road, Building 1, Suite 240
  Menlo Park, CA 94025
Entities affiliated with Needham Capital Partners II,           605,591           7.92%         5.69%
  L.P. (5).............................................
  445 Park Avenue, 3rd Floor
  New York, NY 10022
Vulcan Ventures Incorporated(6)........................         543,478           7.11%         5.11%
  110 100th Avenue N.E., Suite 550
  Bellevue, WA 98004
Chris MacAskill (7)....................................         923,776          11.95%         8.61%
Kim Orumchian (8)......................................         707,682           9.22%         6.63%
Donald P. Alvarez (9)..................................          75,000              *             *
Riki M. Tokuno (10)....................................           7,500              *             *
Dennis F. Capovilla (11)...............................          75,000              *             *
Peter G. Bodine (12)...................................         343,607           4.50%         3.23%
Ralph C. Derrickson (6)................................         543,478           7.11%         5.11%
Alan S. Fisher (13)....................................           7,500              *             *
Tod H. Francis (4).....................................       1,118,219          14.63%        10.51%
David C. Schwab (3)....................................       2,688,145          35.17%        25.26%
Peter C. Wendell (3)...................................       2,688,145          35.17%        25.26%
All directors and executive officers as a group (12           6,554,907          82.01         59.63%
  people)(14)..........................................

---------------
  * Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

 (1) Percentage ownership is based on 7,642,788 shares outstanding as of July 31, 1998, including 6,079,186 shares of Common Stock issuable upon conversion of all outstanding preferred stock at the closing of this offering. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of July 31, 1998 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder. Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Computer Literacy, Inc., 1308 Orleans Drive, Sunnyvale, CA 94089.

 (2) Assumes the Underwriters' over-allotment option is not exercised.

 (3) Excludes shares, if any, purchased in connection with this offering. See "Certain Transactions." David C. Schwab, a director of the Company, is a venture partner of SV Associates V, L.P. Peter C. Wendell, a director of the Company, is a general partner of SV Associates V, L.P. SV Associates V, L.P. is the general partner of Sierra Ventures V, L.P. Each of Messrs. Schwab and Wendell disclaims beneficial ownership of the shares held by Sierra Ventures V, L.P. except to the extent of his pecuniary interest therein.

 (4) Excludes shares, if any, purchased in connection with this offering. See "Certain Transactions." Includes 1,056,480 shares held by Trinity Ventures V, LP and 61,739 shares held by Trinity Ventures Side-By-Side Fund V, LP. Tod H. Francis, a director of the Company, is a general partner of Trinity Ventures. Mr. Francis disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

 (5) Includes 359,536 shares held by Needham Capital Partners II, L.P., 166,667 shares held by Needham Capital SBIC, L.P. and 79,388 shares held by Needham Capital Partners II (Bermuda), L.P.

 (6) Excludes shares, if any, purchased in connection with this offering. See "Certain Transactions." Ralph C. Derrickson, resigned as a director of the Company and from Vulcan Ventures Incorporated effective September 25, 1998. Mr. Derrickson disclaims beneficial ownership of such shares.

 (7) Includes 87,315 shares of Common Stock issuable upon exercise of immediately exercisable options, 47,296 shares of which are subject to the Company's right of repurchase.

 (8) Includes 32,682 shares of Common Stock issuable upon exercise of immediately exercisable options, 17,703 shares of which are subject to the Company's right of repurchase.

 (9) Represents 75,000 shares of Common Stock issuable upon exercise of immediately exercisable options, 75,000 shares of which are subject to the Company's right of repurchase.

(10) Represents 7,500 shares of Common Stock issuable upon exercise of immediately exercisable options. Mr. Tokuno resigned from employment to pursue other interests effective as of July 17, 1998.

(11) Represents 75,000 shares of Common Stock issuable upon exercise of immediately exercisable options, 75,000 shares of which are subject to the Company's right of repurchase.

(12) Excludes shares, if any, purchased in connection with this offering. See "Certain Transactions." Includes 232,888 shares held by APV Technology Partners, L.P., 58,222 shares held by APV Technology Partners U.S., L.P. and 52,497 shares held by APV Technology Partners II, L.P. (collectively, the "APV Funds"). Peter G. Bodine is a managing member of APV Management Co., L.L.C., the general partner of the APV Funds. Mr. Bodine disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(13) Includes 7,500 shares of Common Stock issuable upon exercise of immediately exercisable options, all of which are subject to the Company's right of repurchase.

(14) Includes 349,997 shares of Common Stock issuable upon exercise of immediately exercisable options, 287,498 shares of which are subject to the Company's right of repurchase. Excludes 67,125 shares issuable upon exercise of immediately exercisable options, 58,750 shares of which are subject to the Company's right of repurchase, held by Sean M. Cumbie who joined the Company in September 1998. Mr. Derrickson resigned as a director of the Company, effective September 25, 1998.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, par value $0.001, and 5,000,000 shares of Preferred Stock, par value $0.001.

     Prior to the closing of this offering, the Company reincorporated in the State of Delaware and, upon the closing of this offering, the Company intends to amend and restate its Certificate of Incorporation. The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the forms of the Company's Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to be effective upon the closing of this offering, which are included as exhibits to the Registration Statement of which this Prospectus forms a part, and by the provisions of applicable law.

COMMON STOCK

     As of July 31, 1998, there were 7,642,788 shares of Common Stock outstanding that were held of record by 38 stockholders (assuming conversion of all shares of Preferred Stock into shares of Common Stock). There will be 10,642,788 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option and assuming no exercise after July 31, 1998 of outstanding options) after giving effect to the sale of the shares of Common Stock to the public offered hereby.

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of assets legally available therefor. See "Dividend Policy." In the event of the liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     Upon the closing of this offering, all outstanding shares of Preferred Stock will convert into shares of Common Stock. Thereafter, pursuant to the Company's Second Amended and Restated Certificate of Incorporation, the Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix or alter the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of Preferred Stock or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to issue any of the Preferred Stock.

WARRANTS

     As of July 31, 1998, a warrant was outstanding to purchase an aggregate of 15,624 shares of Common Stock (assuming the conversion of all shares of Preferred Stock into shares of Common Stock) at an exercise price of $2.40 per share. Such warrant will expire on May 28, 2002.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

     The Second Amended and Restated Certificate of Incorporation provides that, effective upon the closing of this offering, all stockholder actions must be effected at a duly called meeting and not by written consent.

This could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. This provision is intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. This provision is designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provision is also intended to discourage certain tactics that may be used in proxy fights. However, this provision could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. This provision also may have the effect of preventing changes in the management of the Company. See "Risk Factors -- Anti-Takeover Effect of Certain Charter Provisions and Delaware Law."

     The Company's Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will provide that the Company will indemnify officers and directors against losses that may incur in investigations and legal proceedings resulting from their services to the Company, which may include services in connection with takeover defense measures. Such provisions may have the effect of preventing changes in the management of the Company.

     Upon the closing of this offering, the Company will be subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by directors who are also officers of the Company and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

REGISTRATION RIGHTS

     After this offering, the holders of approximately 6,079,186 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of an Investors' Rights Agreement between the Company and the holders of such registrable securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are, subject to certain limitations, entitled to include shares of Common Stock therein. Additionally, such holders are also entitled to certain demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act at the Company's expense

(other than underwriter's discounts and commissions) with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration. Further, holders may require, subject to certain limitations, the Company to file additional registration statements on Form S-3 at the Company's expense (other than underwriters' discounts and commissions). All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and the right of the Company not to effect a requested registration within six months following an offering of the Company's securities, including the offering made hereby.

     Each stockholder's registration rights expire upon the earlier of three (3) years from the closing of this offering or such time that such stockholder can sell all of his, her or its stock under Rule 144(k).

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock will be U.S. Stock Transfer Corporation.

LISTING

     The Company has applied to list its Common Stock on the Nasdaq National Market under the trading symbol "CMPL."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering and based on the shares outstanding as of July 31, 1998, there will be 10,642,788 shares of Common Stock outstanding, assuming no exercise of outstanding options. Of these shares, the 3,000,000 shares sold in this offering (assuming no exercise of the underwriters' over-allotment option) will be freely tradeable without restriction or further registration unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining shares will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares"). Sales of Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

     Of the Restricted Shares, an aggregate of 6,785,164 shares of Common Stock will be eligible for sale in the public market subject to Rule 144 and Rule 701 under the Securities Act after expiration of a contractual lock-up beginning 180 days after the date of the Prospectus, unless earlier released, in whole or in part, by NationsBanc Montgomery Securities LLC and thereafter an additional 857,624 shares will be eligible for sale pursuant to Rule 144 upon the expiration of one-year holding periods on May 22, 1999. A significant portion of such shares that become eligible for sale in the public market are held by the Venture Stockholders. See "Risk Factors -- Control of the Company by Current Stockholders and Venture Capital Firms" and "-- Shares Eligible for Future Sale."

     In general, under Rule 144, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, including persons who may be deemed to be "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 106,428 shares immediately after this offering); or (ii) the average weekly trading volume of the Common Stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the Restricted Shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, shares eligible for sale under Rule 144(k) may be sold immediately upon completion of this offering.

     Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts and prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subject to certain limitations on the aggregate offering price of a transaction and certain other conditions, commencing 90 days after the issuer becomes subject to the reporting requirements of the Exchange Act, in reliance upon Rule 144, but without compliance with certain restrictions, including the holding period requirements, contained in Rule 144. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual lock-up restrictions described above, beginning 90 days after the date of this Prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

     The Company has agreed that it will not sell, offer, contract for or grant any options to purchase or otherwise dispose of any shares of its Common Stock or securities convertible into or exchangeable for its Common Stock, except with respect to options or other rights outstanding on the date of this Prospectus or pursuant to the Company's stock plans described in this Prospectus, for a period of 180 days after the date of the Prospectus without the prior written consent of NationsBanc Montgomery Securities LLC.

     The Company intends to register on a Form S-8 registration statement under the Securities Act, during the 180-day lockup period, the resale of 3,345,595 shares of Common Stock issuable upon exercise of outstanding options or reserved for issuance under the 1996 Stock Plan, the 1998 Omnibus Equity Incentive Plan and the 1998 Employee Stock Purchase Plan. See "Management -- Stock Plans." Such registration will permit the resale of shares so registered by non-affiliates in the public market without restriction under the Securities Act, subject to vesting restrictions or contractual lock-ups.

     Upon completion of this offering, the holders of 6,079,186 shares of Common Stock will be entitled to certain registration rights with respect to such shares. See "Description of Capital Stock -- Registration Rights." Registration of such shares would result in such shares becoming freely tradeable without restriction under the Securities Act (except for share purchases by affiliates) immediately upon the effectiveness of such registration.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), represented by NationsBanc Montgomery Securities LLC, Piper Jaffray Inc. and Needham & Company, Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of such shares, if any are purchased.

                                                                NUMBER
                        UNDERWRITERS                          OF SHARES
                        ------------                          ----------
NationsBanc Montgomery Securities LLC.......................
Piper Jaffray Inc...........................................
Needham & Company, Inc......................................

                                                              ----------
          Total.............................................   3,000,000
                                                              ==========

     The Representatives have advised the Company that the Underwriters initially propose to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to
selected dealers a concession of not more than $          per share, and the
Underwriters may allow, and such dealers may reallow, a concession of not more
than $          per share to certain other dealers. After, but not prior to, the completion of this offering, the offering price and concessions and reallowances to dealers may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part. The Company estimates that the total offering expenses, other than underwriting discounts and commissions, will be $800,000.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 450,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial 3,000,000 shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this offering.

     The directors, officers and certain stockholders of the Company, holding in the aggregate 7,583,083 shares of Common Stock after this offering, have agreed that, subject to certain exceptions, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of NationsBanc Montgomery Securities LLC, directly or indirectly sell, offer to sell or otherwise dispose of any such shares of Common Stock or any right to acquire such shares. In addition, the Company has agreed that, for a period of 180 days after the date of this Prospectus, it will not, without the prior written consent of NationsBanc Montgomery Securities LLC, issue, offer, sell, grant options to purchase or otherwise dispose of any of the Company's equity securities or any other securities convertible into or exercisable or exchangeable for the Common Stock or other equity security, other than the grant of options to purchase Common Stock or the issuance of shares of Common Stock under the Company's stock option and stock purchase plans and the issuance of shares of Common Stock pursuant to the exercise of outstanding options and warrants.

     In January 1998, Needham Capital Partners II, L.P., Needham Capital SBIC, L.P. and Needham Capital Partners II (Bermuda), L.P., entities affiliated with Needham & Company, Inc., purchased an aggregate of 535,715 shares of the Company's Series D Preferred Stock for an aggregate purchase price of $2,250,000.90. In May 1998, Needham Capital Partners II, L.P and Needham Capital Partners II (Bermuda), L.P., entities affiliated with Needham & Company, Inc., purchased an aggregate of 69,876 shares of the Company's Series E Preferred Stock for an aggregate purchase price of $449,999.83. Such shares of Series D Preferred Stock and Series E Preferred Stock held by the entities affiliated with Needham & Company, Inc. will convert into 605,591 shares of Common Stock upon the closing of this offering. In addition, an individual affiliated with NationsBanc Montgomery Securities LLC purchased 23,810 shares of Series D Preferred Stock and 3,882 shares of Series E Preferred Stock in January 1998 and May 1998, respectively, for aggregate purchase prices of $99,999.90 and $24,998.47, respectively. Such shares of Series D Preferred Stock and Series E Preferred Stock held by the individual affiliated with NationsBanc Montgomery Securities LLC will convert into 27,692 shares of Common Stock upon the closing of this offering.

     The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

     Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations will be the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, the Company's past and present operations, its past and present financial performance, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the offering and the market prices of and demand for publicly traded common stock of comparable companies in recent periods and other factors deemed relevant.

     Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock offered hereby. Such transactions may include stabilizing, the purchase of Common Stock to cover syndicate short positions and the imposition of penalty bids. A stabilizing bid means the placing of any bid or the effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may stabilize or maintain the market price of the Common Stock at a level above that which otherwise might prevail in the open market and, if commenced, may be discontinued at any time.

     The Representatives have informed the Company that the Underwriters do not expect to make sales in excess of 5% of the number of shares of Common Stock offered hereby to accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby and general corporate legal matters will be passed upon for the Company by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California. As of July 31, 1998, an investment partnership comprised of members of that firm beneficially owned 35,110 shares of the Company's Preferred Stock. Certain legal matters relating to the sale of the shares of Common Stock in this offering will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, San Francisco, California.

                                    EXPERTS

     The consolidated financial statements of Computer Literacy, Inc. as of January 31, 1998, and for each of the two years in the period ended January 31, 1998, and the financial statements of Computer Literacy Bookshops, Inc. for the eleven months ended May 31, 1997 and the year ended June 30, 1996 included in this Prospectus and the Registration Statement have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include any amendments thereto) on Form SB-2 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the Financial Statements and related Notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

     As a result of this offering, the Company will become subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended. As long as the Company is subject to such periodic reporting and informational requirements, it will file with the Commission all reports, proxy statements and other information required thereby. The Registration Statement, as well as such reports and other information filed by the Company with the Commission, may be inspected at the public reference facilities maintained by the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                     COMPUTER LITERACY, INC. AND SUBSIDIARY

            INDEX TO CONSOLIDATED AND PRO FORMA FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
COMPUTER LITERACY, INC. AND SUBSIDIARY
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets at January 31, 1998, July 31,
  1998 (unaudited) and Pro forma at July 31, 1998
  (unaudited)...............................................   F-3
Consolidated Statements of Operations for the years ended
  January 31, 1997 and 1998 and the six months ended July
  31, 1997 and 1998 (unaudited).............................   F-4
Consolidated Statements of Stockholders' Equity for the
  years ended January 31, 1997 and 1998 and the six months
  ended July 31, 1998 (unaudited)...........................   F-5
Consolidated Statements of Cash Flows for the years ended
  January 31, 1997 and 1998 and the six months ended July
  31, 1997 and 1998 (unaudited).............................   F-6
Notes to Consolidated Financial Statements..................   F-7

PRO FORMA INFORMATION (UNAUDITED)
Introduction to Pro Forma Combined Condensed Financial
  Information (unaudited)...................................  F-17
Pro Forma Combined Condensed Statement of Income for the
  year ended January 31, 1998 (unaudited)...................  F-18
Notes to Pro Forma Combined Condensed Statement of Income
  for the year ended January 31, 1998 (unaudited)...........  F-19

COMPUTER LITERACY BOOKSHOPS, INC.
Independent Auditors' Report................................  F-20
Statements of Income for the year ended June 30, 1996 and
  the eleven months ended May 31, 1997......................  F-21
Statements of Stockholders' Equity for the year ended June
  30, 1996 and the eleven months ended May 31, 1997.........  F-22
Statements of Cash Flows for the year ended June 30, 1996
  and the eleven months ended May 31, 1997..................  F-23
Notes to Financial Statements...............................  F-24

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Computer Literacy, Inc.
Sunnyvale, California

     We have audited the accompanying consolidated balance sheet of Computer Literacy, Inc. and subsidiary (the "Company") as of January 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at January 31, 1998, and the results of its operations and its cash flows for each of the two years in the period then ended in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

San Jose, California
July 10, 1998
(August 25, 1998 as to the fifth paragraph of Note 1 and the last two paragraphs of Note 10)

                     COMPUTER LITERACY, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                          PRO FORMA
                                                              JANUARY 31,    JULY 31,     JULY 31,
                                                                 1998          1998         1998
                                                              -----------    ---------    ---------
                                                                                  (UNAUDITED)
Current assets:
  Cash and equivalents......................................    $ 4,974       $ 5,132
  Accounts receivable, net of allowance of $67 and $114.....        153           511
  Inventories...............................................      3,683         3,979
  Prepaid expenses and other current assets.................        440           750
                                                                -------       -------
          Total current assets..............................      9,250        10,372
Property and equipment, net.................................      1,182         1,723
Goodwill, net...............................................      2,962         2,855
Other assets................................................        204           486
                                                                -------       -------
          Total assets......................................    $13,598       $15,436
                                                                =======       =======
Current liabilities:
  Accounts payable..........................................    $ 2,518       $ 2,476
  Accrued expenses..........................................      1,084           997
  Current portion of capital lease obligations..............         18            18
                                                                -------       -------
          Total current liabilities.........................      3,620         3,491
Capital lease obligations...................................         53            44
                                                                -------       -------
          Total liabilities.................................      3,673         3,535
Stockholders' equity:
  Preferred stock, $0.001 par value, 5,500 and 6,275 shares
     authorized, 5,222 and 6,079 shares issued and
     outstanding at January 31, 1998 and July 31, 1998,
     respectively; pro forma outstanding, none; (aggregate
     liquidation preference of $13,843 and $19,366 at
     January 31, 1998 and July 31, 1998, respectively; pro
     forma, nil)............................................          5             6      $    --
  Common stock, $0.001 par value, 8,750 and 10,000 shares
     authorized, 1,527 and 1,564 shares issued and
     outstanding at January 31, 1998 and July 31, 1998,
     respectively; pro forma issued and outstanding 7,643
     shares.................................................          2             2            8
  Additional paid-in capital................................     13,764        19,376       19,376
  Warrants..................................................         12            12           12
  Accumulated deficit.......................................     (3,858)       (7,495)      (7,495)
                                                                -------       -------      -------
          Total stockholders' equity........................      9,925        11,901      $11,901
                                                                -------       -------      =======
          Total liabilities and stockholders' equity........    $13,598       $15,436
                                                                =======       =======

                See notes to consolidated financial statements.
                                       F-3

                     COMPUTER LITERACY, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 YEAR ENDED JANUARY 31,    SIX MONTHS ENDED JULY 31,
                                                 ----------------------    -------------------------
                                                  1997           1998        1997            1998
                                                 -------       --------    ---------       ---------
                                                                                  (UNAUDITED)
Revenues:
  Online.......................................  $  180        $ 3,021      $   620         $ 4,225
  Retail and other.............................      --          7,927        2,263           4,984
                                                 ------        -------      -------         -------
       Total revenues..........................     180         10,948        2,883           9,209
Cost of revenues:
  Online.......................................     150          2,189          418           3,291
  Retail and other.............................      --          5,216        1,425           3,226
                                                 ------        -------      -------         -------
       Total cost of revenues..................     150          7,405        1,843           6,517
                                                 ------        -------      -------         -------
Gross profit...................................      30          3,543        1,040           2,692
Operating expenses:
  Sales and marketing..........................     130          4,192        1,240           4,056
  Development and engineering..................     110            860          213           1,148
  General and administrative...................     412          1,674          596           1,224
                                                 ------        -------      -------         -------
       Total operating expenses................     652          6,726        2,049           6,428
                                                 ------        -------      -------         -------
Loss from operations...........................    (622)        (3,183)      (1,009)         (3,736)
Interest, net..................................      55             (7)          23              99
                                                 ------        -------      -------         -------
Net loss.......................................  $ (567)       $(3,190)     $  (986)        $(3,637)
                                                 ======        =======      =======         =======
Basic and diluted net loss per share...........  $(0.38)       $ (2.11)     $ (0.66)        $ (2.37)
                                                 ======        =======      =======         =======
Shares used in calculating basic and diluted
  net loss per share...........................   1,504          1,509        1,504           1,533
                                                 ======        =======      =======         =======

                See notes to consolidated financial statements.

                     COMPUTER LITERACY, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                    COMMON           PREFERRED         PREFERRED         PREFERRED         PREFERRED
                                     STOCK           SERIES A          SERIES B          SERIES C          SERIES D
                                ---------------   ---------------   ---------------   ---------------   ---------------
                                SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT
                                ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Balances, February 1, 1996....  1,504     $  2      117    $  --
Repayment of stockholder note
  receivable..................                                --
Issuance of Preferred Series B
  (net of issuance costs of
  $9).........................                                      2,280    $    2
Conversion of Preferred Series
  A into Preferred Series B...                     (117)     (--)     155        --
Net loss......................
                                -----     ----     ----    -----    -----    ------   -----    ------   ------   ------
Balances, January 31, 1997....  1,504        2       --       --    2,435         2
                                -----     ----     ----    -----    -----    ------   -----    ------   ------   ------
Issuance of Preferred Series
  B...........................                                         19        --
Issuance of Preferred Series C
  (net of issuance costs of
  $5).........................                                                        1,042    $    1
Issuance of Preferred Series D
  (net of issuance costs of
  $56)........................                                                                           1,726   $    2
Issuance of stockholder note
  receivable..................
Exercise of stock options.....     23       --
Options granted to
  consultants.................              --
Warrants granted to
  creditor....................
Net loss......................
                                -----     ----     ----    -----    -----    ------   -----    ------   ------   ------
Balances, January 31, 1998....  1,527        2       --       --    2,454         2   1,042         1    1,726        2
                                -----     ----     ----    -----    -----    ------   -----    ------   ------   ------
Repayment of stockholder note
  receivable (unaudited)......
Options granted to consultants
  (unaudited).................              --
Exercise of stock options
  (unaudited).................     37       --
Issuance of Preferred Series E
  (net of issuance costs of
  $24) (unaudited)............
Net loss (unaudited)..........
                                -----     ----     ----    -----    -----    ------   -----    ------   ------   ------
Balances, July 31, 1998
  (unaudited).................  1,564     $  2       --    $  --    2,454    $    2   1,042    $    1    1,726   $    2
                                =====     ====     ====    =====    =====    ======   =====    ======   ======   ======

                                   PREFERRED
                                   SERIES E       ADDITIONAL                                TOTAL
                                ---------------    PAID-IN                ACCUMULATED   STOCKHOLDERS'
                                SHARES   AMOUNT    CAPITAL     WARRANTS     DEFICIT        EQUITY
                                ------   ------   ----------   --------   -----------   -------------
Balances, February 1, 1996....                     $   151                  $  (101)      $     52
Repayment of stockholder note
  receivable..................                         125                                     125
Issuance of Preferred Series B
  (net of issuance costs of
  $9).........................                       3,789                                   3,791
Conversion of Preferred Series
  A into Preferred Series B...                          --                                      --
Net loss......................                                                 (567)          (567)
                                -----    ------    -------      ------      -------       --------
Balances, January 31, 1997....                       4,065                     (668)         3,401
                                -----    ------    -------      ------      -------       --------
Issuance of Preferred Series
  B...........................                          31                                      31
Issuance of Preferred Series C
  (net of issuance costs of
  $5).........................                       2,494                                   2,495
Issuance of Preferred Series D
  (net of issuance costs of
  $56)........................                       7,192                                   7,194
Issuance of stockholder note
  receivable..................                         (25)                                    (25)
Exercise of stock options.....                           4                                       4
Options granted to
  consultants.................                           3                                       3
Warrants granted to
  creditor....................                                  $   12                          12
Net loss......................                                               (3,190)        (3,190)
                                -----    ------    -------      ------      -------       --------
Balances, January 31, 1998....                      13,764          12       (3,858)         9,925
                                -----    ------    -------      ------      -------       --------
Repayment of stockholder note
  receivable (unaudited)......                          25                                      25
Options granted to consultants
  (unaudited).................                           5                                       5
Exercise of stock options
  (unaudited).................                          84                                      84
Issuance of Preferred Series E
  (net of issuance costs of
  $24) (unaudited)............    857    $    1      5,498                                $  5,499
Net loss (unaudited)..........                                               (3,637)        (3,637)
                                -----    ------    -------      ------      -------       --------
Balances, July 31, 1998
  (unaudited).................    857    $    1    $19,376      $   12      $(7,495)      $ 11,901
                                =====    ======    =======      ======      =======       ========

                See notes to consolidated financial statements.

                     COMPUTER LITERACY, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                          YEAR ENDED         SIX MONTHS ENDED
                                                          JANUARY 31,            JULY 31,
                                                       -----------------    ------------------
                                                        1997      1998       1997       1998
                                                       ------    -------    -------    -------
                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net loss...........................................  $ (567)   $(3,190)   $  (986)   $(3,637)
  Adjustments to reconcile net loss to net cash used
     in operations:
     Depreciation and amortization...................      13        297         80        232
     Options and warrants granted to consultants and
       creditor......................................      --         15         10          5
  Changes in operating assets and liabilities:
     Accounts receivable.............................      --        (35)        (4)      (358)
     Inventories.....................................     (96)    (1,145)       (38)      (296)
     Prepaid expenses and other assets...............     (18)      (173)      (118)      (613)
     Accounts payable................................      89      1,680        845        (42)
     Accrued expenses................................       5       (117)      (132)       (87)
                                                       ------    -------    -------    -------
     Net cash used in operations.....................    (574)    (2,668)      (343)    (4,796)

Cash flows from investing activities:
  Purchase of property and equipment.................    (140)      (941)      (176)      (645)
  Acquisition of CLBI, net of cash acquired..........      --     (4,334)    (4,334)        --
                                                       ------    -------    -------    -------
  Net cash used in investing activities..............    (140)    (5,275)    (4,510)      (645)

Cash flows from financing activities:
  Repayment of capital lease obligation..............      (2)       (10)        (4)        (9)
  Borrowings under line of credit....................      --         --      1,000         --
  Issuance of preferred stock, net...................   3,916      9,695      2,522      5,524
  Exercise of stock options, net.....................      --          4         --         84
                                                       ------    -------    -------    -------
  Net cash provided by financing activities..........   3,914      9,689      3,518      5,599
                                                       ------    -------    -------    -------

Net increase/(decrease) in cash and equivalents......   3,200      1,746     (1,335)       158
Cash and equivalents at beginning of period..........      28      3,228      3,228      4,974
                                                       ------    -------    -------    -------
Cash and equivalents at end of period................  $3,228    $ 4,974    $ 1,893    $ 5,132
                                                       ======    =======    =======    =======
Non-cash investing and financing activities:
  Equipment acquired through capital lease
     transactions....................................  $   42    $    42
  Sale of preferred stock for note receivable........  $   --    $    25
  Cash paid to acquire CLBI, net of cash acquired:
     Assets acquired.................................            $ 2,926    $ 2,926
     Liabilities assumed.............................             (1,897)    (1,897)
     Excess of purchase price over net assets
       acquired......................................              3,095      3,095
     Covenant not to compete.........................                210        210
                                                                 -------    -------
     Cash paid to acquire CLBI, net of cash
       acquired......................................            $ 4,334    $ 4,334
                                                                 =======    =======
Supplemental disclosure of cash flow information:
  Cash paid for interest.............................  $    1    $    74    $    27    $     3

                See notes to consolidated financial statements.

                     COMPUTER LITERACY, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (INFORMATION AS OF JULY 31, 1998 AND
     FOR THE SIX MONTHS ENDED JULY 31, 1997 AND JULY 31, 1998 IS UNAUDITED)

 1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  Description of Business and Basis of Presentation

     Computer Literacy, Inc., formerly CBooks Express, Inc., was incorporated in California in November 1994 and reincorporated in Delaware in July 1998. The Company is an online retailer of technical books, technology based training solutions, product manuals, research reports and other information resources, all of which are targeted to information technology professionals. Business is transacted through the Company's online store or through one of its four physical retail locations.

     On May 31, 1997, the Company acquired Computer Literacy Bookshops, Inc. ("CLBI") (see Note 2). The acquisition was accounted for as a purchase. The accompanying financial statements include the operations of CLBI from the date of acquisition.

     The Company's fiscal year ends on January 31. The accompanying financial statements include the years ended January 31, 1997 ("fiscal 1997") and January 31, 1998 ("fiscal 1998").

  Principles of Consolidation

     The consolidated financial statements include the accounts of Computer Literacy, Inc. and its wholly owned subsidiary, CLBI. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

  Reverse Stock Split

     On August 25, 1998, the Board of Directors authorized a four-for-one reverse stock split and an increase in the authorized number of shares of Common Stock to 10,000,000 shares, subject to stockholder approval. All share and per share amounts have been restated to reflect such split.

  Cash Equivalents

     Cash equivalents are highly liquid debt instruments acquired with an original maturity of three months or less. The recorded carrying amounts of the Company's cash equivalents approximate the fair market value.

  Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and receivables. Risks associated with cash equivalents are mitigated by banking with credit worthy institutions. Risks associated with receivables are mitigated as the Company performs on-going credit evaluations of its customers and requires deposits for sales on credit when deemed necessary. The Company maintains reserves for estimated credit losses. The carrying value of accounts receivable approximate fair value due to their short-term maturity. No one customer accounted for more than 10% of accounts receivable at January 31, 1998.

  Inventories

     Inventories are valued at the lower of average cost (first in, first out method) or market. The Company's largest vendor accounted for approximately 30% of the Company's book purchases in fiscal 1998.

                     COMPUTER LITERACY, INC. AND SUBSIDIARY

                      (INFORMATION AS OF JULY 31, 1998 AND
     FOR THE SIX MONTHS ENDED JULY 31, 1997 AND JULY 31, 1998 IS UNAUDITED)

  Property and Equipment

     Property and equipment is recorded at cost less accumulated depreciation and amortization. Furniture and equipment are depreciated using the straight-line method over the estimated useful lives of three to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of the lease term or the estimated useful life.

  Long-lived Assets

     Goodwill arising from the acquisition of Computer Literacy Bookshops, Inc. is amortized over its estimated life of 15 years. Accumulated amortization was approximately $133,000 at January 31, 1998. The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. No such impairments have been identified to date. The Company assesses the impairment of long-lived assets when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

  Revenue Recognition

     The Company recognizes revenue from product sales, net of any discounts, when the products are shipped to customers. Outbound shipping charges are included in net sales. International sales, measured as shipments to addresses outside the United States, were $60,000 for the year ended January 31, 1997. For the year ended January 31, 1998, international sales were less than 10% of total revenues. No foreign country or geographical area accounted for more than 10% of revenue in any of the periods presented.

  Advertising Costs

     The cost of advertising is expensed as incurred. For the years ended January 31, 1997 and 1998, the Company incurred advertising expense of $45,000 and $920,000, respectively, and $240,000 and $1.1 million for the six month periods ended July 31, 1997 and 1998, respectively.

  Product Development

     Product development expenses primarily consist of costs associated with systems and telecommunications infrastructure, editorial operations and content acquisition. All product development costs have been expensed as incurred.

  Income Taxes

     Income taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes," an approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial and tax reporting. In estimating future tax consequences, management generally considers all expected future events other than enactments of changes in the tax laws or rates. Under the provisions of SFAS No. 109, a valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets recorded will not be recognized.

                     COMPUTER LITERACY, INC. AND SUBSIDIARY

                      (INFORMATION AS OF JULY 31, 1998 AND
     FOR THE SIX MONTHS ENDED JULY 31, 1997 AND JULY 31, 1998 IS UNAUDITED)

  Stock-Based Compensation

     Stock-based compensation is recognized under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations, using the intrinsic value method. Therefore, the Company measures compensation cost for stock options as the difference, if any, between the quoted market price of the Company's stock, at the date of grant, and the price the employee must pay to acquire the stock under its stock option plans. SFAS No. 123 "Accounting for Stock-Based Compensation," establishes financial accounting and reporting standards for stock-based compensation plans. The accounting standards prescribed are optional, although certain pro forma disclosures are required, and allows for a company to account for stock-based compensation cost under existing accounting rules. Therefore, the Company will continue to account for its compensation costs under APB No. 25. The Company adopted the disclosure requirements of SFAS No. 123.

  Net Loss Per Share

     Net loss per share is computed based on the weighted average number of common shares outstanding. During the fourth quarter of 1998, the Company adopted SFAS No. 128, Earnings per Share and, retroactively, restated the 1997 earnings per share (EPS) for the change. SFAS No. 128 requires a dual presentation of basic and diluted EPS. Basic EPS for all periods presented is computed by dividing net loss by the weighted average of common shares outstanding. Diluted EPS for all periods presented was the same as basic EPS since the effect of all other potential dilutive securities is excluded as they are anti-dilutive because of the Company's net losses.

  Recently Issued Accounting Standards

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130 "Reporting Comprehensive Income," which requires that an entity report, by major components and as a single total, the change in its net assets during the period from non-shareholder sources; and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an entity's business segments and related disclosures about its products, services, geographic areas, and major customers. Adoption of these statements will not impact the Company's financial position, results of operations or cash flows. Both statements are effective for fiscal years beginning after December 15, 1997, with earlier application permitted.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedging accounting when certain conditions are met. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Although the Company has not fully assessed the implications of this new statement, the Company does not believe adoption of this statement will have a material impact on the Company's financial statements.

     The Company adopted SFAS No. 130 in fiscal 1999. For the periods presented, net loss and comprehensive loss were the same.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                     COMPUTER LITERACY, INC. AND SUBSIDIARY

                      (INFORMATION AS OF JULY 31, 1998 AND
     FOR THE SIX MONTHS ENDED JULY 31, 1997 AND JULY 31, 1998 IS UNAUDITED)

reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Unaudited Interim Financial Information

     The financial information as of July 31, 1998 and for the six months ended July 31, 1997 and 1998 is unaudited, and includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position at such dates and the operations and cash flows for the periods then ended. Operating results for the six months ended July 31, 1997 and 1998 are not necessarily indicative of results that may be expected for the entire year.

 2. ACQUISITION

     On May 31, 1997, the Company completed the acquisition of all of the outstanding capital stock of Computer Literacy Bookshops, Inc., a retailer of computer books, with four stores located in California and Virginia. The purchase price was approximately $5.1 million. The acquisition was accounted for using the purchase method of accounting and accordingly, the assets acquired and liabilities assumed were recorded at their estimated fair values as of the date of acquisition. The principal assets acquired and liabilities assumed were cash ($759,000), inventory ($2.4 million), prepaid expenses and other current assets ($272,000), covenant not to compete ($210,000), property and equipment ($142,000), accounts receivable ($119,000), and accounts payable and accrued expenses ($1.9 million). The excess of the purchase price over the net identifiable assets acquired of $3.1 million is being amortized over a 15 year period on a straight-line basis.

     The following unaudited pro forma statements of operations summary combines the results of operations of the Company and Computer Literacy Bookshops, Inc. as if the acquisition had occurred at the beginning of fiscal 1997. The pro forma statements of operations summary does not necessarily reflect the results as they would have been if these combined companies had constituted a single entity during these periods.

                   PRO FORMA STATEMENTS OF OPERATIONS SUMMARY

                                                            FISCAL      FISCAL
                                                             1997        1998
                                                           --------    --------
                                                               (UNAUDITED)
                                                           (IN THOUSANDS EXCEPT
                                                             PER SHARE DATA)
Net sales................................................  $15,172     $15,886
                                                           -------     -------
Gross profit.............................................    5,236       5,238
                                                           -------     -------
Net income (loss)........................................  $   138     $(3,050)
                                                           =======     =======
Net income (loss) per share..............................  $  0.09     $ (2.02)
                                                           =======     =======
Shares used to compute per share information.............    1,504       1,509
                                                           -------     -------

                     COMPUTER LITERACY, INC. AND SUBSIDIARY

                      (INFORMATION AS OF JULY 31, 1998 AND
     FOR THE SIX MONTHS ENDED JULY 31, 1997 AND JULY 31, 1998 IS UNAUDITED)

 3. PROPERTY AND EQUIPMENT

     Property and equipment, at cost, consists of the following:

                                                       JANUARY 31,     JULY 31,
                                                          1998           1998
                                                       -----------    -----------
                                                             (IN THOUSANDS)
Computer and office equipment........................    $  901         $1,384
Software.............................................       574            715
Leasehold improvements...............................       252            278
Furniture and fixtures...............................       158            169
                                                         ------         ------
                                                          1,885          2,546
Less accumulated depreciation and amortization.......      (703)          (823)
                                                         ------         ------
Property and equipment, net..........................    $1,182         $1,723
                                                         ======         ======

 4. ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                       JANUARY 31,     JULY 31,
                                                          1998           1998
                                                       -----------    -----------
                                                             (IN THOUSANDS)
Accrued compensation and related benefits............    $  420         $  444
Accrued sales tax payable............................       306             95
Store and mail order credits.........................       158            162
Other accrued expenses...............................       200            296
                                                         ------         ------
          Total......................................    $1,084         $  997
                                                         ======         ======

 5. LINE OF CREDIT

     During fiscal 1997, the Company entered into a loan and security agreement, under which the Company may borrow up to $2 million. In January 1998, the line of credit was increased to $3 million. This line of credit expires in November 1998. Borrowings under the agreement bear interest at one-half of a percent (0.5%) above the bank's prime rate (8.5% at January 31, 1998 and July 31, 1998) and are collateralized by substantially all of the Company's assets including certain intellectual property. The line of credit also contains restrictive covenants, including restriction on payment of dividends, a maximum debt to tangible effective net worth ratio, minimum cash requirements and limitations on losses. There were no borrowings under this agreement at January 31, 1998. At January 31, 1998, the Company was out of compliance with certain of its reporting requirements and received a waiver concerning such non-compliance as of that date.

     During fiscal 1998, in connection with the Company's bank line of credit agreement, the Company issued warrants to the bank to purchase up to 20,832 shares of the Company's Series C Preferred Stock at a price of $2.40 per share (15,624 shares were exercisable at January 31, 1998). The Company recorded expense of approximately $12,000 related to the warrants. These warrants expire in May 2002.

                     COMPUTER LITERACY, INC. AND SUBSIDIARY

                      (INFORMATION AS OF JULY 31, 1998 AND
     FOR THE SIX MONTHS ENDED JULY 31, 1997 AND JULY 31, 1998 IS UNAUDITED)

 6. STOCKHOLDERS' EQUITY

  Preferred Stock

     At January 31, 1998, the amounts, terms and liquidation values of Series B, Series C, and Series D preferred stock are as follows (in thousands):

                                                          SHARES OF
                                                         COMMON STOCK    AGGREGATE
                       SHARES ISSUED    AMOUNT, NET OF   RESERVED FOR   LIQUIDATION
SERIES   DESIGNATED   AND OUTSTANDING   ISSUANCE COSTS    CONVERSION    PREFERENCE
------   ----------   ---------------   --------------   ------------   -----------
B           2,454          2,454           $ 4,080           2,454        $ 4,093
C           1,042          1,042             2,495           1,042          2,500
D           1,875          1,726             7,169           1,726          7,250
           ------         ------           -------          ------        -------
            5,371          5,222           $13,744           5,222        $13,843

     Significant terms of the outstanding preferred stock are as follows:

     - Each share of preferred stock is convertible into shares of common stock on a one to one basis, subject to adjustment in certain instances, at the option of the stockholder. Such shares will be converted automatically following the effectiveness of a registration statement under the Securities Act of 1933, as amended, meeting certain criteria or the affirmative vote of the holders of a majority of the shares of preferred stock outstanding at the time of such vote.

     - Each share of preferred stock has voting rights equivalent to the number of shares of common stock into which it is convertible.

     - Stockholders are entitled to receive noncumulative dividends when and if declared by the Board of Directors out of any assets legally available, prior to and in preference to any declaration or payment of any dividend on the common stock. The dividend rate for Series B, Series C and Series D per share per annum is $0.088, $0.12, and $0.20, respectively. No dividends have been declared as of July 31, 1998.

     - In the event of liquidation, dissolution or winding up of the Company, stockholders of Series B, Series C and Series D preferred stock are entitled to receive the original issue price ($1.67, $2.40, and $4.20, respectively), plus any declared and unpaid dividends with respect to such shares. If the assets and funds to be distributed are insufficient to permit full payment, then the funds shall be distributed on a pro rata basis. Upon completion of the distribution, the holders of the common stock will receive all remaining assets of the corporation.

  Common Stock

     At January 31, 1998, the Company had 8,750,000 shares of Common Stock authorized of which 1,527,085 were issued and outstanding. At January 31, 1998, the Company had reserved shares of common stock for issuance as follows:

                                                         (IN THOUSANDS)
Issuance under stock option plans......................       1,216
Conversion of warrants.................................          21
Conversion of convertible preferred stock..............       5,222
                                                             ------
          Total shares reserved........................       6,459
                                                             ======

                     COMPUTER LITERACY, INC. AND SUBSIDIARY

                      (INFORMATION AS OF JULY 31, 1998 AND
     FOR THE SIX MONTHS ENDED JULY 31, 1997 AND JULY 31, 1998 IS UNAUDITED)

  Stock Option Plan

     Under the 1996 Stock Plan, which provides for the issuance of incentive and non-qualified stock options, the Company may grant options to purchase up to 1,215,686 shares of common stock to employees, directors and consultants at prices not less than the fair market value at date of grant for incentive stock options and not less than 85% of fair value for nonstatutory stock options. These options generally vest 25% one year from the vest start date and ratably over the next 36 months and expire 10 years from the date of grant. Shares issued upon exercise of options that are unvested are subject to repurchase by the Company upon termination of employment or services. There were no shares issued under the 1996 Stock Plan and outstanding at January 31, 1998 that were subject to repurchase.

     Option activity under the 1996 Stock Plan is as follows (in thousands, except per share amounts):

                                                                NUMBER OF       WEIGHTED AVERAGE
                                                              SHARES (000'S)     EXERCISE PRICE
                                                              --------------    ----------------
Outstanding, February 1, 1996...............................     --                 --
  Options granted (weighted average fair value of $0.03 per
     share).................................................        277              $ 0.18
                                                                  -----              ------
Outstanding, January 31, 1997 (8 vested at a weighted
  average price of $0.18)...................................        277                0.18
  Options granted (weighted average fair value of $0.09 per
     share).................................................        795                0.57
  Options exercised.........................................        (23)              (0.18)
  Options canceled..........................................       (183)              (0.26)
                                                                  -----              ------
Outstanding, January 31, 1998 (118 vested at a weighted
  average price of $0.28)...................................        866              $ 0.52
                                                                  =====              ======

     At January 31, 1998 there were 326,460 shares available for future grant under the 1996 Stock Plan.

     Additional information regarding options outstanding as of January 31, 1998 is as follows:

                                 OPTIONS OUTSTANDING                           OPTIONS VESTED
                 ----------------------------------------------------   ----------------------------
                               WEIGHTED AVERAGE
   RANGE OF      NUMBER OF   REMAINING CONTRACTUAL   WEIGHTED AVERAGE   NUMBER OF   WEIGHTED AVERAGE
EXERCISE PRICE    SHARES          LIFE (YRS)          EXERCISE PRICE     SHARES      EXERCISE PRICE
--------------   ---------   ---------------------   ----------------   ---------   ----------------
                                       (SHARES IN THOUSANDS)
        $0.18        337              8.9                 $ 0.18            97           $ 0.18
        $0.24        319              9.5                 $ 0.24            10           $ 0.24
  $0.72-$1.20        129              9.8                 $ 1.08            10           $ 1.18
  $2.00-$2.20         81             10.0                 $ 2.16             1           $ 2.00
-------------      -----             -----                ------           ---           ------
  $0.18-$2.20        866              9.4                 $ 0.52           118           $ 0.28
=============      =====             =====                ======           ===           ======

  Additional Stock Plan Information

     As discussed in Note 1, the Company continues to account for its stock-based awards using the intrinsic value method in accordance with APB No. 25, "Accounting for Stock Issued to Employees," and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements granted at fair value.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), requires the disclosure of pro forma net loss and net loss per share had the Company adopted the fair value method as of the beginning of fiscal 1997. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of the minimum value method, and subsequently through the use of

                     COMPUTER LITERACY, INC. AND SUBSIDIARY

                      (INFORMATION AS OF JULY 31, 1998 AND
     FOR THE SIX MONTHS ENDED JULY 31, 1997 AND JULY 31, 1998 IS UNAUDITED)

option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and the expected time to exercise, which significantly affect the calculated values. The Company's calculations were made using the minimum value option pricing model with the following weighted average assumptions: expected life, 48 months following the grant; risk-free interest rate of 5.5% for 1997 and 1998; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the 1997 and 1998 awards had been amortized to expense over the vesting period of the awards, pro forma net loss would have been $575,000 ($0.38 per share) and $3.3 million ($2.19 per share) in 1997 and 1998, respectively.

     During fiscal 1998 and the six months ended July 31, 1998, the Company granted 29,301 and 8,651 options to consultants at exercise prices ranging from $0.18 to $2.20 per share, and recorded expense of approximately $3,000 and $5,000, respectively.

 7. INCOME TAXES

     The Company's deferred tax balances at January 31, 1997 and 1998 consist of the following:

                                                              1997     1998
                                                              -----   -------
                                                              (IN THOUSANDS)
Net operating loss carryforwards............................  $ 238   $ 1,043
Expenses not currently deductible...........................     --       246
Other.......................................................    (12)      129
                                                              -----   -------
                                                                226     1,418
Valuation allowance.........................................   (226)   (1,418)
                                                              -----   -------
Net deferred tax asset......................................  $  --   $    --
                                                              =====   =======

     A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has established a valuation allowance of $226,000 and $1,418,000 as of January 31, 1997 and 1998, respectively, due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.

     At January 31, 1998, the Company had federal and state net operating loss carryforwards of approximately $2,962,000, which expire through 2013 and 2004, respectively.

     The extent to which the loss carryforwards can be used to offset future taxable income may be limited, depending on the extent of ownership changes within any three-year period as provided in the Tax Reform Act of 1986 and the California Conformity Act of 1987.

 8. LEASE COMMITMENTS

     At January 31, 1998, the Company leased equipment with a cost of $84,000 (accumulated amortization of $14,000) under capital leases.

     The Company currently leases office and warehouse space, retail store space and equipment under noncancelable operating leases. Rental expense under operating lease agreements, net of sublease income, for the years ended January 31, 1997 and 1998 was approximately $18,000, and $390,000, respectively, and $115,000 and $309,000 for the six months ended July 31, 1997 and 1998, respectively. Estimated future rents to be recovered under sublease agreements are approximately $62,000 in fiscal 1999.

                     COMPUTER LITERACY, INC. AND SUBSIDIARY

                      (INFORMATION AS OF JULY 31, 1998 AND
     FOR THE SIX MONTHS ENDED JULY 31, 1997 AND JULY 31, 1998 IS UNAUDITED)

     Future minimum lease commitments, net of sublease income, under noncancelable capital and operating leases and service agreements as of January 31, 1998 are as follows (in thousands):

                                                              OPERATING   CAPITAL
                           FISCAL                              LEASES     LEASES
                           ------                             ---------   -------
1999........................................................    $418       $ 25
2000........................................................     245         25
2001........................................................     178         25
2002........................................................      30         11
                                                                ----       ----
          Total.............................................    $871         86
                                                                ====
Less: amount representing interest..........................                (15)
                                                                           ----
Present value of future minimum lease payments..............                 71
Current portion.............................................                (18)
                                                                           ----
Long-term portion...........................................               $ 53
                                                                           ====

 9. EMPLOYEE BENEFIT PLANS

     As a result of the acquisition of CLBI, the Company has a money purchase pension plan, under which the Company contributes to the plan an amount equal to 10% of the employee's annual compensation through June 30, 1997. The Company has suspended and is in the process of terminating the money purchase pension plan effective June 28, 1998. The effect of the termination is not expected to have a material adverse effect on the Company's financial position or results of operation. The Company's contribution to such Plan for fiscal 1998 was $10,000.

     Effective November 1997, the Company adopted the Computer Literacy, Inc. 401(k) Plan (the "401(k) Plan") that qualifies as a deferred salary arrangement under Section 401 of the Internal Revenue Code. All full-time equivalent employees over 21 years of age are eligible and may participate in the 401(k) Plan one year subsequent to their hire date. Under the 401(k) Plan, participating employees may defer a portion of their pre-tax earnings not to exceed 15% of their total compensation. The Company matches 50% of the first 4% contributed by the employee. The total Company contribution was $7,000 for fiscal 1998 and $15,000 for the six months ended July 31, 1998.

                     COMPUTER LITERACY, INC. AND SUBSIDIARY

                      (INFORMATION AS OF JULY 31, 1998 AND
     FOR THE SIX MONTHS ENDED JULY 31, 1997 AND JULY 31, 1998 IS UNAUDITED)

10. SUBSEQUENT EVENTS

     In May 1998, the Company issued 857,624 shares of Series E Preferred Stock for $6.44 per share. The terms of the Preferred Stock, which has a dividend rate of $0.32 per share per annum and a liquidation preference of $6.44 per share, are substantially the same as those described in Note 6.

     In July 1998, the Company reincorporated in Delaware and pursuant to such reincorporation, each share of Common Stock and Preferred Stock has a par value of $0.001 per share and an additional paid-in capital account has been created. In addition, in July 1998, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission to permit the Company to sell shares of its common stock to the public and authorized management to effect such filing. Upon completion of the Company's initial public offering, each outstanding share of preferred stock will convert into common stock. Unaudited pro forma stockholders' equity reflects the assumed conversion of the preferred stock into common stock as of July 31, 1998.

     In July 1998, the Board of Directors approved the Company's 1998 Omnibus Equity Incentive Plan (the "Omnibus Plan") and the Employee Stock Purchase Plan ("ESPP"), subject to stockholder approval. The Plans become effective upon the closing of the Company's initial public offering. Under the Omnibus Plan, employees, non-employee members of the Board and consultants may be awarded options to purchase shares of common stock, stock appreciation rights, restricted shares and stock units. At July 31, 1998, there were 3,045,595 shares available for grant. Under the ESPP, eligible employees may purchase common stock through payroll deductions, which may not exceed 15% of any employee's compensation, nor more than 500 shares of any purchase date. A total of 300,000 shares of Common Stock will be reserved for issuance under the ESPP.

     In July 1998, the Company entered into a revised agreement with CBT Systems, Ltd. The agreement requires that the Company make a $1,250,000 minimum purchase commitment, as follows: fiscal 1999: $300,000; fiscal 2000: $375,000; fiscal 2001: $345,000 and fiscal 2002: $230,000.

       INTRODUCTION TO PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                                  (UNAUDITED)

     The acquisition of Computer Literacy Bookshops, Inc. ("CLBI") on May 31, 1997 was accounted for under the purchase method of accounting. This method requires the purchase price of approximately $5.1 million be allocated to the acquired assets and assumed liabilities of CLBI on the basis of their estimated fair values as of the date of acquisition. Consequently, upon consummation of the purchase, the combined company has established a new accounting and reporting basis for the acquired assets and liabilities. The following Pro Forma Combined Condensed Statement of Income (the "Pro Forma Statement of Income") for the year ended January 31, 1998 (unaudited) presents the combined historical financial statements of Computer Literacy, Inc. adjusted to give effect to the transaction on a pro forma basis as if the acquisition had occurred on February 1, 1997 and includes adjustments directly attributable to the acquisition and expected to have a continuing impact on the combined company.

     The Pro Forma Statement of Income and related notes are provided for informational purposes only. The Pro Forma Statement of Income presented is not necessarily indicative of the results of operations of Computer Literacy, Inc. as they may be in the future or as they might have been had the purchase been effected on the assumed date. The Pro Forma Statement of Income should be read in conjunction with the historical consolidated financial statements of Computer Literacy, Inc., and CLBI and the related notes thereto, which are included elsewhere in this prospectus.

                            COMPUTER LITERACY, INC.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          YEAR ENDED JANUARY 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                 HISTORICAL
                                    -------------------------------------            PRO FORMA
                                       COMPUTER                              -------------------------
                                    LITERACY, INC.    CLBI(A)    SUBTOTAL    ADJUSTMENTS     COMBINED
                                    --------------    -------    --------    -----------    ----------
Revenues:
  Online..........................    $    3,021      $   --     $ 3,021                    $    3,021
  Retail and other................         7,927       4,938      12,865                        12,865
                                      ----------      ------     -------       ------       ----------
Total revenues....................        10,948       4,938      15,886                        15,886
Gross profit......................         3,543       1,695       5,238                         5,238
Operating expense.................         6,726       1,764       8,490       $ (225)(b)        8,265
Interest, net.....................            (7)         14           7          (30)(c)          (23)
                                      ----------      ------     -------       ------       ----------
Net loss..........................    $   (3,190)     $  (55)    $(3,245)      $  195       $   (3,050)
                                      ==========      ======     =======       ======       ==========
Basic and diluted net loss per
  share...........................    $    (2.11)                                           $    (2.02)
Shares used in calculating basic
  and diluted net loss per
  share...........................         1,509                                                 1,509

         See Notes to Pro Forma Combined Condensed Statement of Income.

                            COMPUTER LITERACY, INC.

           NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)

     The following adjustments represent those necessary to show how the purchase could have affected the historical consolidated statement of income had the acquisition been consummated at February 1, 1997.

     (a) The CLBI Statement of Operations data is for the period from February 1, 1997 through May 31, 1997 (date of acquisition).

     (b) Reflects additional amortization of goodwill and the covenant not to compete ($79,000) offset by acquisition costs paid by CLBI ($292,000) and reduction of depreciation for assets written-off by Computer Literacy, Inc. ($12,000) as if the acquisition of CLBI had occurred February 1, 1997. Goodwill and the covenant not to compete are amortized on a straight-line basis over fifteen years and five years, respectively.

     (c) Reflects additional interest expense that would have been paid on the line of credit had the acquisition occurred at February 1, 1997.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Computer Literacy, Inc.
Sunnyvale, California

We have audited the accompanying statements of income, stockholders' equity, and cash flows of Computer Literacy Bookshops, Inc. for the year ended June 30, 1996 and the eleven months ended May 31, 1997. These financial statements are the responsibility of the management of Computer Literacy Bookshops, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the results of operations and cash flows of Computer Literacy Bookshops, Inc. for the year ended June 30, 1996 and the eleven months ended May 31, 1997 in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

San Jose, California
July 10, 1998

                       COMPUTER LITERACY BOOKSHOPS, INC.

                              STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                              YEAR ENDED    ELEVEN MONTHS
                                                               JUNE 30,     ENDED MAY 31,
                                                                 1996           1997
                                                              ----------    -------------
Net revenues................................................   $13,834         $13,613
Cost of revenues............................................     8,957           8,761
                                                               -------         -------
Gross profit................................................     4,877           4,852
Selling, general and administrative expenses................     4,142           4,372
                                                               -------         -------
Income from operations......................................       735             480
Interest, net...............................................         5              44
                                                               -------         -------
Income before income taxes..................................       740             524
Provision for income taxes..................................       296             320
                                                               -------         -------
Net income..................................................   $   444         $   204
                                                               =======         =======

                       See notes to financial statements.

                       COMPUTER LITERACY BOOKSHOPS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                        COMMON STOCK                       TOTAL
                                                      ----------------    RETAINED     STOCKHOLDERS'
                                                      SHARES    AMOUNT    EARNINGS        EQUITY
                                                      ------    ------    ---------    -------------
Balances, July 1, 1995..............................   200       $50       $1,576         $1,626
Net income..........................................    --        --          444            444
                                                       ---       ---       ------         ------
Balances, June 30, 1996.............................   200        50        2,020          2,070
Net income..........................................    --        --          204            204
                                                       ---       ---       ------         ------
Balances, May 31, 1997..............................   200       $50       $2,224         $2,274
                                                       ===       ===       ======         ======

                       See notes to financial statements.

                       COMPUTER LITERACY BOOKSHOPS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              YEAR ENDED    ELEVEN MONTHS
                                                               JUNE 30,     ENDED MAY 31,
                                                                 1996            1997
                                                              ----------    --------------
Cash flows from operating activities
Net income..................................................    $  444          $  204
Adjustments to reconcile net income to net cash provided by
  (used in) operations:
     Depreciation...........................................        98              96
     Gain on sale of property and equipment.................         4              --
Changes in operating assets and liabilities:
     Accounts receivable....................................       207             (68)
     Prepaid expenses and other current assets..............        52            (105)
     Inventory..............................................       234            (167)
     Accounts payable.......................................      (101)           (447)
     Accrued expenses.......................................       132              49
     Other..................................................        24             (10)
                                                                ------          ------
Net cash provided by (used in) operations:..................     1,094            (448)
Cash flows from investing activities:
     Purchases of property and equipment....................       (47)            (70)
                                                                ------          ------

Net increases/(decrease) in cash and equivalents............     1,047            (518)
Cash and equivalents at beginning of period.................       230           1,277
                                                                ------          ------
Cash and equivalents at end of period.......................    $1,277          $  759
                                                                ======          ======
Supplemental disclosure of cash flow information
     Income taxes paid......................................    $   39          $  566
                                                                ======          ======

                       See notes to financial statements.

                       COMPUTER LITERACY BOOKSHOPS, INC.

                         NOTES TO FINANCIAL STATEMENTS

 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization and Sale of Company

     Computer Literacy Bookshops, Inc., ("CLBI"), was incorporated in July 1986. CLBI is a retailer of technical and other information-based products, all of which are targeted to information technology professionals. Business is transacted through CLBI's four retail locations in California and Virginia.

     On May 31, 1997, all of the outstanding shares of the CLBI were acquired by Computer Literacy, Inc. The purchase price was approximately $5.1 million and the acquisition was accounted for using the purchase method of accounting. The accompanying financial statements reflect operations for the fiscal year ended June 30, 1996 (fiscal 1996) and for the eleven months ended May 31, 1997, the date of acquisition (fiscal 1997).

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Concentration of Credit Risk

     Financial instruments that potentially subject CLBI to concentrations of credit risk consist principally of cash equivalents and receivables. Risks associated with cash equivalents are mitigated by banking with credit worthy institutions. Risks associated with receivables are mitigated as CLBI performs on-going credit evaluations of its customers and requires deposits for sales on credit when deemed necessary. CLBI maintains reserves for estimated credit losses. The carrying value of accounts receivable approximate fair value due to their short-term maturity. No one customer accounted for more than 10% of accounts receivable at June 30, 1996 and May 31, 1997.

  Income Taxes

     Income taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes," an approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in CLBI's financial and tax reporting. In estimating future tax consequences, management generally considers all expected future events other than enactments of changes in the tax laws or rates. Under the provisions of SFAS No. 109, a valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets recorded will not be recognized.

  Revenue Recognition

     CLBI recognizes revenue from product sales, net of any discounts, at the time of sale for retail sales and when the products are shipped to customers for mail-order sales. Outbound shipping charges are included in net revenues.

  Advertising Costs

     The cost of advertising is expensed as incurred. CLBI incurred advertising expense of $214,000 in fiscal 1996 and $177,000 in fiscal 1997.

                       COMPUTER LITERACY BOOKSHOPS, INC.

 2. STOCKHOLDERS' EQUITY

  Convertible Preferred Stock

     At May 31, 1997, CLBI had 2,000,000 authorized shares of preferred stock, none of which had been issued or was outstanding.

  Common Stock

     At May 31, 1997, CLBI had 6,000,000 shares of common stock authorized, 200,000 of which were issued and outstanding.

 3. INCOME TAXES

     The provision for income taxes consists of (in thousands):

                                                        YEAR ENDED   ELEVEN MONTHS
                                                         JUNE 30,    ENDED MAY 31,
                                                           1996          1997
                                                        ----------   -------------
Current:
  Federal.............................................     $195          $315
  State...............................................       59            88
                                                           ----          ----
          Total current income taxes..................      254           403
                                                           ----          ----
Deferred:
  Federal.............................................       36           (66)
  State...............................................        6           (17)
                                                           ----          ----
          Total deferred income taxes.................       42           (83)
                                                           ----          ----
Provision for income taxes............................     $296          $320
                                                           ====          ====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of CLBI's deferred tax assets and liabilities are as follows:

                                                        YEAR ENDED   ELEVEN MONTHS
                                                         JUNE 30,    ENDED MAY 31,
                                                           1996          1997
                                                        ----------   -------------
                                                              (IN THOUSANDS)
Deferred tax asset (liability):
  Nondeductible acquisition costs.....................     $21            $78
  State taxes.........................................     (27)           (30)
  Other...............................................      (2)            27
                                                           ---            ---
Net deferred tax asset (liability):...................     ($8)           $75
                                                           ===            ===

     CLBI's effective income tax rate differs from the federal statutory income tax rate as follows:

                                                        YEAR ENDED   ELEVEN MONTHS
                                                         JUNE 30,    ENDED MAY 31,
                                                           1996          1997
                                                        ----------   -------------
Federal statutory income tax rate.....................     35.0%         35.0%
State taxes, net of federal benefit...................      5.7           5.7
Nondeductible acquisition expenses....................       --          19.4
Other.................................................     (0.7)          1.0
                                                           ----          ----
  Effective income tax rate...........................     40.0%         61.1%
                                                           ====          ====

                       COMPUTER LITERACY BOOKSHOPS, INC.

 4. LEASE COMMITMENTS

     CLBI leases office and warehouse space, retail store space and equipment under noncancelable operating leases. Rental expense under operating lease agreements for fiscal 1996 was $413,000 and $396,000 fiscal 1997.

     Future minimum lease commitments under noncancelable leases as of May 31, 1997 are as follows:

             FISCAL YEARS ENDING
                  JUNE 30,                       (IN THOUSANDS)
             -------------------               -------------------
     1998....................................         $388
     1999....................................          247
     2000....................................          178
     2001....................................          149
                                                      ----
          Total..............................         $962
                                                      ====

 5. EMPLOYEE BENEFIT PLANS

     CLBI has a money purchase pension plan under which it agrees to contribute an amount equal to 10% of the employees annual compensation for eligible employees who have completed one year of service, as defined in such plan. CLBI has suspended and is in the process of terminating the money purchase pension plan effective June 28, 1998. CLBI contributed $110,000 and $113,000 to the plan for fiscal 1996 and 1997, respectively.

 6. RELATED PARTY TRANSACTIONS

     During the periods presented, CLBI provided management and administrative services to an entity under common ownership. Revenue recognized by CLBI during fiscal 1996 and 1997 was approximately $14,000 and $13,000, respectively. The related receivables at June 30, 1996 and May 31, 1997 were approximately $53,000 and $22,000, respectively.

                                   [ART WORK]

------------------------------------------------------
------------------------------------------------------

  You may rely only on the information contained in this Prospectus. We have not authorized anyone to provide information different from that contained in this Prospectus. Neither the delivery of this Prospectus nor sale of common stock means that information contained in this Prospectus is correct after the date of this Prospectus. This Prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.
                  -------------------------------------------

                               TABLE OF CONTENTS
                  -------------------------------------------

                                         Page
                                         ----
Prospectus Summary.....................    3
Risk Factors...........................    5
Use of Proceeds........................   19
Dividend Policy........................   19
Capitalization.........................   20
Dilution...............................   21
Selected Financial Data................   22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   23
Business...............................   32
Management.............................   43
Certain Transactions...................   53
Principal Stockholders.................   55
Description of Capital Stock...........   57
Shares Eligible for Future Sale........   60
Underwriting...........................   62
Legal Matters..........................   64
Experts................................   64
Additional Information.................   64
Index to Financial Statements..........  F-1

                            ------------------------

  Dealer Prospectus Delivery Obligation:

  Until           , 1998 (25 days after the date of this Prospectus), all
dealers that buy, sell or trade these shares of common stock, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                3,000,000 SHARES

                                      LOGO

                                  COMMON STOCK
                          ----------------------------
                                   PROSPECTUS
                          ----------------------------
                             NationsBanc Montgomery
                                 Securities LLC

                               Piper Jaffray Inc.

                            Needham & Company, Inc.
                                           , 1998
------------------------------------------------------
------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII, Section 7.6, of the Registrant's Amended and Restated Bylaws which will be effective upon the closing of the offering of Common Stock registered hereunder provides for mandatory indemnification of its directors and permissible indemnification of officers or employees to the maximum extent permitted by the Delaware General Corporation Law.

     The Registrant's Certificate of Incorporation, which will be effective upon the closing of the offering of Common Stock registered hereunder, provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     The Registrant intends to enter into Indemnification Agreements with its officers and directors, a form of which has been filed as Exhibit 10.1 hereto and is incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification, that in some cases, may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law.

     Reference is made to Section 8 of the Underwriting Agreement contained in
Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

SEC registration fee........................................  $  7,506
NASD fee....................................................     3,605
Nasdaq National Market listing fee..........................    78,875
Printing and engraving expenses.............................   100,000
Legal fees and expenses.....................................   350,000
Accounting fees and expenses................................   200,000
Blue sky fees and expenses..................................     5,000
Transfer agent fees.........................................    15,000
Miscellaneous fees and expenses.............................    40,014
                                                              --------
          Total.............................................  $800,000
                                                              ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     Since June 30, 1995, the Company issued and sold the following unregistered securities pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act"), provided by Section 4(2) of the Act or Rule 701 of the Act:

          (1) In September and December 1996, the Company issued 2,453,701 shares of Series B Preferred Stock to a group of private accredited investors for aggregate cash consideration of $3,825,000 and the exchange of shares of Series A Preferred Stock.

          (2) In May 1997, the Company issued 1,041,667 shares of Series C Preferred Stock to a group of private accredited investors for aggregate cash consideration of $2,500,000.

          (3) In May 1997, the Company issued a warrant to purchase up to 20,832 shares of Series C Preferred Stock at an exercise price of $2.40 to a lender of the Company. At July 31, 1998, such warrant was exercisable to purchase 15,624 shares of Series C Preferred Stock.

          (4) In January 1998, the Company issued 1,726,194 shares of Series D Preferred Stock to a group of private accredited investors for aggregate cash consideration of $7,250,000.

          (5) In May 1998, the Company issued 857,624 shares of Series E Preferred Stock to a group of private accredited investors for aggregate cash consideration of $5,523,071.

          (6) Between July 1, 1995 and July 31, 1998, the Company granted options to employees and consultants of the Company pursuant to its 1996 Stock Option Plan, at exercise prices between $0.18 and $11.20. At July 31, 1998, options to purchase 1,110,351 shares of Common Stock were outstanding.

          (7) Between July 1, 1995 and July 1, 1998, the Company issued and sold 59,705 shares of Common Stock upon the exercise of stock options for an aggregate consideration of $87,966.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 1.1*     Form of Underwriting Agreement.
 2.1*     Stock Acquisition Agreement by and among the Registrant,
          Computer Literacy Bookshops, Inc., Rachel Unkefer and Daniel
          A. Doernberg, dated as of May 28, 1997.
 3.1*     Amended and Restated Certificate of Incorporation of the
          Registrant as amended to reflect the 4-for-1 reverse stock split.
 3.2*     Form of Second Amended and Restated Certificate of
          Incorporation to be filed upon the closing of the offering made pursuant to this Registration Statement.
 3.3*     Bylaws of the Registrant.
 3.4*     Form of Amended and Restated Bylaws of the Registrant to be
          filed upon the closing of the offering made pursuant to this
          Registration Statement.
 4.1*     Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
 4.2*     Specimen Common Stock certificate.
 4.3*     Amended and Restated Investors' Rights Agreement, dated May
          22, 1998 and as amended on June 30, 1998 among the
          Registrant and the parties thereto.
 5.1*     Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
          Hachigian, LLP.
10.1*     Form of Indemnification Agreement.
10.2*     1996 Stock Plan.
10.3*     1998 Omnibus Equity Incentive Plan.
10.4*     1998 Employee Stock Purchase Plan.
10.5*     Sub-Sublease by and between Miller Freeman, Inc. and the
          Registrant, dated November 1, 1996 and adjacent Sublease
          Agreement by and between Control Data Systems, Inc., dated
          June 25, 1997 for the premises located at 1306 Orleans
          Drive, Sunnyvale, California.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
10.6+*    CBT Systems, Ltd. and Computer Literacy, Inc. Agreement,
          dated as of March 7, 1998, as amended from time to time.
10.7*     Employment Agreement dated December 18, 1996, and amendment thereto, dated May 30, 1997 with Mr. MacAskill.
10.8*     Employment Agreement dated December 18, 1996, and amendment thereto, dated May 30, 1997 with Mr. Orumchian.
10.9*     Offer Letter dated October 2, 1997 to Mr. Tokuno.
10.10*    Offer Letter dated August 26, 1997 to Mr. Alvarez.
10.11*    Offer Letter dated February 27, 1998 to Mr. Cudd.
23.1      Independent Auditors' Consent.
23.2*     Consent of Counsel (Reference is made to Exhibit 5.1).
24.1*     Power of Attorney. (Contained in signature page hereof)
27.1*     Financial Data Schedule (Fiscal 1998).
27.2*     Financial Data Schedule (Six months ended July 31, 1998).

---------------

* Previously filed.

+ Specified portions of this agreement have been omitted and have been filed separately with the Commission pursuant to a request for confidential treatment.

     (b) FINANCIAL STATEMENT SCHEDULES

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 28. UNDERTAKINGS

     The small business issuer hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1993 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The small business issuer hereby undertakes that:

          (1) For determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1), or (4), or 497(h) under the Act shall be deemed to be part of this registration statement as of the time the Commission declared it effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of the securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 19th day of November 1998.

                                          COMPUTER LITERACY, INC.

                                          By:      /s/ CHRIS MACASKILL
                                            ------------------------------------
                                            Chris MacAskill
                                            President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     In accordance with the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                 /s/ CHRIS MACASKILL                     President, Chief Executive         November 19, 1998
-----------------------------------------------------      Officer (Principal Executive
                   Chris MacAskill                         Officer) and Director

               /s/ DONALD P. ALVAREZ*                    Vice President of Finance and      November 19, 1998
-----------------------------------------------------      Chief Financial Officer
                  Donald P. Alvarez                        (Principal Financial and
                                                           Accounting Officer)

                /s/ PETER G. BODINE*                     Director                           November 19, 1998
-----------------------------------------------------
                   Peter G. Bodine

              /s/ RALPH C. DERRICKSON*                   Director                           November 19, 1998
-----------------------------------------------------
                 Ralph C. Derrickson

                 /s/ ALAN S. FISHER*                     Director                           November 19, 1998
-----------------------------------------------------
                   Alan S. Fisher

                 /s/ TOD H. FRANCIS*                     Director                           November 19, 1998
-----------------------------------------------------
                   Tod H. Francis

                 /s/ KIM ORUMCHIAN*                      Director                           November 19, 1998
-----------------------------------------------------
                    Kim Orumchian

                /s/ DAVID C. SCHWAB*                     Director                           November 19, 1998
-----------------------------------------------------
                   David C. Schwab

                /s/ PETER C. WENDELL*                    Director                           November 19, 1998
-----------------------------------------------------
                  Peter C. Wendell

              *By: /s/ CHRIS MACASKILL
  -------------------------------------------------
                   Chris MacAskill
                  Attorney-In-Fact

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 1.1*     Form of Underwriting Agreement.
 2.1*     Stock Acquisition Agreement by and among the Registrant,
          Computer Literacy Bookshops, Inc., Rachel Unkefer and Daniel
          A. Doernberg, dated as of May 28, 1997.
 3.1*     Amended and Restated Certificate of Incorporation of the
          Registrant as amended to reflect the 4-for-1 reverse split.
 3.2*     Form of Second Amended and Restated Certificate of
          Incorporation to be filed upon the closing of the offering made pursuant to this Registration Statement.
 3.3*     Bylaws of the Registrant.
 3.4*     Form of Amended and Restated Bylaws of the Registrant to be
          filed upon the closing of the offering made pursuant to this
          Registration Statement.
 4.1*     Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
 4.2*     Specimen Common Stock certificate.
 4.3*     Amended and Restated Investors' Rights Agreement, dated May
          22, 1998 and as amended on June 30, 1998 among the
          Registrant and the parties thereto.
 5.1*     Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
          Hachigian, LLP.
10.1*     Form of Indemnification Agreement.
10.2*     1996 Stock Plan.
10.3*     1998 Omnibus Equity Incentive Plan.
10.4*     1998 Employee Stock Purchase Plan.
10.5*     Sub-Sublease by and between Miller Freeman, Inc. and Cbooks
          Express, dated November 1, 1996 and adjacent Sublease
          Agreement by and between Control Data Systems, Inc., dated
          June 25, 1997 for the premises located at 1306 Orleans
          Drive, Sunnyvale, California.
10.6+*    CBT Systems, Ltd. and Computer Literacy Inc. Agreement,
          dated as of March 7, 1998, as amended from time to time.
10.7*     Employment Agreement dated December 18, 1996, and amendment thereto, dated May 30, 1997 with Mr. MacAskill.
10.8*     Employment Agreement dated December 18, 1996, and amendment thereto, dated May 30, 1997 with Mr. Orumchian.
10.9*     Offer Letter dated October 2, 1997 to Mr. Tokuno.
10.10*    Offer Letter dated August 26, 1997 to Mr. Alvarez.
10.11*    Offer Letter dated February 27, 1998 to Mr. Cudd.
23.1      Independent Auditors' Consent.
23.2*     Consent of Counsel (Reference is made to Exhibit 5.1).
24.1*     Power of Attorney. (Contained in signature page hereof)
27.1*     Financial Data Schedule (Fiscal 1998).
27.2*     Financial Data Schedule (Six months ended July 31, 1998).

---------------

*  Previously filed.

+ Specified portions of this agreement have been omitted and have been filed separately with the Commission pursuant to a request for confidential treatment.